As Filed with the Securities and Exchange Commission on July 17, 2001

================================================================================
                                                      Registration No. 333-55026

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 Travelzoo Inc.
             (Exact name of registrant as specified in its charter)

                Delaware                                7373
     (State or other jurisdiction of        (Primary Standard Industrial
     incorporation or organization)          Classification Code Number)

                                   36-4415727
                                (I.R.S. Employer
                               Identification No.)

                       800 West El Camino Real, Suite 180
                             Mountain View, CA 94040
                                  650-943-2400
                                fax 650-943-2433

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Ralph Bartel                               Copies to:
              Chief Executive Officer                     Denis P. McCusker
                  Travelzoo Inc.                            Bryan Cave LLP
        800 West El Camino Real, Suite 180             One Metropolitan Square
              Mountain View, CA 94040                         36th Floor
                   650-943-2400                          St. Louis, MO 63102
                 fax 650-943-2433                            314-259-2455
      (Name and address of agent for service)              fax 314-259-6580


        ------------------------------------------------------


     Approximate   date  of   commencement   of   proposed   sale   to   public:
_________________________________.



  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.                                               [ ]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]

                         CALCULATION OF REGISTRATION FEE

======================================== ================= ================= ======================= =====================
                                                               Proposed
                                                               maximum
                                                              aggregate         Proposed maximum          Amount of
 Title of each class of securities to      Amount to be     offering price     aggregate offering      registration fee
             be registered                  registered         per unit              price                  (1)(2)
---------------------------------------- ----------------- ----------------- ----------------------- ---------------------
      Common Stock, no par value            19,425,147           N/A                $643,527                 $170
======================================== ================= ================= ======================= =====================

(1) Pursuant to Rule 457(f)(2), the registration fee has been calculated on the basis of the book value of the securities offered hereby, computed on a pro forma basis as of the consummation of the merger described herein.

(2) Registration fee previously paid with the initial filing of this Registration Statement on February 5, 2001 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

               SUBJECT TO COMPLETION, DATED JULY 17, 2001


                            Travelzoo.com Corporation
                       800 West El Camino Real, Suite 180
                             Mountain View, CA 94040


                    Notice of Special Meeting of Stockholders
                                               , 2001 at          am
                                      at ,

To the stockholders of Travelzoo.com Corporation:

     We  will  hold a  special  meeting  of the  stockholders  of  Travelzoo.com
Corporation   on   [_________],   2001  at  ______a.m.   [_________]   time,  at
[___________________], for the following purposes:

     1. To consider and vote upon a merger with a newly formed Delaware subsidiary, Travelzoo Inc., which will accomplish the following three goals for Travelzoo:

          o provide our members with properly registered, freely tradable and redeemable shares;

          o    allow Travelzoo to become incorporated in the United States;

          o    combine our operations with Silicon Channels Corporation; and


     2. To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.


     Earlier this year, we determined that our operations should be combined with those of our affiliate, Silicon Channels Corporation. Silicon Channels was 100% owned by Ralph Bartel, our controlling stockholder. On January 22, 2001, Mr. Bartel contributed all the outstanding shares of Silicon Channels to Travelzoo Delaware in exchange for 42% of the stock of Travelzoo Delaware. Upon consummation of the proposed merger, Mr. Bartel will receive additional shares of Travelzoo Delaware in exchange for his 52% ownership interest in Travelzoo Bahamas. Currently, Mr. Bartel effectively holds a 72% ownership interest in the value of the Travelzoo business through his combined holdings of Travelzoo Bahamas and Travelzoo Delaware. The remaining stockholders of Travelzoo Bahamas effectively hold an aggregate 28% interest in the value of the Travelzoo business. After the merger, Mr. Bartel will continue to own 72% of the value of the Travelzoo business and the remaining stockholders will continue to own 28% of the value of the Travelzoo business through their respective ownership percentages of the outstanding shares of Travelzoo Delaware, assuming all stockholders elect to participate in the merger.

     The proposed merger is described in the attached proxy statement and prospectus. Holders of record of Travelzoo Bahamas common stock at the close of business on , 2001, the record date, are entitled to vote at the special meeting and any adjournments or postponements of the special meeting. The approval of the merger agreement will require the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. Since Mr. Bartel, the holder of a majority of the shares, has indicated that he will vote for approval of the merger, approval is assured. If you choose to participate in the merger, you will be required to consent to electronic delivery of all future stockholder communications. If you give your consent to electronic delivery and thereafter revoke such consent, the stock of Travelzoo Delaware will be subject to redemption as more fully described under "Description of Capital Stock" on page 52 of the prospectus and proxy statement.

     Please vote as soon as possible to make sure that your shares are represented at the meeting. We encourage you to vote on the Internet as described in the attached proxy statement and prospectus. You may also complete and return the form of proxy included with the proxy statement and prospectus, or you may cast your vote in person at the special meeting.


By Order of the Board of Directors,

TRAVELZOO.COM CORPORATION

Ralph Bartel
President and Secretary

                          , 2001

               SUBJECT TO COMPLETION, DATED JULY 16, 2001



                            Travelzoo.com Corporation
                                 Travelzoo Inc.
                       800 West El Camino Real, Suite 180
                             Mountain View, CA 94040

               Proxy Statement for Special Meeting of Stockholders
                          of Travelzoo.com Corporation
                            to be Held on [_________]

                             Prospectus Relating to
               19,425,147 Shares of Common Stock of Travelzoo Inc.

     This proxy statement and prospectus is being furnished to the stockholders of Travelzoo.com Corporation, a Bahamas corporation, in connection with the solicitation of proxies for use at the special meeting of the stockholders of Travelzoo.com Corporation to be held at [_________] on [_________] and at any adjournments or postponements thereof.

       At the meeting, the stockholders will consider and vote upon the proposed merger of Travelzoo.com Corporation with our newly formed Delaware subsidiary, Travelzoo Inc., which is described in this proxy statement and prospectus.

     We strongly urge you to read and consider this proxy statement and prospectus in its entirety, including the matters referred to under "Risk Factors," starting on page 7.

     There is no established public trading market for the Travelzoo stock offered in the merger. We do not have any immediate plans to list our shares on any stock exchange. We hope to apply for a listing of our common stock on the NASDAQ stock exchange at such time, if any, as we determine that we are in a position to meet the listing qualifications. Following completion of the merger, and prior to any NASDAQ listing, we expect that our shares will trade on the over-the-counter market in the United States.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.
                       Any representation to the contrary
                             is a criminal offense.

                             -----------------------

     This proxy statement and prospectus is first being sent to the stockholders of Travelzoo.com Corporation by electronic transmission on or about [_________], 2001

                             -----------------------



      The date of this proxy statement and prospectus is [_________], 2001.

                                TABLE OF CONTENTS


         Questions and Answers About the Merger....................1
         Summary...................................................4
         Selected Combined Historical and Pro Forma
           Financial Data .........................................7
         Risk Factors..............................................7
         Forward-Looking Statements...............................16
         The Merger...............................................17
         The Merger Agreement.....................................21
         The Special Meeting......................................23
         Rights of Dissenters.....................................25
         Information About Travelzoo..............................26
         Legal Proceedings........................................35
         Market for Our Common Stock..............................35
         Management's Discussion and Analysis of
           Financial Condition and Results of Operations..........36
         Voting Securities and Principal Holders..................44
         Management...............................................45
         Certain Transactions Between Travelzoo and
           Its Affiliates.........................................47
         Travelzoo Delaware Charter and By-Laws...................50
         Description of Capital Stock.............................50
         Book-Entry Share Ownership...............................53
         Indemnification of Directors and officers................53
         Comparative Rights of Stockholders.......................54
         Where You Can Find Additional Information................62
         Legal Opinion............................................62
         Experts..................................................62
         Index to Combined Financial Statements..................F-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


What is the transaction on which       We are asking the stockholders to approve
  we are voting?                          the  merger of Travelzoo.com
                                          Corporation, the existing Bahamas
                                          corporation, which we call Travelzoo
                                          Bahamas, into Travelzoo Inc., a new
                                          Delaware corporation, which  we call
                                          Travelzoo Delaware. Travelzoo Bahamas
                                          will no longer exist and the current
                                          stockholders will, by following the
                                          procedures specified in the merger
                                          agreement (including consent to
                                          receive all stockholder communications
                                          via electronic delivery), become
                                          stockholders of Travelzoo Delaware.
                                          Travelzoo Delaware will continue to
                                          operate the business now operated by
                                          Travelzoo Bahamas.



Why are you proposing the merger?      The merger will accomplish three goals
                                          for Travelzoo:

                                          o provide our stockholders with
                                            properly registered and freely
                                            tradable shares;

                                          o allow Travelzoo to become
                                            incorporated in the United States;
                                            and

                                          o combine our operations with Silicon
                                            Channels Corporation.

                                       We consider it in the best interests of
                                          Travelzoo to be incorporated in the
                                          United States, and have decided that
                                          Delaware is the most suitable state
                                          for incorporation. Delaware is the
                                          most common state of incorporation for
                                          public companies in the United States.
                                          In addition, we believe that the
                                          corporation laws of Delaware are well
                                          defined and will provide a predictable
                                          framework under which Travelzoo will
                                          operate. Travelzoo's offices and
                                          operations are in the United States
                                          and its stockholders are primarily in
                                          the United States. Also, we have
                                          determined that it would be desirable
                                          to combine the operations of our
                                          affiliate, Silicon Channels
                                          Corporation, with our operations. Upon
                                          consummation of the merger, Silicon
                                          Channels will be our wholly-owned
                                          subsidiary. Consummation of the merger
                                          will have no effect on your ability to
                                          exercise any remedies available to you
                                          under federal or state securities laws
                                          resulting from the prior unregistered
                                          offering of our shares.



Are my shares of Travelzoo registered  The original Internet offering of
  with the SEC?                           Travelzoo common stock to our
                                          "Netsurfer Stockholders" was not
                                          registered with the United States
                                          Securities and Exchange Commission.
                                          Although the SEC has not asserted any
                                          violation of law by Travelzoo, we
                                          understand that the SEC takes the
                                          position that the issuance of shares
                                          such as our Netsurfer Stockholder
                                          program should be registered with the
                                          SEC. In connection with the merger, we
                                          are registering the shares of
                                          Travelzoo Delaware which we are
                                          offering under this proxy statement
                                          and prospectus. Consummation of the
                                          merger and registration of our shares
                                          will have no effect on your ability to
                                          exercise any remedies which may be
                                          available to you under federal or
                                          state securities laws resulting from
                                          the prior unregistered offering of our
                                          shares.

What stockholder vote is required to   The approval by the holders of at least a
  approve the merger?                     majority of the outstanding shares of
                                          Travelzoo Bahamas is required. Ralph
                                          Bartel, the holder of 52% of the
                                          outstanding shares, has already
                                          indicated that he will vote to approve
                                          the merger, and the merger has already
                                          been approved by Travelzoo Delaware,
                                          which is controlled by Travelzoo
                                          Bahamas. As the majority stockholders
                                          of both Travelzoo Bahamas and
                                          Travelzoo Delaware have either
                                          indicated approval or approved the
                                          merger, approval of the merger is
                                          assured. The approval of the remaining
                                          stockholders is not necessary to
                                          consummate the merger.

How do I vote for the merger?          You may vote for the merger in several
                                          ways:

                                          o You may complete a proxy and submit
                                            it via the Internet

                                          o You may print and complete
                                            the form of  proxy which is
                                            included  with  this proxy
                                            statement and prospectus and
                                            submit it by mail

                                          o You may attend the special meeting
                                            and vote in person

After the merger is effective, how     Since Delaware law requires us to
  how do I receive my shares in           maintain the names and addresses of
  Travelzoo Delaware?                     our stockholders, you will be required
                                          to provide  us with your name and
                                          address in order to receive your
                                          shares. Share  ownership  will be
                                          maintained on a  book-entry  basis and
                                          you will not receive certificates  for
                                          your shares unless you   specifically
                                          request them. We will  encourage our
                                          stockholders to hold their
                                          certificates in book-entry form.


What rights do I have if I vote        You may still become a stockholder of
   against the merger?                    Travelzoo Delaware by providing your
                                          name, address and consent to
                                          electronic delivery of stockholder
                                          communications on the proxy card or
                                          upon surrender of your Travelzoo
                                          Bahamas shares. If you do not wish to
                                          become a stockholder of Travelzoo
                                          Delaware, you may exercise your
                                          dissenters' rights under Bahamian law
                                          as described more fully in this proxy
                                          statement and prospectus.


Will I receive dividends on my         We have not paid dividends on the shares
  shares? of Travelzoo Bahamas and we do not currently intend to pay dividends on the shares of Travelzoo Delaware.


Will my shares of Travelzoo Delaware   The shares of Travelzoo Bahamas have not
  be listed on a stock exchange?          been listed on any stock exchange and
                                          we do not have any immediate plans to
                                          list the shares of Travelzoo Delaware
                                          on any stock exchange. We hope to
                                          apply for a listing of our common
                                          stock on the NASDAQ stock exchange at
                                          such time as we determine that we are
                                          in a position to meet the listing
                                          qualifications. Following completion
                                          of the merger, and prior to any NASDAQ
                                          listing, we expect that the shares of
                                          Travelzoo Delaware will trade on the
                                          over-the-counter market in the United
                                          States.

Can I sell my shares?                  Shares of Travelzoo Delaware issued in
                                          the merger will be registered with
                                          the SEC and may be transferred. Your
                                          shares of Travelzoo Bahamas were
                                          issued to you without registration
                                          under the US securities laws, and
                                          the transfer of your shares was
                                          accordingly restricted under US
                                          securities laws. Shares which you
                                          have held for at least two years are
                                          now eligible for resale under Rule
                                          144(k) under the Securities Act.
                                          However, there has been no active
                                          market for the shares of Travelzoo
                                          Bahamas. We hope that, following the
                                          merger, there will be greater market
                                          interest in the shares of Travelzoo
                                          Delaware. We cannot assure you,
                                          however, that an active market for
                                          the shares will develop or be
                                          maintained.


How do I know what my shares are       There has been no active market for the
  worth? shares of Travelzoo Bahamas, and we are unable to predict what the price of the shares of common stock would be if there were such an active market. Financial statements of Travelzoo are included in this proxy statement and prospectus.

What are the tax consequences of the   In most cases, the exchange of your
  merger to me?                           shares in Travelzoo Bahamas for shares
                                          in Travelzoo Delaware should be
                                          tax-free to you for US federal income
                                          tax purposes. To review the tax
                                          consequences in more detail, see page
                                          20. You should also consult your tax
                                          advisor.

Where can I find additional            You can find additional information
  information about the merger?           concerning the merger at
                                          http://www.travelzoo.com/delaware.

Can I change my vote after I have      Yes. You can change your vote at any time
  mailed my signed proxy card?            before your proxy is voted at the
                                          special meeting in several ways. You
                                          can submit a new proxy, on the
                                          Internet or by mail, bearing a later
                                          date or send a written notice stating
                                          that you are revoking your proxy. You
                                          must submit your notice of revocation
                                          or your new proxy to the Secretary of
                                          Travelzoo.com Corporation at 800 West
                                          El Camino Real, Suite 180, Mountain
                                          View, California 94040. You can also
                                          revoke a proxy by attending the
                                          special meeting and voting in person.

                                     SUMMARY


     This summary highlights information contained elsewhere in this proxy statement and prospectus. This summary may not contain all of the information that is important to you. You should read the entire proxy statement and prospectus and attachments carefully, especially the merger agreement.


Travelzoo


     Travelzoo provides online marketing solutions to the travel industry. We believe that travel companies, because of the quickly expiring nature of their inventory, need fast and efficient ways to promote special offers and last-minute sales. Through our website at www.Travelzoo.com, our Travelzoo Top 20 newsletter, and by using our listing management software, travel companies can inform Internet users about their specials in a fast, flexible, and cost-effective manner. More than 150 companies use our services. Our customers include Alamo Rent-A-Car, America West Vacations, Budget Rent A Car, Holiday Inn, Mandalay Resort Group, Park Place Entertainment, Travelocity.com, Travelscape.com, United Airlines and Virgin Atlantic Vacations. Our offices are located at 800 West El Camino Real, Suite 180, Mountain View, California 94040. Our telephone number is (650) 943-2400.


Revenues and Profitability


     Our revenues are primarily derived from advertising fees on our website. Revenues have grown from approximately $84,000 for the period from May 21, 1998 (inception) to December 31, 1998, to approximately $3.9 million for the year ended December 31, 2000. For the three months ended March 31, 2001, revenues increased to approximately $1.3 million from $747,000 for the three months ended March 31, 2000. Our pre-tax income increased from approximately $35,000 in the period ended December 31, 1998 to approximately $750,000 for the year ended December 31, 2000. For the three months ended March 31, 2001, pre-tax income increased to approximately $459,000 from $236,000 for the three months ended March 31, 2000. Our net income increased from approximately $29,000 for the period ended December 31, 1998 to approximately $362,000 for the year ended December 31, 2000. For the three months ended March 31, 2001, net income increased to approximately $218,000 from approximately $138,000 for the three months ended March 31, 2000. Excluding nonrecurring merger expenses, our pre-tax income and net income for the year ended December 31, 2000 was $981,000 and $593,000, respectively. For the three months ended March 31, 2001, excluding nonrecurring merger expenses, our pre-tax income and net income was $587,000 and $347,000, respectively.


Our Market Opportunity

     We believe that the Internet provides better opportunities for the advertising of special travel offers, and that the industry has not yet taken full advantage of these opportunities. We believe we are in a position to become a leading provider of online marketing solutions for the travel industry, primarily because:

     o    We have established a successful and profitable identity in the market

     o    We have built a high quality client base which continues to grow

     o    Our solution allows travel companies to:

          o    update their listings at any time

          o    remove offers which have sold out

          o have real-time performance tracking so they can optimize their campaigns.

Our History


     Travelzoo was founded by Ralph Bartel in 1998 as a Bahamas corporation. Following the organization of Travelzoo in 1998, we created the Netsurfer Stockholder program, in which we issued shares in Travelzoo to approximately 700,000 visitors who registered on our website. After the Netsurfer Stockholder offering, 2,577,937 shares of Travelzoo were owned by approximately 700,000 Netsurfer Stockholders, and 3,070,000 were owned by eight stockholders who obtained their shares through other issuances. In December 2000, the number of shares held by each stockholder doubled in a two-for-one stock split.

     We believe that our offering was the first offering of "free shares" over the Internet. Mr. Bartel, who was a resident of Germany at the time, was not advised by U.S. securities counsel and believed that the offering of the shares could be made without any registration or qualification with the U.S. Securities and Exchange Commission or other regulatory body since no payment was received for the shares. However, the SEC takes the position that programs for issuing shares such as our Netsurfer Stockholder program should be registered with the SEC or qualify for an exemption from such registration. You may be entitled to certain remedies under Federal and state securities laws if you acquired shares in the Netsurfer Stockholder program. In connection with the merger, we are registering the shares to be offered in the merger under the U.S. Securities Act. See "Information About Travelzoo" on page 27 for a more thorough discussion of the Netsurfer Stockholder program and its consequences.

     Silicon Channels Corporation, formerly an affiliate of Travelzoo Bahamas, operates the Travelzoo.com website, produces and distributes the Travelzoo Top 20 newsletter and handles sales and marketing for the Travelzoo business. Until January 22, 2001, Silicon Channels received 50% of the income before taxes generated from the operation of the Travelzoo.com website in exchange for providing the services described above. All assets, other than the domain name Travelzoo.com, used in the operation of the Travelzoo.com website are owned by Silicon Channels. As the Travelzoo business continued to grow, the Board of Directors of Travelzoo Bahamas determined that it would be advisable to combine Silicon Channels with Travelzoo. On January 22, 2001, pursuant to an agreement between Travelzoo and Silicon Channels, and based on a fairness opinion received from an independent investment banking firm as discussed below under "Certain Transactions Between Travelzoo And Its Affiliates--Silicon Channels Corporation" on page 49, Mr. Bartel contributed the shares of Silicon Channels to a newly formed Delaware corporation, Travelzoo Delaware, which was a wholly-owned subsidiary of Travelzoo Bahamas. Silicon Channels continues to conduct its business as a wholly-owned subsidiary of Travelzoo Delaware. Travelzoo Delaware is now owned 58% by Travelzoo Bahamas and owned 42% by Ralph Bartel and will be the surviving corporation in the merger as described below.


The Merger


     We are asking the stockholders of Travelzoo Bahamas to approve the merger of Travelzoo Bahamas with and into Travelzoo Delaware. Travelzoo Delaware has already approved the merger. In the merger, the stockholders of Travelzoo Bahamas who follow the procedures specified in the merger agreement, including consenting to receiving all communications via electronic delivery, will receive one share of common stock of Travelzoo Delaware for each share of common stock of Travelzoo Bahamas they hold. The stock of Travelzoo Delaware after the merger, unlike the stock of Travelzoo Bahamas you currently hold, will be redeemable if you withdraw your consent to receive communications electronically from Travelzoo. You will be required to provide us with a mailing address, because Delaware law requires that we provide certain notices to our stockholders by mail. See "Description of Capital Stock" on page 52.


The Special Meeting; Shares Entitled to Vote

     Our special stockholder meeting will be held at [_________] on [_________], 2001 at [__]. The board of directors has fixed [_________], 2001 as the record date for determining the stockholders who are eligible to vote at the meeting. A majority of the outstanding shares of our common stock must be present at the meeting in person or by proxy, and holders of at least a majority of the outstanding shares of our common stock must vote to approve the merger in order for the merger to be completed. Ralph Bartel, who holds approximately 52% of the outstanding shares of our common stock, has indicated that he intends to vote in favor of the merger. See "The Special Meeting" on page 24.

Risk Factors


     See "Risk Factors," starting on page 7, to read about factors you should consider with respect to your vote on the merger.


Dissenters' Rights of Appraisal

     Any of our stockholders who disapprove of the proposed transaction and follow the dissent procedure under Section 82 of the Bahamas International Business Companies Act 2000 may be entitled to receive payment of the fair value of their shares. For a more detailed explanation of these rights, see "Rights of Dissenters" on page 26.

Tax Consequences of the Transaction

     In most cases, stockholders who exchange their shares in Travelzoo Bahamas for shares in Travelzoo Delaware should not recognize income, gain or loss for United States federal income tax purposes in connection with the exchange. See "Material United States Federal Income Tax Consequences" on page 20.

Accounting Treatment of the Transaction

     The merger will be accounted for similar to a pooling-of-interests under the "as if pooling" method for combinations of entities under common control. Under this method of accounting, each of Travelzoo Bahamas' and Travelzoo Delaware's historical recorded assets and liabilities will be carried forward to the combined company at their historical cost. In addition, the operating results reported in the combined financial statements of Travelzoo.com Corporation and affiliate presented elsewhere in this proxy statement and prospectus will become the historical results of operations for Travelzoo Delaware. Costs of the merger are charged to operations as incurred.

            SELECTED COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected financial data presents the combined historical financial data of Travelzoo.com Corporation and its affiliate, Travelzoo Inc. The combined financial data represents the historical financial data of our business conducted by entities founded by the principal stockholder, Ralph Bartel.

     The selected combined financial data as of December 31, 2000, 1999 and 1998, and for each of the years in the two-year period ended December 31, 2000, and the period from May 21, 1998 (inception) to December 31, 1998 are derived from the combined financial statements of Travelzoo.com Corporation and affiliate, which financial statements have been audited by KPMG LLP, independent certified public accountants. The combined financial statements as of December 31, 2000 and 1999 and for the periods ended December 31, 2000, 1999 and 1998, and the auditors' report thereon, appear elsewhere in this proxy statement and prospectus. The selected combined financial data as of March 31, 2001 and for the three months ended March 31, 2001 and 2000 are derived from the unaudited condensed interim combined financial statements of Travelzoo.com Corporation and affiliate which appear elsewhere in this proxy statement and prospectus. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of results to be expected for the year ended December 31, 2001. The selected combined financial data should be read in conjunction with the Travelzoo.com Corporation and affiliate combined financial statements and the related notes thereto included elsewhere in this proxy statement and prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," starting on page 37. The pro forma per share data is unaudited and is calculated on a basis that reflects the effect of the consummation of the proposed merger as described in Note 1(a) to the combined financial statements of Travelzoo.com Corporation and affiliate appearing elsewhere in this proxy statement and prospectus.



                                  Period from May 21,
                                  1998 (inception) to    Year ended         Year ended       Three months       Three months
Combined Statements of              December 31,         December 31,       December 31,     ended March 31,   ended March 31,
  Operations                             1998              1999               2000              2000               2001
                                   ----------------- ------------------ ----------------- ------------------ -----------------
Revenues:
  Advertising                         $     57,327           893,244          3,852,066           728,818          1,308,134
  Commissions                               26,774            61,015             97,451            18,570              2,709
                                   ----------------- ------------------ ----------------- ------------------ -----------------
      Total revenues                        84,101           954,259          3,949,517           747,388          1,310,843
Cost of revenues                            25,362           132,803            282,195            54,756             76,619
                                   ----------------- ------------------ ----------------- ------------------ -----------------
      Gross profit                          58,739           821,456          3,667,322           692,632          1,234,224
                                   ----------------- ------------------ ----------------- ------------------ -----------------
Operating expenses:
  Sales and marketing                        1,595           350,720          1,484,495           309,805            450,156
  General and administrative                22,046           326,686          1,201,982           147,120            196,681
  Merger expenses                               --                --            231,303                --            128,320
                                   ----------------- ------------------ ----------------- ------------------ -----------------
      Total operating expenses              23,641           677,406          2,917,780           456,925            775,157
                                   ----------------- ------------------ ----------------- ------------------ -----------------
      Income before income taxes            35,098           144,050            749,542           235,707            459,067
Income taxes                                 6,213            38,646            387,856            97,932            240,829
                                   ----------------- ------------------ ----------------- ------------------ -----------------
      Net income                      $     28,885           105,404            361,686           137,775            218,238
                                   ================= ================== ================= ================== =================
Pro forma per share data:
Pro forma  basic and  diluted  net
  income per share                    $      --                  .01               .02               .01                .01
                                   ================= ================== ================= ================== =================
Shares used in computing pro
  forma basic net income per share       9,431,741        19,323,064         19,372,791        19,355,147         19,425,147
                                   ================= ================== ================= ================== =================
Shares used in computing pro
  forma diluted net income per           9,431,741        19,355,147         19,466,810        19,459,388         19,425,147
  share
                                   ================= ================== ================= ================== =================
Combined Balance Sheet Data:         As of December    As of December     As of December                      As of March 31,
                                       31, 1998            31, 1999          31, 2000                               2001
                                   ----------------- ------------------ -----------------                    -----------------
Working capital                       $     78,172             171,282          185,734                              431,010
Total assets                               107,051           404,796          1,555,506                            1,666,412
Long-term debt                                  --                --                 --                                   --
Stockholders' equity                        88,885           194,289            574,148                              792,386


                                  RISK FACTORS

     You should carefully consider the risk factors listed below and the other information contained in this proxy statement and prospectus before deciding to vote for the merger. Investing in our common stock involves a high degree of risk. Any or all of the risks listed below could have a material adverse effect on our business, our quarterly and annual operating results or financial condition, which could cause the market price of our stock to decline or cause substantial volatility in our stock price, in which event the value of your common stock could decline. You should also keep these risk factors in mind when you read forward-looking statements. We have identified all of the material risks which we believe may affect our business and the principal ways in which we anticipate that they may affect our business or financial condition.

Risks Related to Our Financial Condition and Business Model

Our limited operating history makes our business difficult to evaluate.

     We were incorporated and began generating revenues in May 1998. Accordingly, we have only a limited operating history for you to consider in evaluating our business. As a new company, we face risks and uncertainties relating to our ability to successfully implement our business plan. You must consider the risks, expenses and uncertainties which can materially affect the business of an early stage company like ours. These risks include uncertainty whether we will be able to:

     o    increase awareness of the Travelzoo brand;

     o attract and retain additional travel companies to list their special offers with us;

     o    attract additional Internet users to www.Travelzoo.com;

     o    increase the functionality of our products and services;

     o    maintain our current, and develop new, business relationships;

     o    respond effectively to competitive pressures; and

     o continue to develop and upgrade our technology. We cannot assure you that we will sustain profitability.

     Although we have been profitable for nine consecutive quarters, there is no assurance that we will continue to be profitable. We forecast our future expense levels based on our operating plans and our estimates of future revenues. We may find it necessary to accelerate expenditures relating to our sales and marketing efforts or otherwise increase our financial commitment to creating and maintaining brand awareness among travel companies and Internet users. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to sustain profitability. In this case, the value of your shares could be reduced.

Fluctuations in our operating results may negatively impact our stock price.

     Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

     o mismatches between resource allocation and customer demand due to difficulties in predicting customer demand in a new market;

     o changes in general economic conditions that could affect marketing efforts generally and online marketing efforts in particular;

     o    the magnitude and timing of marketing initiatives;

     o    the maintenance and development of our strategic relationships;

     o the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

     o    our ability to attract and retain key personnel;

     o    our ability to manage our anticipated growth and expansion;

     o    our ability to attract traffic to our website; and

     o technical difficulties or system downtime affecting the Internet generally or the operation of our products and services specifically.

In addition, we plan to significantly increase our operating expenses to expand our sales and marketing, administration, maintenance and technical support and research and development groups. If revenues fall below our expectations in any quarter and we are unable to quickly reduce our spending in response, our operating results would be lower than expected and our stock price may fall.

Our business model is unproven and may not be adaptable to a changing market.

     Our current revenue model depends on listing fees from travel companies using our website. Our revenue model and profit potential are unproven. If current customers decide not to continue listing their special offers with us and we are unable to replace them with new customers, our business may be adversely affected. To be successful, we must provide online marketing solutions that achieve broad market acceptance by travel companies. In addition, we must attract sufficient Internet users with attractive demographic characteristics to our website. It is possible that we will be required to further adapt our business model in response to additional changes in the online advertising market or if our current business model is not successful. If we are not able to anticipate changes in the online advertising market or if our business model is not successful, our business could be materially adversely affected which could reduce the value of your shares.

We may not be able to obtain sufficient funds to grow our business and any additional financing may be on terms adverse to your interests.

     We intend to continue to grow our business, and intend to fund our current operations, our anticipated growth and the costs of the proposed merger from the cash flow generated from our operations and our retained earnings. However, these sources may not be sufficient to meet our needs. We may not be able to obtain additional financing on commercially reasonable terms, or at all.

      If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business and the value of your shares.

     If we choose to raise additional funds through the issuance of equity securities, you may experience significant dilution of your ownership interest, and holders of the additional equity securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions.

Our business may be sensitive to recessions.

     The demand for online marketing solutions may be linked to the level of economic activity and employment in the U.S. and abroad. Specifically, our business is dependent on the amount of travel by consumers and the spending of travel companies. A recession could decrease consumer travel and cause travel companies to reduce or postpone their marketing spending generally, and their online marketing spending in particular. If a significant economic downturn or recession occurs in the U.S. or abroad, our business and the value of your shares could be materially adversely affected.

There has been no active market for our shares.

     Since our shares have not been registered with the U.S. Securities and Exchange Commission or listed on any stock exchange, there has been no active market for our shares. We cannot assure you that an active market for the shares of Travelzoo Delaware will develop following completion of the merger. If no market develops, stockholders will not be able to readily sell their shares. In addition, if there is an absence of an active market, the large number of Travelzoo stockholders and shares outstanding that will likely exist following the merger may also affect the ability of a stockholder to sell shares of Travelzoo and the price of the shares.

We are controlled by a principal stockholder.

     Ralph Bartel, who founded Travelzoo and who is our Chairman of the Board, Chief Executive Officer, President and Secretary, is our largest stockholder, holding approximately 52% of our outstanding shares prior to the merger. Mr. Bartel will hold approximately 72% of our outstanding shares upon consummation of the merger with options to increase his percentage ownership to 75% on a fully-diluted basis, assuming all outstanding shares of Travelzoo Bahamas are exchanged for shares of Travelzoo Delaware. Through his share ownership, he will be in a position to control Travelzoo and to elect our entire board of directors.


Investors may face significant restrictions on the resale of our stock due to federal penny stock regulations.


     Because there has been no active market for our shares, we cannot predict the prices at which our shares may trade. If our shares trade at less than five dollars per share, since the shares will not initially be listed on a recognized national exchange or on NASDAQ, our common stock may be deemed to be a "penny stock" under Rule 3a51-1 under the Securities Exchange Act of 1934. Compliance with the requirements governing penny stocks may make it more difficult for investors in our common stock to resell their shares to third parties or to otherwise dispose of them.


     Section 15(g) of the Exchange Act, and Rule 15g-2 under the Exchange Act, require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 promulgated under the Securities Exchange Act of 1934 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. These requirements significantly increase the time necessary for a broker-dealer to sell a stock and limit the available purchasers for a stock.


We may face significant costs with respect to the redemption of our common stock.

     Our certificate of incorporation provides that Travelzoo may redeem the stock of any stockholder who revokes consent to receipt of electronic communications or who fails to give such consent. This provision was designed to protect Travelzoo from incurring the costs of providing paper copies of communications to our hundreds of thousands of stockholders. However, if a large number of stockholders revoke consent to receipt of electronic communications or fail to give such consent upon becoming a stockholder, we may face significant costs relating to the redemption of these shares. These redemptions may drain our resources and may have a materially adverse effect on our business and the value of our shares. Alternatively, if we decide not to redeem the stock upon revocation of consent, we may face significant costs for delivery and production of paper copies of communications to those stockholders who revoke or fail to give consent to electronic communications from Travelzoo. These costs could also have a materially adverse effect on our business and the value of your shares.

Risks Related to Our Markets and Strategy

The Internet is not a proven marketing medium.

     The future of our business is dependent on the ongoing acceptance by travel companies of the Internet as an effective marketing tool, and on the ongoing acceptance by consumers of the Internet as a source for valuable information on offers from travel companies. The online advertising market is new and rapidly evolving, and we do not yet know how effective online advertising is compared to traditional advertising methods. The adoption of online marketing by travel companies, particularly among those that have historically relied upon traditional advertising methods, requires the acceptance of a new way of conducting business, marketing and advertising. Many of our potential customers have little or no experience using the Internet as a marketing tool, and not all Internet users have experience using the Internet to look for travel offers. As a result, we cannot be sure that we will be able to effectively compete with traditional advertising methods. If we are unable to compete with traditional advertising methods, our business and results of operations and the value of your shares could be materially adversely affected.

We will only be able to execute our business model if use of the Internet grows.


     If Internet usage does not continue to grow, our business could be adversely affected. Our business model anticipates continued growth in Internet usage. If Internet usage does not continue to grow, we may not be able to meet our business objectives, which could decrease the value of your shares. Internet usage may be inhibited by any of the following factors:


     o the Internet infrastructure may not be able to support the demands placed on it, or its performance and reliability may decline as usage grows;

     o    websites   may  not  be  able  to  provide   adequate   security   and
          authentication of confidential information contained in transmissions over the Internet; and

     o the Internet industry may not be able to adequately respond to privacy concerns of potential users.


We may experience reduced visitor traffic, reduced revenue and harm to our reputation in the event of unexpected network interruptions caused by system failures.

     Our servers and software must be able to accommodate a high volume of traffic. Any substantial increase in demands on our servers will require us to expand and adapt our network infrastructure. If we are unable to add additional software and hardware to accommodate increased demand, we could experience unanticipated system disruptions and slower response times. Any catastrophic failure at our co-location facility could prevent us from serving our web traffic for up to several days, and any failure of our Internet service provider may adversely affect our network's performance. Our clients may become dissatisfied by any system failure that interrupts our ability to provide our products and services to them or results in slower response times. We do not maintain business interruption insurance. Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of our products and services or a decrease in responsiveness of our services could result in reduced revenue and could materially adversely affect our reputation and brand.


We may not be able to develop awareness of our brand name.

     We believe that continuing to build awareness of the Travelzoo brand name is critical to achieving widespread acceptance of our business. Brand recognition is a key differentiating factor among providers of online marketing solutions, and we believe it could become more important as competition in the online advertising industry increases. In order to maintain and build brand awareness, we must succeed in our marketing efforts, provide high quality services and increase the number of Internet users with favorable demographics using Travelzoo. If we fail to successfully promote and maintain our brand, incur significant expenses in promoting our brand and fail to generate a corresponding increase in revenue as a result of our branding efforts, or encounter legal obstacles which prevent our continued use of our brand name, our business and the value of your shares could be materially adversely affected.

We may not be able to successfully introduce new products and services.

     We expect to introduce new and enhanced products and services in order to generate additional revenues, attract and retain more travel companies as customers, attract more Internet users to our website and respond to competition. We plan to launch a service for online marketing of movies and local events. While we have experience with online marketing, our previous experience has been tailored to the travel industry. We have no previous experience with products in the entertainment industry. We must develop this expertise in order to successfully integrate this new product into our business. Any new product or service we introduce that is not favorably received could damage our reputation and the perception of our brand name. The failure of our new products and services to achieve market acceptance and generate revenue could result in a material adverse effect on our business and the value of your shares.

We will not be able to attract travel companies or Internet users if we do not continually enhance and develop the content and features of our products and services.

     To remain competitive, we must continually improve the responsiveness, functionality and features of our products and services. We may not succeed in developing features, functions, products or services that travel companies and Internet users find attractive. This could reduce the number of travel companies and Internet users using www.Travelzoo.com and materially adversely affect our business and the value of your shares.

We may lose business if we fail to keep pace with rapidly changing technologies and customer needs.

     Our success is dependent on our ability to develop new and enhanced software, services and related products to meet rapidly evolving technological requirements for online marketing solutions. Our current technology may not meet the future technical requirements of travel companies. Trends that could have a critical impact on our success include:

     o    rapidly changing technology in online marketing;

     o evolving industry standards, including both formal and de facto standards relating to online marketing;

     o    developments and changes relating to the Internet;

     o    competing  products and services that offer  increased  functionality;
          and

     o    changes in travel company and Internet user requirements.

     If we are unable to timely and successfully develop and introduce new products and enhancements to existing products in response to our industry's changing technological requirements, our business and the value of your shares could be materially adversely affected.

Our business and growth will suffer if we are unable to hire and retain highly skilled personnel.

     Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. Competition for highly skilled employees is intense, particularly in the Internet industry. We may be unable to retain our skilled employees or attract, assimilate and retain other highly skilled employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we are unable to hire and retain skilled personnel, our growth may be restricted, the quality of our products and services reduced and the value of your shares reduced.

We may not be able to effectively manage our expanding operations.

     We have recently experienced a period of rapid growth. In order to execute our business plan, we must continue to grow significantly. As of March 31, 2001, we had 14 employees. We expect that the number of our employees will continue to increase for the foreseeable future. This growth has placed, and our anticipated future growth combined with the requirements we face as a public company will continue to place, a significant strain on our management, systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. We will also need to continue to expand and maintain close coordination among our technical, accounting, finance and sales and marketing organizations. We may not succeed in these efforts. Our inability to expand our operations in an efficient manner could cause our expenses to grow disproportionately to revenues, our revenues to decline or grow more slowly than expected and otherwise have a material adverse effect on our business and the value of your shares.

Intense competition may adversely affect our ability to achieve or maintain market share and operate profitably.

     We compete with large Internet portal sites, such as About.com, America Online, Excite, Lycos, MSN and Yahoo!, that offer listings or other advertising opportunities for travel companies These companies have significantly greater financial, technical, marketing and other resources and larger client bases than we do. We also compete with smaller sites that specialize in listing last-minute offers or list deals for free, such as Lastminutetravel.com and Smarterliving.com. In addition, we compete with newspapers, magazines and other traditional media companies that provide online advertising. We expect to face additional competition as other established and emerging companies, including print media companies, enter the online advertising market.

     We believe that there will be rapid business consolidation in the online advertising industry. Accordingly, new competitors may emerge and rapidly acquire significant market share. The development of competing technologies by market participants or the emergence of new industry standards may also adversely affect our competitive position. Competition could result in reduced margins on our services, loss of market share or less use of Travelzoo by travel companies and consumers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business could be materially adversely affected.

Loss of any of our key management personnel could negatively impact our business.

     Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Ralph Bartel, our Chairman, President, Chief Executive Officer and Secretary. The loss or departure of any of our officers or key employees could materially adversely affect our ability to implement our business plan. We do not maintain key person life insurance for any member of our management team. In addition, we expect new members to join our management team in the future. These individuals will not previously have worked together and will be required to become integrated into our management team. If our key management personnel are not able to work together effectively or successfully, our business could be materially adversely affected.


We may not be able to access third party technology upon which we depend.


     We use technology and software products from third parties including Microsoft. In light of the rapidly evolving nature of Internet technology, we may increasingly need to rely on technology from other vendors. Technology from our current or other vendors may not continue to be available to us on commercially reasonable terms, or at all. Our business will suffer if we are unable to access this technology, to gain access to additional products or to integrate new technology with our existing systems. This could cause delays in our development and introduction of new services and related products or enhancements of existing products until equivalent or replacement technology can be accessed, if available, or developed internally, if feasible. If we experience these delays, our business and the value of your shares could be materially adversely affected.

Risks Related to Legal Uncertainty


We may face liability as a result of the unregistered and non-exempt Netsurfer Stockholder offering.

     We may be sued by some of the Netsurfer Stockholders as a result of the Netsurfer Stockholder offering. The SEC takes the position that programs for issuing shares such as our Netsurfer Stockholder program should be registered with the SEC or qualify for an exemption from such registration. Federal and state securities laws provide certain remedies for persons who acquire securities in an offering that was not registered with the SEC and which did not qualify for any exemption from registration. We could be liable for an amount equal to the cost of the shares held by the Netsurfer Stockholders, as well as court costs and attorneys' fees. See "Information About Travelzoo" on page 27 for a more complete discussion of the Netsurfer Stockholder program and its consequences. If we are sued and found liable by some of the Netsurfer Stockholders, our business and the value of your shares could be materially adversely affected.


We  may  become  subject  to  burdensome   government   regulations   and  legal
    uncertainties affecting the Internet which could adversely affect our business.

     To date, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business, prevent us from delivering our products and services over the Internet or slow the growth of the Internet. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues which include:

     o    user privacy;

     o    consumer protection;

     o    copyright, trademark and patent infringement;

     o    pricing controls;

     o    characteristics and quality of products and services;

     o    sales and other taxes; and

     o    other claims based on the nature and content of Internet materials.

We may be unable to protect our registered trademark or other proprietary intellectual property rights.

     Our success depends to a significant degree upon the protection of the Travelzoo brand name. We rely upon a combination of copyright, trade secret and trademark laws and non-disclosure and other contractual arrangements to protect our intellectual property rights. The steps we have taken to protect our proprietary rights, however, may not be adequate to deter misappropriation of proprietary information.

     The U.S. Patent and Trademark Office registered the trademark for "Travelzoo" on January 23, 2001. If we are unable to protect our rights in the mark, a key element of our strategy of promoting Travelzoo as a brand could be disrupted and our business could be adversely affected. See "Business--Intellectual Property." We may not be able to detect unauthorized use of our proprietary information or take appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of other countries in which we may market our services in the future are uncertain and may afford little or no effective protection of our intellectual property. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology and brand name without paying us for them. If this were to occur, our business could be materially adversely affected.

We may face liability from intellectual property litigation that could be costly to prosecute or defend and distract management's attention with no assurance of success.


     We cannot be certain that our products, content and brand names do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. While we have a trademark for "Travelzoo," many companies in the industry have similar names including the word "travel". We expect that infringement claims in our markets will increase in number as more participants enter the markets. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit, and such claims could result in a significant diversion of the efforts of our management personnel. Successful infringement claims against us may result in monetary liability or a material disruption in the conduct of our business.


We may be liable as a result of information retrieved from or transmitted over the Internet.

     We may be sued for defamation, negligence, copyright or trademark infringement or other legal claims relating to information that is published or made available on www.Travelzoo.com, the Travelzoo Top 20 newsletter and the other sites linked to our website. These types of claims have been brought, sometimes successfully, against online services in the past. The fact that we distribute our Travelzoo Top 20 newsletter and other information via email may subject us to potential risks, such as liabilities or claims resulting from unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not liable. If any of these events occur, our business and the value of your shares could be materially adversely affected.

                           FORWARD-LOOKING STATEMENTS

     Certain statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information About Travelzoo" and elsewhere in this proxy statement and prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this proxy statement and prospectus that are not historical facts. When used in this proxy statement and prospectus, the words "expect," "project," "anticipate," "believe," "estimate," "intend," "plan," "seek" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed under "Risk Factors" and elsewhere in this proxy statement and prospectus. We cannot guarantee any future levels of activity, performance or achievements. We will update these forward-looking statements, to the extent required by law, to reflect material changes in the information previously disclosed.

                                   THE MERGER

Background


     Travelzoo.com Corporation was incorporated on May 21, 1998 in the Commonwealth of The Bahamas under The International Business Companies Act of 1989. Ralph Bartel, our Chairman of the Board and President, was initially our sole stockholder. In 1998 we offered shares in Travelzoo to visitors who registered on our website, resulting in approximately 700,000 "Netsurfer Stockholders," owning an aggregate of 2,577,937 shares. During the first week of the Netsurfer Stockholder program, we credited 10 shares to the account of every new stockholder who participated in the program. For the remainder of the program, three shares were credited to each account of every new Netsurfer Stockholder who participated in the program. In addition, one share was credited to the account of an existing Netsurfer Stockholder if, at the time of registration, a new Netsurfer Stockholder accurately provided the registered e-mail address of such existing Netsurfer Stockholder. No more than 10 shares were credited to any one Netsurfer Stockholder. The number of shares held by each Netsurfer Stockholder has been doubled as a result of a two-for-one stock split which we effected in December 2000. Currently, 5,155,874 shares of Travelzoo are owned by approximately 700,000 Netsurfer Stockholders and 6,140,000 are owned by eight stockholders who obtained their shares through other issuances.


     The grant of the shares to the Netsurfer Stockholders was made without any registration or qualification with the U.S. Securities and Exchange Commission or other regulatory body. We understand that the SEC takes the position that programs for issuing shares such as our Netsurfer Stockholder program should be registered with the SEC. We are registering the shares to be offered in the merger under the U.S. Securities Act. This proxy statement and prospectus is a part of that registration statement.

     Silicon Channels Corporation, an affiliate of Travelzoo Bahamas and wholly-owned by Ralph Bartel, did business under the name "Travelzoo.com Sales, Inc." Pursuant to an agreement dated January 2, 1999, Silicon Channels agreed to perform all operation services with respect to the Travelzoo.com website in return for 50% of the income before taxes generated from the operation of the Travelzoo.com website. All assets, other than the domain name Travelzoo.com, used in the operation of the Travelzoo.com website were owned by Silicon Channels.

     In November 1999, as the business of Travelzoo became established, and following election of a Board of Directors consisting primarily of independent directors, the Board of Directors discussed the advisability of reorganizing the business so that all of the operations previously conducted through Travelzoo Bahamas and Silicon Channels would be conducted through a single company, which would be organized as a corporation in the United States. At the same time, the board also considered the advisability of effecting a registration with the United States Securities and Exchange Commission of its outstanding shares, including the shares which had been issued to the Netsurfer Stockholders. Before structuring the combination of Travelzoo Bahamas and Silicon Channels, in July 2000, the Board of Directors of Travelzoo Bahamas determined that it would be advisable to obtain an opinion regarding the fairness of the combination to the Travelzoo Bahamas stockholders. The board also decided to form an independent committee in order to consider and approve the combination. After evaluating the proposals of various investment banking firms, the Travelzoo Bahamas Board of Directors selected The Mentor Group to deliver the fairness opinion.


     The independent committee of the Board of Directors of Travelzoo Bahamas considered various structures for the combination. After receiving an oral report from The Mentor Group with respect to the valuation of Silicon Channels and Travelzoo Bahamas, it was determined that a combination of the two entities would result in Ralph Bartel owning approximately 75% of the combined operations. In order to achieve the suggested 75% ownership interest for Mr. Bartel, in November 2000, the independent committee made the decision to offer Mr. Bartel a combination of stock and options in Travelzoo Bahamas in exchange for his shares of Silicon Channels. The independent committee felt the combination of stock and options would be a motivational tool for Mr. Bartel to continue the growth of Travelzoo. Silicon Channels would then be operated as a wholly-owned subsidiary of Travelzoo Bahamas and merged into Travelzoo Bahamas upon our domestication and registration of our shares with the SEC. Over the course of several weeks during November, 2000, the independent committee and Mr. Bartel reached an agreement that Mr. Bartel would contribute all the issued and outstanding stock of Silicon Channels to Travelzoo Bahamas in exchange for 7,769,274 shares of Travelzoo Bahamas' common stock and an option to acquire 2,118,348 shares of Travelzoo Bahamas' common stock at an exercise price of $1.00 per share.


     However, in December 2000, upon the advice of tax counsel, the initial agreement between the independent committee and Mr. Bartel was modified to reflect that Mr. Bartel's stock would be contributed to a newly formed subsidiary of Travelzoo Bahamas, Travelzoo Delaware, in exchange for stock in Travelzoo Delaware. Mr. Bartel was to contribute all of the issued and outstanding stock of Silicon Channels in exchange for 8,129,273 shares of Travelzoo Delaware and the option to purchase 2,158,349 shares of Travelzoo Delaware at an exercise price of $1.00 per share. Under the revised structure, Silicon Channels would be operated as a wholly-owned subsidiary of Travelzoo Delaware. Then, upon consummation of the merger of Travelzoo Bahamas and Travelzoo Delaware, Silicon Channels would remain a wholly-owned subsidiary of the domesticated surviving entity. The number of shares of Travelzoo Delaware issued to Mr. Bartel was determined so that Mr. Bartel would own approximately 75% of the surviving entity on a fully-diluted basis.


     On January 18, 2001, The Mentor Group issued its fairness opinion on the revised structure. On June 30, 2001, The Mentor Group issued an updated fairness opinion that includes additional information concerning the transaction analysis. A copy of the updated opinion is attached as Annex F hereto. After considering the opinion provided by The Mentor Group as discussed under "Exchange of Shares of Silicon Channels" on page 49, the board approved the acquisition of Silicon Channels by Travelzoo Delaware in exchange for shares of common stock of Travelzoo Delaware and options to purchase shares of common stock of Travelzoo Delaware. This transaction occurred on January 22, 2001. The board also approved the transactions described in this proxy statement and prospectus, including the merger of Travelzoo Bahamas into Travelzoo Delaware.


Merger with Travelzoo Delaware

     We are now proposing that Travelzoo Bahamas be merged into Travelzoo Delaware. We believe that it is in the best interests of our company and our stockholders that Travelzoo be incorporated in the United States, and have decided that Delaware is the most suitable state for incorporation. Delaware is the most common state of incorporation for public companies in the United States. In addition, we feel the laws of Delaware with respect to corporations which will govern Travelzoo are well defined and will provide a predictable framework under which Travelzoo may operate. The merger will also accomplish the combination of our operations with those of Silicon Channels.

     In connection with the merger, we are filing a registration statement with the SEC relating to the shares of Travelzoo Delaware which will be issued in the merger. As discussed more fully in "Information About Travelzoo" on page 27, this registration is being effected to allow our stockholders to have freely tradable and properly registered shares.

     Travelzoo Bahamas and Travelzoo Delaware have entered into an Agreement and Plan of Merger, dated January 19, 2001, a copy of which appears as Annex A to this proxy statement and prospectus and is incorporated herein by reference. Information concerning the merger agreement is set forth under "The Merger Agreement" on page 22.

Effects of the Merger


     On completion of the merger, Travelzoo Bahamas will be merged into Travelzoo Delaware, Travelzoo Bahamas will cease to exist as a separate company, and all the stockholders of Travelzoo Bahamas who comply with the applicable provisions of the merger agreement will receive one share of common stock of Travelzoo Delaware in exchange for each share of common stock of Travelzoo
Bahamas they now hold. The business which has been conducted by Travelzoo Bahamas and its affiliate, Silicon Channels, will be continued by Travelzoo Delaware and its subsidiary, Silicon Channels, and all of the shares held by Travelzoo Delaware stockholders, other than persons considered affiliates under the Securities Act, will be registered and freely tradable. The current officers and members of the board of directors of Travelzoo Bahamas will become the officers and directors of Travelzoo Delaware. The stock of Travelzoo Delaware you will hold after the merger, unlike the stock of Travelzoo Bahamas you currently hold, will be redeemable if you withdraw your consent to receive communications electronically from Travelzoo, as more fully described under "Description of Capital Stock" on page 52.


Material United States Federal Income Tax Consequences

     General.

      The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Travelzoo Bahamas securities, including the receipt of securities of Travelzoo Delaware in exchange for their Travelzoo Bahamas securities. The following summary also sets forth the material U.S.
federal income tax consequences of the merger at the corporate level to Travelzoo.

     The discussion is based upon current law and is subject to the qualifications contained therein. The discussion assumes that the holders hold their Travelzoo Bahamas securities as capital assets within the meaning of
Section 1221 the U.S. Internal Revenue Code.

     This summary does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of Travelzoo Bahamas stock. In particular, it does not apply to holders entitled to special treatment under U.S. federal income tax law (including, without limitation, dealers in securities, tax-exempt organizations, banks or other financial institutions, trusts, insurance companies, persons that hold Travelzoo Bahamas stock as part of a straddle, a hedge against currency risk or as a constructive sale or conversion transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities and foreign persons, including foreign individuals, partnerships and corporations). This discussion also does not describe tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

     Further, this summary does not purport to discuss the U.S. federal income taxation of holders of Travelzoo Bahamas stock who acquired such securities or stock pursuant to the exercise or cancellation of employee stock options or otherwise as compensation.

     You are urged to consult your tax advisor as to specific tax considerations of the merger, including your receipt of stock of Travelzoo Delaware and the application and effect of federal, state, local and foreign tax laws in your particular circumstances.

     Consequences of the Initial Receipt of the Travelzoo Bahamas Stock.

     In the opinion of Bryan Cave LLP, our counsel, under current law, the initial receipt of common stock by our Netsurfer Stockholders was taxable to them upon receipt in an amount equal to the fair market value of the stock at the time of receipt. Each holder's aggregate tax basis in the common stock received will equal the fair market value of the stock at the time of receipt. The holding period of the common stock received began on the day after receipt.

     Consequences of the Merger.

     In the opinion of Bryan Cave LLP, our counsel, under current law:

     o    the merger will  qualify as a  "reorganization"  within the meaning of
          Section 368(a) of the Code,

     o Travelzoo Bahamas and Travelzoo Delaware will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, and

     o except as more fully described below, no income, gain or loss will be recognized by Travelzoo Bahamas or Travelzoo Delaware as a result of the merger.

     This opinion is subject to qualifications set forth herein and assumes that the merger is consummated in accordance with the terms of the merger agreement and as described in this proxy statement and prospectus. It also assumes the accuracy of the representations and assumptions set forth in certificates delivered to our counsel. The opinion is based on the Code, Treasury regulations promulgated thereunder and in effect as of the date hereof, current administrative rulings and practice and judicial precedent, all of which are subject to change, possibly with retroactive effect. Any change in law or failure of the factual representations and assumptions to be true could alter the tax consequences discussed herein.

     The merger is not conditioned upon a ruling from the Internal Revenue Service as to any of the U.S. federal income tax consequences of the merger or the distribution of the stock of Travelzoo Delaware. As a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions set forth in this discussion.

     Consequences to Holders of Travelzoo Stock.

     This section sets forth the opinion of Bryan Cave LLP, our counsel, as to the material U.S. federal income tax consequences of the merger to holders of Travelzoo Bahamas stock.

     Exchange of Travelzoo Bahamas Common Stock. Holders of Travelzoo Bahamas common stock who do not own 10 percent or more of the total combined voting power of our common stock and who exchange their common stock for Travelzoo Delaware common stock in the merger will not recognize gain or loss, assuming the individual holders' Travelzoo Bahamas common stock has a fair market value of less than $50,000 on the date of the exchange. Each holder's aggregate tax basis in the Travelzoo Delaware common stock received in the merger will be the same as his or her aggregate tax basis in the Travelzoo Bahamas common stock surrendered in the merger. The holding period of the Travelzoo Delaware common stock received in the merger will include the holding period of the Travelzoo Bahamas common stock surrendered in the merger.

     Additional Consequences to Holders of Travelzoo Bahamas Securities.

     This section sets forth the opinion of Bryan Cave LLP, our counsel, as to additional U.S. federal income tax consequences of the merger to holders of Travelzoo Bahamas Securities.

     Dissenter's Rights. Holders of Travelzoo Bahamas common stock who receive cash as a result of the exercise of the right to dissent from the merger (assuming thereafter that, directly or indirectly, such holder owns no Travelzoo Delaware capital stock) will recognize gain or loss equal to the difference between the amount of cash received and the holder's allocable tax basis in stock exchanged therefor. That gain or loss generally will constitute capital gain or loss. It will constitute long-term gain or loss if the holder has held the Travelzoo Bahamas common stock for more than 12 months.

     Backup withholding. Certain noncorporate holders of Travelzoo Bahamas common stock may be subject to backup withholding at a rate of 31% on cash payments received upon exercise of dissenter's rights of Travelzoo Bahamas common stock unless such holder:

     o furnishes a correct taxpayer identification number and certifies under penalty of perjury that he or she is not subject to backup withholding on the substitute Form W-9 (or successor form) which will be provided to holders of Travelzoo Delaware common stock following consummation of the merger,

     o provides a certification of foreign status on Form W-8 (or successor form), or

     o    is otherwise exempt from backup withholding.

     Any amount withheld under these rules will be credited against the holder's U.S. federal income tax liability.

     Because of the complexity of the tax laws, and because the tax consequences to any particular holder of Travelzoo Bahamas common stock may be affected by matters not discussed herein, each holder of Travelzoo Bahamas common stock is urged to consult his or her personal tax advisor concerning the applicability to him or her of the foregoing discussion, as well as of any other tax consequences of the merger.

                              THE MERGER AGREEMENT

     The following is a summary of the merger agreement, and is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and prospectus. We urge you to read the full text of the merger agreement.

Structure of the Merger

     On the effectiveness of the merger, Travelzoo Bahamas will merge into Travelzoo Delaware, and Travelzoo Delaware will be the surviving corporation. Travelzoo Bahamas will cease to exist and Travelzoo Delaware will succeed to all of the rights, powers, properties and assets of Travelzoo Bahamas, and will continue to operate the business which has been conducted by Travelzoo Bahamas and will continue to own all outstanding shares of Silicon Channels.

Exchange of Shares


     The merger agreement provides that, on the effectiveness of the merger, each outstanding share of common stock of Travelzoo Bahamas which you hold will be converted into the right to receive one share of common stock of Travelzoo Delaware if you comply with the requirements below. The shares of Travelzoo Delaware which are now held by Travelzoo Bahamas will be canceled. The shares of Travelzoo Delaware which are now held by Ralph Bartel will remain outstanding, and his shares of Travelzoo Bahamas will be exchanged for additional shares of Travelzoo Delaware. Following the merger, Mr. Bartel will hold approximately 72% of the outstanding shares.


      In order to receive shares of common stock of Travelzoo Delaware, you will be required to:

     o Identify yourself as a stockholder of Travelzoo Bahamas by providing us with your name, the email address you have registered with us, and a new password which we will send to your registered e-mail address. If you do not have access to your registered e-mail address, and are unable to receive your new password, you will be required to update your registered e-mail address by giving us a written request which includes your name, a copy of your passport or other photo id, as well as either your current registered e-mail address or the serial numbers of your Travelzoo shares, which were assigned to you at the time you received your shares.

     o    Provide us with a mailing address.


     o Consent to receiving by electronic transmission any notices to be given by Travelzoo Delaware to its stockholders, in accordance with
          Section 323 of the Delaware General Corporation Law.

     o Consent to receiving by electronic transmission our proxy statements, annual reports and other information to be provided to you in accordance with the requirements of the U.S. Securities and Exchange Commission.

Although we have not previously required our Netsurfer Stockholders to provide us with a mailing address, we will require a mailing address for all stockholders of Travelzoo Delaware. Even though we intend to use electronic delivery of stockholder communications whenever possible, the Delaware General Corporation Law and the rules and regulations of the SEC require us, under certain circumstances, to provide notices to our stockholders by mail. You must consent to receive electronic communications in order to receive stock in Travelzoo Delaware. As discussed under "Description of Capital Stock -- Common Stock" on page 53, your shares will be subject to redemption if you revoke your consent to the receipt of electronic communications.


     You may provide us with the information described above over the Internet at http://www.travelzoo.com/delaware, and we encourage you to use this method of communication. You may also use the form which is attached to this proxy statement and prospectus as Annex D, which you may fax to us or mail to us following the instructions on the form. If you attend the meeting in person you may also deliver the form to us at the meeting.

Book-Entry


     The share register of Travelzoo Bahamas has been maintained electronically, and share certificates have not been issued. Ownership of the shares of Travelzoo Delaware will also be on a book-entry basis initially, and we will encourage our stockholders to continue holding their shares in book-entry form. See "Book-Entry Share Ownership" on page 55.


Conditions to the Merger

     The obligations of Travelzoo Bahamas and Travelzoo Delaware to complete the merger are subject to the satisfaction or waiver of specified conditions, including the following:

     o    the approval of the merger agreement by the affirmative vote of:

          o the holders of a majority of the outstanding shares of Travelzoo Bahamas common stock; and

          o the holder of the outstanding shares of Travelzoo Delaware common stock (which has already taken place);

     o    the  absence  of  any  law,  order  or  injunction   prohibiting   the
          consummation of the merger;

     o the receipt of all approvals and the completion of filings or notices necessary for completion of the merger;

     o the declaration of effectiveness of the registration statement on form S-4, of which this proxy statement and prospectus forms a part, by the SEC, and the absence of any stop order or threatened or pending proceedings seeking a stop order.

Termination

     The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained:

     o    by mutual consent of Travelzoo Bahamas and Travelzoo Delaware;

     o by either Travelzoo Bahamas or Travelzoo Delaware if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction, any arbitrator or any governmental authority preventing or prohibiting consummation of the merger shall have become final and non-appealable;

     o by either Travelzoo Bahamas or Travelzoo Delaware if the merger shall not have been consummated before May 1, 2001 unless the failure of the effective time to occur by such date shall be due to the failure of the party seeking to terminate the merger agreement in performing its covenants and agreements in the merger agreement;

     o by either Travelzoo Bahamas or Travelzoo Delaware if the transactions contemplated by the merger agreement shall fail to receive the requisite vote for approval by the stockholders of Travelzoo Bahamas;

     o by Travelzoo Bahamas if its board of directors shall have withdrawn its approval or recommendation of the merger in connection with the exercise of its fiduciary duties; or

     o by either Travelzoo Bahamas or Travelzoo Delaware if the board of directors of either company determines that the number of stockholders requesting paper delivery (as opposed or in addition to electronic delivery) of this proxy statement and prospectus makes it inadvisable to proceed with the merger.

Representations and Warranties

     The merger agreement contains representations and warranties of Travelzoo Bahamas and Travelzoo Delaware relating to, among other things:

     o    corporate organization and good standing;

     o    capitalization; and

     o    authorization.

Completion and Effectiveness of the Merger

     The merger will become effective when a certificate of merger is filed in the State of Delaware in accordance with Sections 252 and 103 of the Delaware General Corporation Law. We anticipate that we will file the certificate of merger promptly following the stockholder meeting to approve the merger.

                               THE SPECIAL MEETING

General


     This proxy statement and prospectus is being furnished to holders of Travelzoo Bahamas common stock in connection with the special meeting of stockholders to be held at ________________________ on _________, 2001 at
[_________] _.m., [_________] time, and any adjournment or postponement thereof. This proxy statement and prospectus and the accompanying form of proxy are first being sent to stockholders of Travelzoo Bahamas on or about _______ __, ______.


Matters to be Considered

     At the Special meeting, the stockholders of Travelzoo Bahamas will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

Board of Directors' Recommendation

     THE TRAVELZOO BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF TRAVELZOO VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Record Date; Voting Rights

     Our board of directors has fixed the close of business on ____________ ___, ____ as the record date for determining holders entitled to notice of and to vote at the special meeting.

     As of the record date, there were outstanding and entitled to vote 11,295,874 shares of Travelzoo Bahamas common stock held by 699,960 stockholders of record. Each share of Travelzoo Bahamas common stock is entitled to one vote on each matter to be voted upon at the special meeting, which vote may be cast either in person or by properly executed proxy.

Quorum

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Travelzoo Bahamas common stock is necessary to constitute a quorum at the special meeting.

Required Vote

     The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

     Mr. Bartel holds an aggregate of 5,910,000 shares of our common stock, representing approximately 52% of the outstanding shares. He has indicated that he intends to vote in favor of the approval and adoption of the merger agreement.

     The approval of the merger also requires the affirmative vote of a majority of the outstanding shares of common stock of Travelzoo Delaware. Travelzoo Bahamas and Mr. Bartel, who together hold all of the outstanding shares of Travelzoo Delaware, have already given that approval.

Proxies

     The proxy statement and prospectus is being furnished to Travelzoo stockholders in connection with the solicitation of proxies by and on behalf of the Travelzoo board of directors for use at the special meeting, and is accompanied by a form of proxy.

     In order for your shares of Travelzoo common stock to be included in the vote, you must vote your shares by one of the following means:


     o by proxy by completing the proxy and following the instructions for return located on the Internet at http://www.travelzoo.com/proxy.


     o by proxy by printing, completing, signing and dating the proxy in the form attached hereto and mailing it to the address shown thereon

     o    in person at the special meeting

     If you cannot attend the special meeting in person, you are encouraged to vote by proxy over the Internet.

     All shares of Travelzoo common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares of Travelzoo common stock will be voted for approval and adoption of the merger agreement and, in the discretion of the proxies, with respect to such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Travelzoo does not know of any matters other than the merger that are to come before the special meeting. If any other matters are properly presented for action at the special meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

     Mailing the enclosed proxy card or voting through the Internet does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time prior to the vote by:

     o notifying the Secretary of Travelzoo in writing of the revocation of the proxy;

     o submitting, via the Internet or through the U.S. mail, a duly executed proxy to the Secretary of Travelzoo bearing a later date; or

     o    appearing at the special meeting and voting in person.

     Simply attending the special meeting, without voting at the meeting, will not constitute revocation of a proxy. Any written notice of revocation or subsequent proxy should be completed at http://www.travelzoo.com/proxy, sent to Travelzoo.com Corporation, 800 West El Camino Real, Suite 180, Mountain View, California 94040, Attention: Secretary, or hand delivered to the Secretary of Travelzoo at or before the taking of the vote at the special meeting.

                              RIGHTS OF DISSENTERS

     Under Bahamian law, as a result of the merger proposal, you are entitled to demand appraisal and, upon consummation of the merger, obtain payment of the fair value of your shares. To exercise the right to dissent, you must give written notice to Travelzoo Bahamas at or before the stockholders' meeting described above under "The Special Meeting" on page 24. Such written notice must include a statement that you propose to demand payment for your shares if the merger is approved.

     Within 20 days after the date of the special meeting, Travelzoo Bahamas will give written notice of the authorization of the merger to you if you have given written objection. Within 20 days after the date on which the copy of the plan of merger or an outline thereof was given to you, you must give written notice to Travelzoo Bahamas of your decision to elect to dissent, provided that you must dissent with respect to all shares that you hold in Travelzoo Bahamas. Such notice must state:

     o    your name and address;

     o the number and classes or series of shares in respect of which you dissent; and

     o    a demand for payment of the fair value of your shares.

     Upon giving notice of election to dissent, you will no longer have any of the rights of a stockholder of Travelzoo Bahamas except the right to be paid the fair value of your shares. Within seven days immediately following the date of the expiration of the period within which you may give your notice of election to dissent, or within seven days immediately following the date on which the proposed merger effective, whichever is later, Travelzoo Delaware will make a written offer to you to purchase your shares at a specified price that Travelzoo Delaware determines to be their fair value. If, within 30 days immediately following the date on which the offer is made, you and Travelzoo Delaware agree upon the price to be paid for your shares, Travelzoo Delaware will pay you that amount in cash upon your signing and delivering to Travelzoo Delaware a document satisfactory to Travelzoo Delaware in which you acknowledge surrender and cancellation of your shares.

     If you and Travelzoo Delaware fail within such 30 day period to agree on the price to be paid for your shares, within 20 days immediately following the date on which the 30 day period expires, the following shall apply:

     o    you and Travelzoo Delaware will each designate an appraiser;

     o    the  two  designated   appraisers  together  will  designate  a  third
          appraiser;

     o the three appraisers will fix the fair value of your shares as of the close of business on the day prior to the date of the stockholders' meeting, and that value is binding on you and Travelzoo Delaware for all purposes; and

     o Travelzoo will send to you, by check mailed to the address you provide to us, the amount of the fair value of the shares.

                           INFORMATION ABOUT TRAVELZOO

Our History

     Travelzoo Bahamas

     Travelzoo.com Corporation was incorporated on May 21, 1998 in the Commonwealth of The Bahamas under The International Business Companies Act of 1989. Ralph Bartel, our Chairman of the Board and President, was initially our sole stockholder.

     Our principal business office is located at 800 West El Camino Real, Suite 180, Mountain View, California 94040.

     Internet Stock Offering


     Following the organization of Travelzoo Bahamas in 1998, we offered shares in Travelzoo to visitors who registered on our website. We limited the offer to approximately 700,000 "Netsurfer Stockholders," owning an aggregate of 2,577,937 shares. During the first week of the Netsurfer Stockholder program, we credited 10 shares to the account of every new stockholder who participated in the program. For the remainder of the program, three shares were credited to the account of every new Netsurfer Stockholder who participated in the program. In addition, one share was credited to the account of an existing Netsurfer Stockholder if, at the time of registration, a new Netsurfer Stockholder accurately provided the registered e-mail address of that existing Netsurfer Stockholder. The initial distributions resulted in the issuance of 2,100,217 shares and the additional distributions resulted in the issuance of 477,720 shares. The maximum number of shares distributed to any one Netsurfer Stockholder was 10. The offering ended on July 31, 1998 when we obtained approximately 700,000 new stockholders. After the Netsurfer Stockholder offering and subsequent two-for-one stock split, 5,155,874 shares of Travelzoo were owned by approximately 700,000 Netsurfer Stockholders and 6,140,000 are owned by eight stockholders who obtained their shares through other issuances.

     To register, registrants in the Netsurfer Stockholder program provided us with their e-mail addresses, first names and countries of residence. Upon receipt of this information, we e-mailed a personal identification number to the e-mail address each registrant had provided. Once the registrants received their personal identification numbers, in order to receive their stock, they were asked to provide us with their first and last names, e-mail addresses, countries of residence and personal identification numbers, and to represent that they were at least 18 years old and residents of the United States or Canada. No cash payments were required or received for any of the stock issued pursuant to the Netsurfer Stockholder offering. The only item received from the Netsurfer Stockholders was the information they provided in the registration process. The only benefit we anticipated receiving from the offering was an increase in our website traffic.


     We believe that our offering was the first offering of "free shares" over the Internet. Mr. Bartel, who was a resident of Germany at the time, was not advised by U.S. securities counsel, and believed that the grant of the shares could be made without any registration or qualification with the U.S. Securities and Exchange Commission or other regulatory body since no payment was received for the shares. Although Mr. Bartel received an inquiry from the SEC about the issuance of shares to the Netsurfer Stockholders, the SEC has not asserted any violation of law by Travelzoo. However, we understand that the SEC takes the position that programs for issuing shares such as our Netsurfer Stockholder program should be registered with the SEC or qualify for an exemption from such registration. We are registering the shares to be offered in the merger under the U.S. Securities Act.


     Federal and state securities laws provide certain remedies for persons who acquire securities in an offering that was not registered with the SEC and which did not qualify for any exemption from registration. Under Sections 12(a)(1) and
(2) of the Securities Act of 1933, such persons are entitled to rescission, which means that the stockholders would return the securities to the seller and the seller would be required to return the purchase price paid for such securities, less any amount of income the purchaser received from the securities. If a purchaser no longer holds the securities, the purchaser would be entitled to damages equal to the difference between the price paid for the stock and the price at which the stockholder sold the stock. However, any action based upon Section 12(a)(1) must be brought within one year of the violation, but not more than 3 years after the security was offered to the public. Any such action based upon Section 12(a)(2) must be brought within one year from the date the violation was discovered or should have been discovered with reasonable diligence, but not more than three years from the date of sale. In addition, Travelzoo believes that, even if such remedies would be available, Travelzoo would have no financial liability because no cash was paid for the shares issued to the Netsurfer Stockholders.


     The remedies available to purchasers of unregistered securities under state law vary by state, but most states have a remedy similar to the rescission and damages remedies described above with respect to federal law. Most states hold an entity which sells or offers to sell an unregistered or non-exempt security liable to the person purchasing the security, and the holder may generally bring an action to recover the consideration paid for the security, together with interest from the date of payment, court costs and attorneys' fees, less the amount of any income received on the security. If a holder no longer holds securities received in an unregistered and non-exempt offering, the holder may be entitled to receive damages equal to the difference between the price paid for the security and the price at which the holder sold the security, plus interest. Moreover, most state laws expressly provide that the rights and remedies provided by the securities laws are in addition to any other rights and remedies that may exist. However, some state laws limit the applicable remedy to rescission and other state laws limit the applicable remedy to damages.


     Actions under state securities laws are subject to statutes of limitations, which require a purchaser of unregistered securities to bring an action within a stated period of time from either the date of the sale, the date of the violation, the date when the violation should have been detected, or some combination thereof. The majority of state securities laws provide for limitations periods of 2-3 years from the date of sale. The minority of states typically provide for limitations periods which begin to run on the date the stockholder discovered or should have discovered the violation. These limitations periods range from 6 months to 5 years. Of these minority states, many place an additional limit in the form of a maximum time period of 4 to 6 years from the date of violation or date of sale. Additionally, the securities laws of most states bar an action for rescission or damages for an unregistered or non-exempt offering if the offeree knew of the securities law violations at the time he or she received the securities.

     In those states in which the applicable statute of limitations may not have expired, Travelzoo may be subject to liability for rescission or other remedies. However, we do not have any information as to the states of residence of the Netsurfer Stockholders. As noted above, since no cash was paid for the shares issued to the Netsurfer Stockholders, we believe that, even if such remedies would be available, Travelzoo would have no financial liability.


     Silicon Channels Corporation


     Silicon Channels Corporation, formerly an affiliate of Travelzoo Bahamas, was incorporated in California on September 28, 1998 with Ralph Bartel as the sole stockholder. Silicon Channels did business under the name "Travelzoo.com Sales, Inc." On October 10, 1998, Travelzoo.com Corporation and Silicon Channels Corporation entered into a letter agreement whereby Silicon Channels agreed to manage the technical platform, marketing, customer support and billing for the classified publishing business of the Travelzoo.com website in return for a 5% commission on the quarterly net income from such business. The October 10, 1998 agreement was subsequently replaced by a Service Agreement dated January 2, 1999. In the January 2, 1999 agreement, Silicon Channels agreed to perform all operation services with respect to the Travelzoo.com website in return for 50% of the net income before taxes generated from the operation of the Travelzoo.com website. All assets, other than the domain name Travelzoo.com, used in the operation of the Travelzoo.com website were owned by Silicon Channels. On January 22, 2001 Silicon Channels became a subsidiary of Travelzoo Delaware, a newly-formed subsidiary of Travelzoo Bahamas, as described under "Certain Transactions between Travelzoo and Its Affiliates" on page 49. The service agreement between Silicon Channels and Travelzoo Bahamas was terminated in connection with that transaction.


     Merger with Travelzoo Delaware

     Travelzoo Inc. was incorporated as a Delaware corporation on January 18, 2001. The initial stockholder of Travelzoo Delaware was Travelzoo Bahamas. Following the contribution of the shares of Silicon Channels Corporation to Travelzoo Delaware, Travelzoo Bahamas owns 58% of the outstanding shares of Travelzoo Delaware and Ralph Bartel owns 42% of the outstanding shares. On completion of the merger described in this proxy statement and prospectus, Travelzoo Bahamas will be merged into Travelzoo Delaware, Travelzoo Bahamas will cease to exist as a separate company, and all the stockholders of Travelzoo Bahamas, other than persons considered affiliates under the Securities Act, who comply with the applicable provisions of the merger agreement will receive one share of common stock of Travelzoo Delaware in exchange for each share of common stock of Travelzoo Bahamas they now hold.

Our Business


     Travelzoo provides online marketing solutions to the travel industry. We believe that travel companies, because of the quickly expiring nature of their inventory, need fast and efficient ways to promote special offers and last-minute sales. Through our website at www.Travelzoo.com, our Travelzoo Top 20 newsletter, and by using our listing management software, travel companies can inform Internet users about their specials in a fast, flexible, and cost-effective manner. Our real-time performance tracking software allows travel companies to optimize their campaigns. We believe that our solutions overcome many of the limitations that exist with traditional newspaper advertising.

     More than 150 companies use our services. Our customers include Alamo Rent-A-Car, America West Vacations, Budget Rent A Car, Holiday Inn, Mandalay Resort Group, Park Place Entertainment, Travelocity.com, Travelscape.com, United Airlines and Virgin Atlantic Vacations. We received at least $10,000 from each of these customers in 2000.

     While our website at www.Travelzoo.com is an ongoing listing of travel specials, our Travelzoo Top 20 newsletter is sent by e-mail to subscribers weekly and highlights twenty individual travel specials offered by our customers and other travel suppliers.


     Our listing management software allows travel companies to add, update, and delete special offer listings on a real-time basis. Our software also provides travel companies with real-time performance tracking, enabling them to optimize their marketing campaigns.


     Our advertising revenues are primarily derived from listing fees on our website, www.Travelzoo.com. Revenue from our listing service has grown rapidly since we began operations in 1998, primarily driven by an increasing number of travel companies listing their special offers on www.Travelzoo.com. Our revenues increased from approximately $84,000 for the period from May 21, 1998 (inception) to December 31, 1998, to approximately $3.9 million for the year ended December 31, 2000. For the three months ended March 31, 2001, revenues were approximately $1.3 million.


Industry Background

     Market for Advertising Special Offers


     According to the Newspaper Association of America, travel companies spent $1.5 billion in 1999 on national advertising in locals newspapers (source:
Market and Business Analysis, NAA, June 2000). Based on its understanding of the industry, our management believes that newspapers are currently the main medium for advertising special travel offers.


     We believe that several factors are causing and will continue to cause an increase in spending on advertising special offers:


     o Online Advertising Opportunities. The Internet allows travel companies to advertise their special offers in a fast, flexible, and cost-effective manner that has not been possible before. We believe this will lead to greater expenditures by travel companies on advertising special offers.



     o Suppliers Selling Directly. We believe that many travel suppliers prefer to sell their travel services directly to consumers, as an alternative to more costly distribution through travel agents. Through online advertising of special offers that attract consumers to supplier's websites, travel suppliers can sell directly to consumers.



     Problems Travel Companies Face and Limitations of Newspaper Advertising



     Our management believes that travel companies often face the problem of being able to effectively market and sell excess inventory (i.e. airline seats, hotel rooms, or cruise cabins that are likely to be unfilled). The success of marketing excess inventory can have a substantial impact on a travel company's net income. Almost all costs of travel services are fixed. That is, the costs do not vary with sales. A relatively small amount of unsold inventory can have a significant impact on the profitability of a travel company.



     Further, our management believes that travel companies need a fast, flexible, and cost-effective solution for marketing excess inventory. The solution must be fast, because travel services are a quickly expiring commodity. The period between the time when a company realizes that there is excess inventory and the time when the value of the travel service has become worthless is very short. The solution must be flexible, because the travel industry is dynamic and the demand for excess inventory is difficult to forecast. It is difficult for travel companies to price excess inventory. It is difficult for travel companies to forecast the marketing effort needed to sell excess inventory. The marketing must be cost-effective because excess inventory is often sold at highly discounted prices, which lowers the margin. Travel companies need cost-effective solutions for marketing excess inventory.



     Our management believes that newspaper advertising, with respect to advertising excess inventory, suffers from a number of limitations which do not apply to the Internet:


     o typically ads must be submitted 2 to 5 days prior to the publication date, which makes it difficult to advertise last-minute inventory;


     o once an ad is published, it cannot be update or deleted when an offer is sold out;


     o    once an ad is published, the travel company cannot change a price;


     o    in many markets,  the small number of newspapers and other print media
          reduces   competition,   resulting   in  high   rates  for   newspaper
          advertising; and

     o the medium does not allow for the detailed tracking of readers and actual response to a particular advertisement.


     Market Opportunity

     We believe that the opportunities created by the Internet and the desire of many travel suppliers to sell directly to consumers will cause an increasing percentage of these expenditures to be directed to Internet advertising of special offers.

     We believe that the advantages offered by Internet technology have not yet been fully realized and applied to the marketing of special travel offers, and that Travelzoo has an opportunity to become a leading provider of online marketing solutions for the travel industry.

The Travelzoo Solution


     We offer travel companies a fast, flexible, and cost-effective solution for promoting their special offers to consumers. Our solutions include listings on our website, www.Travelzoo.com, and listings in our Travelzoo Top 20 newsletter. As travel companies increasingly utilize the Internet to promote their special offers, we believe that our solution will enable customers to leverage the lower cost and real-time communication enabled by the Internet while retaining many of the positive attributes of traditional advertising methods.


     Benefits to Travel Companies

     Key features of our solution for travel companies include:

     o Real-Time Listings of Special Offers. Our technology allows travel companies to list new special offers on a real-time basis.

     o Real-Time Updates. Our technology allows travel companies to update their listings on a real-time basis.

     o Real-Time Performance Reports. We provide travel companies with real-time tracking of the performance of their listings. Our solution enables travel companies to optimize their promotion campaigns by removing or updating unsuccessful listings and further promote successful listings.

     o Access to a Large Number of Travel Shoppers. Through our website, www.Travelzoo.com, we offer travel companies access to more than 600,000 unique visitors per month, as reported by Media Metrix, Inc. for the month of September 2000. Media Metrix is a leading company in Internet and digital media measurement. In addition, our Travelzoo Top 20 newsletter reaches 1.2 million subscribers, which are not measured in audience ratings.

     o National Reach. Through our website, www.Travelzoo.com, and our newsletter, we offer travel companies access to travel shoppers across the U.S.

     Benefits to Consumers


     Our website, www.Travelzoo.com, and our Travelzoo Top 20 newsletter provide consumers information on current special offers at no cost to the travel consumer. Key features of our solution for consumers include:


     o Offers From More Than One Hundred Companies Aggregated. Our www.Travelzoo.com site offers consumers aggregated information on current special offers from more than one hundred travel companies. This saves time.

     o    Current  Information.  Compared to newspaper ads, we provide consumers
          more  current   information,   since  our  technology  enables  travel
          companies to update their listings on a real-time basis.

     o Search tools. We provide consumers with the ability to search for specific special offers. Additionally, each listing includes a date stamp, giving the consumer information about the age of a particular listing.

The Travelzoo Strategy

     Our objective is to become the leading provider of solutions for online promotion of special offers for travel companies. Key elements of our strategy include:

     o Build Brand Awareness. We believe that it is essential to establish a strong brand. We utilize a marketing program, including advertising on other websites. In addition, we believe that we build brand awareness by product excellence that is promoted by word-of-mouth. We intend to expand our public relations and other marketing programs.

     o Increase Number of Travel Companies Listing their Special Offers on www.Travelzoo.com. We intend to accelerate the growth of our customer base by expanding the size of our sales force. See "--Sales and Marketing."

     o Increase Number of Consumers Using the www.Travelzoo.com Website. In order to attract more users to our website, we intend to expand our advertising on other websites. We believe that we also can attract more users by product excellence that is promoted by word-of-mouth.

     o Continue to Enhance Our Technology. We intend to provide the best available tools to travel companies to more effectively manage their promotion campaigns. We intend to dedicate a significant amount of engineering time to continue enhancements of our technology.

     o Expand Our Services Into Other Areas. We intend to expand our services in other areas. We plan to accomplish this by developing new products and services within our company and by evaluating acquisition and investment opportunities. We intend to launch a service for online marketing of movies and local events in the near future.

Customers

     As of December 31, 2000, our customer base included over 150 travel companies, including travel suppliers, consolidators, and travel agents. Some of our customers are:

       Air New Zealand                       Park Place Entertainment
       Alamo Rent-a-Car                      Skyauction.com
       America West Vacations                Tollman Hundley
       Budget Rent A Car                     Travel Services International
       Cheap Tickets, Inc.                   Travelocity.com
       Holiday Inn                           Travelscape.com
       Lowestfare.com                        Uniglobe.com
       Lufthansa                             United Airlines
       Mandalay Resort Group                 Virgin Atlantic Vacations
       Northwest Airlines Vacations


We received at least $10,000 of revenue from each of these customers in 2000.

     For the year ended December 31, 1999, our three largest customers accounted for 23%, 10% and 10% of our revenues, respectively. For the year ended December 31, 2000, our two largest customers accounted for 22% and 11% of our revenues, respectively. For the three months ended March 31, 2001, three customers accounted for 18%, 13% and 12% of our revenues, respectively. No other customers accounted for 10% or more of revenues in 1999, 2000 or the three months ended March 31, 2001.


Sales and Marketing


     As of March 31, 2001, our direct sales force consisted of three advertising sales managers and a Vice President Sales and Marketing. We obtain customers primarily through leads generated at industry conferences and inquiries received from a form on our website. We plan to add three to five advertising sales representatives to our sales force in the near future.


     We utilize a marketing program involving online advertising to promote www.Travelzoo.com as a leading site for special travel offers. In addition, we believe that we build brand awareness by product excellence that is promoted by word-of-mouth. We plan to continue to use industry conferences, coupled with public relations efforts, to promote awareness of the Travelzoo brand.


     We have entered into an outsourcing agreement for banner advertising sales and ad serving with DoubleClick, Inc., a leading online advertising network. DoubleClick sells banner advertising, serves the banners on www.Travelzoo.com, provides customers with reporting, and bills the customer and remits a percentage of the proceeds to Travelzoo which is reported as net revenue. Our latest agreement with DoubleClick has been in effect since June 23, 2000, and may be terminated by either party on three months' notice.


Technology

     We have designed our technology to serve a large volume of web traffic in an efficient, scaleable and fault-tolerant manner.

     We co-locate our production servers with Exodus Communications, Inc., a major co-location and Internet service provider. Exodus' facility includes features such as power redundancy, multiple egress and peering to other ISPs, fire suppression and access to our own separate physical space. We believe our arrangements with Exodus will allow us to grow without being limited by our own physical and technological capacity, and will also provide us with sufficient bandwidth for our anticipated needs. Because of the design of our website, our users are not required to download or upload large files from or to our website, which allows us to continue increasing the number of our visitors and page views without adversely affecting our performance or requiring us to make significant additional capital expenditures.

     Our software is written using open standards, such as Visual Basic Script, and HTML, and interfaces with products from Microsoft. We have standardized our hardware platform on Compaq servers and Cisco switches.

Plans for New Products and Services

     We intend to launch a service for online marketing of movies and local events in the near future. In December 2000, we purchased the Internet domain name "Weekend.com" for this purpose.

Competition

     We compete with large Internet portal sites, such as About.com, America Online, Excite, Lycos, MSN and Yahoo!, that offer listings or other advertising opportunities for travel companies. We also compete with smaller sites that specialize in listing last-minute offers or list deals for free, such as Lastminutetravel.com and Smarterliving.com. In addition, we compete with newspapers, magazines and other traditional media companies that provide online advertising. We expect to face additional competition as other established and emerging companies, including print media companies, enter the online advertising market.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger client bases than we do. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships to expand their businesses or to offer more comprehensive solutions.

     We believe that there will be rapid business consolidation in the online advertising industry. Accordingly, new competitors may emerge and rapidly acquire significant market share. In addition, new technologies will likely increase the competitive pressures that we face. The development of competing technologies by market participants or the emergence of new industry standards may adversely affect our competitive position. Competition could result in reduced margins on our services, loss of market share or less use of www.Travelzoo.com by travel companies and consumers. If we are not able to compete effectively with current or future competitors as a result of these and other factors, our business could be materially adversely affected.

Government Regulation and Legal Uncertainties

     There are increasing numbers of laws and regulations pertaining to the Internet, including laws or regulations relating to user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing.

     Privacy Concerns. Government agencies are considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing web sites. While we have implemented and intend to implement additional programs designed to enhance the protection of the privacy of our users, these programs may not conform to any regulations adopted which may be adopted by these agencies. In addition, these regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information. The European Union (the "EU") has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. The directive may adversely affect our activities to the extent that we may seek to collect data from users in EU member countries.

     Domain Names. Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform. We own the Travelzoo.com domain name, and have registered "Travelzoo" as a trademark. Because of these protections, it is unlikely, yet possible, that third parties may bring claims for infringement against us for the use of our domain name and trademark. In the event such claims are successful, we could lose the ability to use the Travelzoo.com domain name. There can be no assurance that our domain name will not lose its value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain name if changes in overall Internet domain name rules result in a restructuring in the current system of using domain names which include ".com," ".net," ".gov," ".edu" and other extensions.

     Jurisdictions. Due to the global nature of the Internet, it is possible that, although our transmissions over the Internet originate primarily in California, the governments of other states and foreign countries might attempt to regulate our business activities. In addition, because our service is available over the Internet in multiple states and foreign countries, these jurisdictions may require us to qualify to do business as a foreign corporation in each of these states or foreign countries, which could subject us to taxes and other regulations.

Intellectual Property

     Our success depends to a significant degree upon the protection of the Travelzoo brand name. If we were unable to protect the Travelzoo brand name, our business could be materially adversely affected. We rely upon a combination of copyright, trade secret and trademark laws to protect our intellectual property rights. The steps we have taken to protect our proprietary rights, however, may not be adequate to deter misappropriation of proprietary information.

     We may not be able to detect unauthorized use of our proprietary information or take appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of other countries in which we may market our services in the future are uncertain and may afford little or no effective protection of our intellectual property.

     On June 21, 1999, Mr. Bartel, our founder, filed with the United States Patent and Trademark office to register the trademark "Travelzoo" for "providing information and news in the field of travel via an on-line global communications network and travel agency services, namely making reservations and booking for transportation," "providing information and news in the field of travel via an on-line global communications network and travel agency services, namely making reservations and booking for temporary lodging," and "promoting the goods and services of others through the offer of travel goods and services and shopping club services, namely providing information on travel goods and services to members." The PTO published that mark for opposition on October 31, 2000. On January 22, 2001, Mr. Bartel, who filed the trademark application as an individual, transferred the ownership of the pending trademark "Travelzoo" to Travelzoo Delaware. The mark was registered by the PTO on January 23, 2001.

Employees

     As of March 31, 2001, we had 14 employees, of whom 7 worked in sales, marketing, client services, and business development, 1 in network operations and 6 were involved in finance, administration, and corporate operations. None of our employees is represented under collective bargaining agreements. We consider our relations with our employees to be good. Because of our anticipated further growth combined with the requirements we face as a public company, we expect that the number of our employees will continue to increase for the foreseeable future.

Reports to Security Holders


     We have not in the past filed reports with the SEC, although we have made certain financial information available to our stockholders through our website. This information includes income statements and other statements of revenues and expenses as well as narratives on our financial condition from management. Following completion of the merger, we will be required to file annual, quarterly and other financial reports with the SEC in accordance with the requirements of the U.S. Securities Exchange Act of 1934, as amended, and we will be required to provide an annual report and proxy statement to our stockholders. We expect to provide such reports to our stockholders, and to otherwise communicate with our stockholders, using e-mail or other electronic communications to the extent permitted by the rules and regulations of the SEC and by the Delaware General Corporation Law. A stockholder may receive a paper copy of any stockholder communication by submitting a written request to the
Secretary of Travelzoo at the address set forth in this proxy statement and prospectus. However, as described under "Description of Capital Stock - Common Stock" on page 53, we will have the right to redeem shares of common stock held by a stockholder who revokes such stockholder's consent to receive communications and notices from us in electronic form or who fails to give such consent on request.


     You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

Use of Stockholder Information


     In 1998, we offered shares in Travelzoo to visitors who registered on our website. The offering ended on July 31, 1998 when we obtained 700,000 Netsurfer Stockholders. To register, the Netsurfer Stockholders provided us with their e-mail addresses, first names and countries of residence. Upon receipt of this information, we e-mailed a personal identification number to the e-mail address each Netsurfer Stockholders had provided. Once the Netsurfer Stockholders received their personal identification numbers, in order to receive their stock, they were asked to provide us with their first and last names, e-mail addresses, countries of residence and personal identification numbers, and to represent that they were at least 18 years old and residents of the United States or Canada. We use this information solely for communication of financial and other relevant information about Travelzoo, including new features on our site, to our Netsurfer Stockholders.


Facilities


     Our offices are currently located in approximately 3,000 square feet of office space in Mountain View, California under an operating lease with HQ Global Workplaces, Inc. that expires on December 31, 2001. In addition, we rent approximately 250 square feet of office space in New York, New York under an operating lease with HQ Global Workplaces, Inc. that expires on May 31, 2002. We believe that our leased facilities are adequate to meet our current needs; however, we intend to expand our sales operations and therefore may require additional facilities in the future. We believe that such additional facilities are available.


                                LEGAL PROCEEDINGS

     There are no material legal proceedings pending or, to our knowledge, threatened against us.

                           MARKET FOR OUR COMMON STOCK

     Our shares have not previously been registered, and our shares are not listed on any stock exchange or included in any over-the-counter market. As described above under "Information About Travelzoo -- Our History" on page 27, we have approximately 700,000 Netsurfer Stockholders who hold an aggregate of 5,155,874 shares of our common stock, or an average of approximately 7.4 shares per Netsurfer Stockholder. Our stockholder register has been kept electronically, and no share certificates have been issued. We cannot estimate what the trading price of our common stock might have been if there had been a market for the shares.

     Following completion of the merger, and the registration with the SEC of the shares of Travelzoo Delaware, our stockholders will be permitted to sell their shares and a market in our shares may develop. However, we cannot assure you that a significant market for the shares will develop or be maintained.


     We have no immediate plans to apply for a listing of our common stock on any stock exchange. We hope to apply for a listing of our common stock on the NASDAQ stock exchange at such time as we determine that we are in a position to meet the listing qualifications. Following completion of the merger, and prior to any NASDAQ listing, we expect that the shares of Travelzoo Delaware will trade on the over-the-counter market in the United States.

     EquiTrade Securities Corporation in Lake Forest, California, has indicated that it intends to attempt to make a market in our securities. EquiTrade has no obligation to make a market in our securities, and if it is able to do so, there are no assurances that a market will be maintained.


     At the date of this proxy statement and prospectus, there are 11,295,874 shares of our common stock outstanding.

     We have not paid any dividends on our common stock in the past and do not expect to pay dividends in the foreseeable future.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to, the combined financial statements of Travelzoo.com Corporation and affiliate and the notes thereto appearing elsewhere in this proxy statement and prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors including, but not limited to, those discussed in "Risk Factors" and elsewhere in this proxy statement and prospectus.

Overview


     Travelzoo provides online marketing solutions to the travel industry. We believe that travel companies, because of the quickly expiring nature of their inventory, need fast and efficient ways to promote special offers and last-minute sales. Through our website at www.Travelzoo.com, our Travelzoo Top 20 newsletter, and by using our listing management software, travel companies can inform Internet users about their specials in a fast, flexible, and cost-effective manner. Our revenues are primarily derived from advertising placed on our website, www.Travelzoo.com.

     Travelzoo.com  Corporation was  incorporated  in May 1998.  Until September
1998, Ralph Bartel, our founder, operated the website as an individual. In September 1998, Ralph Bartel incorporated Silicon Channels Corporation d.b.a. Travelzoo.com Sales, Inc. At that time Travelzoo.com Corporation entered into an outsourcing agreement with Silicon Channels. In January 1999, Silicon Channels hired its first two employees. Ralph Bartel was the first employee. Our early operating activities related primarily to the development of the necessary technological infrastructure for the operation of our website. In November 1999, we launched our Travelzoo Top 20 newsletter. During 2000, Silicon Channels hired additional sales personnel and continued to grow our advertising revenue and customer base. In January 2001, Travelzoo Inc. was incorporated as a wholly-owned subsidiary of Travelzoo.com Corporation and Silicon Channels Corporation became a wholly-owned subsidiary of Travelzoo Inc. following the transaction described in note 1(a) to the combined financial statements. As of March 31, 2001, Travelzoo Inc. operated with 14 employees.

     The following discussion is based on the combined financial statements of Travelzoo.com Corporation and affiliate (Travelzoo Inc.), which represents the historical financial statements of the Travelzoo business founded by our principal stockholder.


     We classify our revenues as follows:


     o Advertising revenues, consisting of listing fees paid by travel companies to list their special offers on www.Travelzoo.com and banner advertising sales through DoubleClick, Inc. Listing fees are based on placement, number of listings, number of impressions, or number of clickthroughs. Banner advertising rates are based on CPM rates (cost per thousand impressions). Smaller advertising agreements-typically $2,000 or less per month-typically renew automatically each month if they are not terminated by the customer. Larger agreements are typically related to advertising campaigns and are not automatically renewed.


     o Commissions revenue, consisting of commissions paid by customers for generating sales through www.Travelzoo.com.

     We recognize revenue as follows:


     o Advertising Revenues. We recognize advertising revenues in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, the fees are fixed and determinable, no significant obligations remain at the end of the period, and collection of the resulting receivable is reasonably assured. If advertising is displayed within one month, revenues are recognized at the end of the display period. If advertising is displayed over two or more months, revenues are recognized ratably over the period. To the extent that the minimum guaranteed impressions are not met during the contract period, we defer recognition of the corresponding revenues until the guaranteed impressions are achieved. Fees for banner advertising are recognized based on the number of impressions displayed or clickthroughs delivered during the period. We recognize revenues from barter transactions in the period during which the advertisements are displayed on www.Travelzoo.com. Expenses from barter transactions are recognized in the period during which the advertisements are displayed on the barter partner's website. Barter transactions are recorded at the fair value of the advertising provided based on cash received by us for similar types of advertising within six months. These transactions involve the receipt by us of advertising services on other websites in exchange for advertising services on www.Travelzoo.com. Our last barter arrangement expired on April 21, 2000.


     o Commissions. We record commissions as the net amount received. We recognize the revenue in the period that the commissions earned are reported to Travelzoo by the e-commerce partner. Typically, it takes e-commerce partners between two weeks and three months to report commissions to us.

     We classify our cost of revenue and operating expenses as follows:

     o Cost of Revenues. Cost of revenues consists of network expenses, including fees we pay for co-location services, depreciation of network equipment and salary expenses associated with network operations staff.

     o Sales and Marketing. Sales and marketing expenses consist primarily of advertising and promotional expenses, public relations expenses, conference expenses, printing fees, sales and marketing compensation, including base salary and sales commissions, and telemarketing communications expenses. Sales commissions have remained relatively constant as a percentage of revenues, and we expect this to continue.


     o    General  and  Administrative.   General  and  administrative  expenses
          consist primarily of compensation for administrative and executive staff, fees for professional services, rent, bad debt expense, amortization of intangible assets and general office expense.


     o Merger Expenses. Merger expenses consist of expenses relating to the registration statement and proxy statement being filed with the SEC relating to the merger of Travelzoo Bahamas into Travelzoo Delaware.


     For the year ended December 31, 1999, we reported pre-tax income of approximately $144,000. For the year ended December 31, 2000, we reported pre-tax income of approximately $750,000. For the three months ended March 31, 2000, we reported pre-tax income of approximately $236,000. For the three months ended March 31, 2001, we reported pre-tax income of approximately $459,000. As of December 31, 1999, and December 31, 2000, we had retained earnings of approximately $134,000 and $496,000, respectively. As March 31, 2001, we had retained earnings of approximately $714,000.


     We intend to devote significant resources to advertising and brand marketing programs designed to attract more site traffic and more travel companies listing their special offers on www.Travelzoo.com. We expect growth in the number of travel companies listing their special offers on www.Travelzoo.com to result in substantial growth in advertising revenues, both in terms of dollar amounts and as a percentage of total revenue. Our strategy anticipates that revenue from advertising will likely be the single largest source of revenue for us in the immediate future.

     As a result of our expansion plans and our expectation that operating expenses will increase significantly in the next several years, especially in the areas of sales and marketing and brand promotion, we cannot be sure that we will sustain profitability.

    Results of Operations:

     The following table sets forth, as a percentage of total revenues, the results of our operations for the periods indicated:




                                    Period from
                                    May 21, 1998                                     Three months   Three months
                                    (Inception)       Year ended      Year ended         ended          ended
                                         to          December 31,    December 31,      March 31,      March 31,
                                    December 31,
                                 ----------------- ----------------- --------------- --------------- ---------------
                                        1998              1999            2000            2000            2001
                                 ----------------- ----------------- --------------- --------------- ---------------
                                                         (As a Percentage of Total Revenues)


Revenues:
   Advertising                             68%                 94%             98%             98%            100%
   Commissions                             32                   6               2               2               -
                                 ----------------- ----------------- --------------- --------------- ---------------
      Total revenues                      100                 100             100             100             100
Cost of revenues                           30                  14               7               7               6
                                 ----------------- ----------------- --------------- --------------- ---------------
      Gross profit                         70                  86              93              93              94
Operating expenses:
   Sales and marketing                      2                  37              38              41              34
   General and administrative              27                  34              30              20              15
   Merger expenses                          -                   -               6               -              10
                                 ----------------- ----------------- --------------- --------------- ---------------
      Total operating expenses             29                  71              74              61              59
                                 ----------------- ----------------- --------------- --------------- ---------------
Income before income taxes                 41                  15              19              32              35
Income taxes                                7                   4              10              14              18
                                 ----------------- ----------------- --------------- --------------- ---------------
      Net income                           34%                 11%              9%             18%             17%
                                 ================= ================= =============== =============== ===============

Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

     Revenues

     Our total revenues increased to $1.3 million for the three months ended March 31, 2001 from $747,000 for the three months ended March 31, 2000. The increase in our total revenues was primarily due to an increase in advertising revenues.

     o Advertising. Advertising revenue increased to $1.3 million for the three months ended March 31, 2001, from $729,000 for the three months ended March 31, 2000. The increase resulted primarily from an increase in the number of travel companies advertising on www.Travelzoo.com.

     o Commissions. Commissions revenue decreased to $3,000 for the three months ended March 31, 2001, from $19,000 for the three months ended March 31, 2000. The decrease resulted primarily from replacement of commission-based agreements with advertising agreements.

     Cost of Revenues

     Our cost of revenues increased to $77,000 for the three months ended March 31, 2001, from $55,000 for the three months ended March 31, 2000. As a percentage of revenue, cost of revenues decreased to 6% for the three months ended March 31, 2001, from 7% for the three months ended March 31, 2000. The decrease resulted primarily from an increase in revenues that was not offset by an increase in our network operations costs.

     Operating Expenses

     o Sales and Marketing. Sales and marketing expenses increased to $450,000 for the three months ended March 31, 2001, from $310,000 for the three months ended March 31, 2000. The increase in sales and marketing expenses was primarily due to an increase in the number of our sales and marketing personnel.

     o General and Administrative. General and administrative expenses increased to $197,000 for the three months ended March 31, 2001, from $147,000 for the three months ended March 31, 2000. General and administrative expenses increased primarily due to increased salaries for administrative personnel. General and administrative expenses for the three months ended March 31, 2001 includes a credit of $128,000 for a reduction to the bad debt reserve principally due to the collection of a doubtful account.

     o Merger Expenses. In the three months ended March 31, 2001, we incurred $128,000 in merger expenses related to the preparation of the registration statement and proxy statement being filed with the SEC relating to the merger of Travelzoo Bahamas into Travelzoo Delaware. The expenses consist mostly of fees for professional services, primarily legal and accounting.

     Income Taxes

     For the three months ended March 31, 2001, we recorded an income tax provision of $241,000. For the three months ended March 31, 2000, we recorded an income tax provision of $98,000. Our income is generally taxed in the U.S. and our income tax provision reflects federal and state statutory rates applicable to our levels of income and the effect of non-deductible merger expenses in 2001.


Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Revenues

     Our total revenues increased to $3.9 million for the year ended December 31, 2000, from $954,000 for the year ended December 31, 1999. The increase in our total revenues was primarily due to an increase in advertising revenues.


     o Advertising. Advertising revenue increased to $3.9 million for the year ended December 31, 2000, from $893,000 for the year ended December 31, 1999. This increase resulted primarily from an increase in the number of travel companies advertising on www.Travelzoo.com.

     o Commissions. Commissions revenue increased to $97,000 for the year ended December 31, 2000, from $61,000 for the year ended December 31, 1999. This increase was primarily due to an increase of the number of site visitors to www.Travelzoo.com.


     Cost of Revenues

     Our cost of revenues increased to $282,000 for the year ended December 31, 2000, from $133,000 for the year ended December 31, 1999. As a percentage of revenue, cost of revenues decreased to 7% for the year ended December 31, 2000, from 14% for the year ended December 31, 1999. This decrease resulted primarily from an increase in revenues that was not offset by an increase in our network operations costs.

     Operating Expenses


     o Sales and Marketing. Sales and marketing expenses increased to $1.5 million for the year ended December 31, 2000, from $351,000 for the year ended December 31, 1999, and increased as a percentage of revenue to 38% for the year ended December 31, 2000 from 37% for the year ended December 31, 1999. The increase in sales and marketing expenses was primarily due to an increase in advertising expenses for marketing the Travelzoo brand.

     o General and Administrative. General and administrative expenses increased to $1.2 million for the year ended December 31, 2000, from $327,000 for the year ended December 31, 1999. General and administrative expenses increased primarily due to increased salaries and related expenses associated with hiring additional administrative personnel.


     o Merger Expenses. In the fourth quarter ended December 31, 2000, we incurred $231,000 in merger expenses related to the preparation of the registration statement and proxy statement being filed with the SEC relating to the merger of Travelzoo Bahamas into Travelzoo Delaware. The expenses consist mostly of fees for professional services, primarily legal and accounting.

     Income Taxes

     For the year ended December 31, 2000, we recorded an income tax provision of $388,000. For the year ended December 31, 1999, we recorded an income tax provision of $39,000. Our income is generally taxed in the U.S. and our income tax provision principally reflects federal and state statutory rates applicable to our levels of income and the effect of non-deductible merger expenses in 2000.

Year Ended December 31, 1999 Compared to the Period from May 21 (inception) to December 31, 1998

     Revenues

     Our total revenues increased to $954,000 for the year ended December 31, 1999, from $84,000 for the period ended December 31, 1998. The increase in our total revenues was primarily due to an increase in advertising revenues.


     o Advertising. Advertising revenue increased to $893,000 for the year ended December 31, 1999, from $57,000 for the period ended December 31, 1998. This increase resulted primarily from an increase in the number of travel companies advertising on www.Travelzoo.com.

     o Commissions. Commissions revenue increased to $61,000 for the year ended December 31, 1999, from $27,000 for the period ended December 31, 1998. This increase was primarily due to an increase of the number of site visitors of www.Travelzoo.com.


     Cost of Revenues

     Our cost of revenues increased to $133,000 for the year ended December 31, 1999, from $25,000 for the period ended December 31, 1998. As a percentage of revenue, cost of revenues decreased to 14% for the year ended December 31, 1999, from 30% for the period ended December 31, 1998. This decrease resulted primarily from an increase in revenues that was not offset by an increase in our network operations costs.

     Operating Expenses


     o Sales and Marketing. Sales and marketing expenses increased to $351,000 for the year ended December 31, 1999, from $2,000 for the period ended December 31, 1998, and increased as a percentage of revenue to 37% for the year ended December 31, 1999 from 2% for the period ended December 31, 1998. The increase in sales and marketing expenses was primarily due to an increase in the number of our sales and marketing personnel.

     o General and Administrative. General and administrative expenses increased to $327,000 for the year ended December 31, 1999, from $22,000 for the period ended December 31, 1998. General and administrative expenses increased primarily due to an increase in the number of administrative personnel.


     Income Taxes

     For the year ended December 31, 1999, we recorded an income tax provision of $39,000. For the period ended December 31, 1998, we recorded an income tax provision of $6,000. Our income is generally taxed in the U.S. and our income tax provision principally reflects federal and state rates applicable to our levels of income.

Quarterly Results of Operations


     The following table sets forth a summary of our unaudited combined quarterly results for 1999, 2000, and the three months ended March 31, 2001. This information was derived from unaudited combined interim financial statements that, in the opinion of management, have been prepared on a basis consistent with the financial statements contained elsewhere in this proxy statement and prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for their fair presentation when read in conjunction with the combined financial statements and notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

                                                                    Quarter Ended
                             -----------------------------------------------------------------------------------------------
                              Mar 31,   June 30,   Sept 30,   Dec 31,    Mar 31,   June 30,   Sept 30,   Dec 31,   Mar 31,
                               1999       1999       1999       1999      2000       2000       2000      2000      2001
                             --------- ----------- --------- --------- ---------- ---------- --------- --------- -----------
                                                                    (In Thousands)

Revenues:
    Advertising               $    55    $ 138      $ 212     $ 488     $   728   $  873     $1,088    $1,163     $1,308
    Commissions                    18       15         17        11          19       21         52         5          3
                             --------- ----------- --------- --------- ---------- ---------- --------- -------- ------------
   Total revenues                  73      153        229       499         747       894      1,140     1,168      1,311
Cost of revenues                   25       25         25        58          55        74         97        56         77
                             --------- ----------- --------- --------- ---------- ---------- --------- -------- ------------
    Gross profit                   48      128        204       441         692       820      1,043     1,112      1,234
Operating expenses:
    Sales and marketing            13       59         84       195         309       388        444       343        450
    General and                    34       66        112       115         147       283        240       532        197
    administrative
    Merger expenses                 -        -          -         -           -         -          -       231        128
                             --------- ----------- --------- --------- ---------- ---------- --------- -------- ------------
     Total operating expenses      47      125        196       310         456       671        684     1,106        775
Income before income
      taxes                         1        3          8       131         236       149        359         6        459
Income taxes                        -        1          2        35          98        63        146        81        241
                             --------- ----------- --------- --------- ---------- ---------- --------- -------- ------------
    Net income                $     1    $   2      $   6     $  96     $   138    $   86     $  213    $  (75)      $218
                             ========= =========== ========= ========= ========== ========== ========= ======== ============
Net income, before merger
  expenses                    $     1    $   2      $   6     $  96     $   138    $   86     $  213    $  156       $346
                             ========= =========== ========= ========= ========== ========== ========= ======== ============


     Excluding the effect of the merger expenses, income before income taxes in the fourth quarter of 2000 and in the first quarter of 2001 was $237,000 and $587,000, respectively.

     The following table sets forth, as a percentage of revenues, our results of operations for the quarters indicated, excluding merger expenses in the fourth quarter of 2000 and first quarter of 2001.


                                                                    Quarter Ended
                             --------------------------------------------------------------------------------------------------
                                Mar 31,   June 30,  Sept 30,    Dec 31,    Mar 31,   June 30,  Sept 30,   Dec 31,    Mar 31,
                                1999        1999      1999       1999       2000       2000      2000      2000       2001
                             ----------- --------- ---------- ---------- ----------- --------- --------- ---------- -----------
                                                         (As a Percentage of Total Revenues)


Revenues:
   Advertising                     75%       90%        92%        98%          98%       98%      95%       100%       100%
   Commissions                     25        10          8          2            2         2        5          -          -
                             ----------- --------- ---------- ---------- ----------- --------- --------- ---------- -----------
      Total revenues              100       100        100        100          100       100      100        100        100
Cost of revenues                   34        16         11         12            7         8        8          5          6
                             ----------- --------- ---------- ---------- ----------- --------- --------- ---------- -----------
      Gross profit                 66        84         89         88           93        92       92         95         94
Operating expenses:
   Sales and marketing             18        39         36         39           41        43       39         29         34
   General and administrative      47        43         49         23           20        32       21         46         15
                             ----------- --------- ---------- ---------- ----------- --------- --------- ---------- -----------
      Total operating              65        82         85         62           61        75       60         75         49
        expenses
      Income before income
        taxes                       1         2          4         26           32        17       32         20         44
   Income taxes                     -         1          1          7           14         7       13          7         18
                             ----------- --------- ---------- ---------- ----------- --------- --------- ---------- -----------
      Net income                    1%        1%         3%        19%          18%       10%      19%        13%        26%
                             =========== ========= ========== ========== =========== ========= ========= ========== ===========

     In light of the evolving nature of our business and limited operating history, we believe that period to period comparisons of our historical operating results may not be meaningful and should not be relied upon as indications of future performance. Although our revenue has increased in each consecutive quarter as a result of increased market acceptance of our services, our historical revenue growth rates are not necessarily indicative of future revenue growth rates.

Liquidity and Capital Resources

     As of March 31, 2001, we had $493,000 in cash. Cash increased from $46,000 on December 31, 2000 primarily as a result of net income and decreases in accounts receivable, prepaid expenses and other current assets, and deposits offset by decreases in accrued expenses and accounts payable and repayment of a loan from Ralph Bartel. Cash increased to $46,000 on December 31, 2000 from $11,000 on December 31, 1999 primarily as a result of net income and increases in income tax payable and payable to employee offset by increases in accounts receivable and capital expenditures made during the period. As of December 31, 1998, we had $12,000 in cash. We expect that cash flows generated from operations will continue to be sufficient to provide for working capital needs in the near future.

     Since inception, we financed our activities primarily through cash flows generated from operations. In addition, we sold common stock to Ralph Bartel, our founder and Chief Executive Officer, for $60,000 in cash and received a non-interest bearing loan of $50,000 from Ralph Bartel. The loan from Mr. Bartel was repaid on March 31, 2001. See "Certain Transactions Between Travelzoo and Its Affiliates" on page 49.

     Net cash generated from operating activities was $4,000 during 1999, $409,000 during 2000 and $501,000 in the three months ended March 31, 2001. In the three months ended March 31, 2001, net cash generated from operating activities resulted primarily from our net income, adjusted for certain non-cash items, and decreases in accounts receivable, deposits, and prepaid expenses offset by decreases of accounts payable and accrued expenses. Accounts receivable decreased because of more efficient collections. In 1999 and 2000, net cash generated from operating activities resulted primarily from our net income, adjusted for certain non-cash items, and increases in accounts payable, income taxes payable and accrued expenses, partly offset by a higher level of accounts receivable due to increased sales. In 1998, net cash used in operating activities was $24,000, principally due to our net income being exceeded by the increase in our accounts receivable.

     Net cash used in investing activities was $24,000 during 1998, $6,000 during 1999, $428,000 during 2000, and $4,000 during the three months ended March 31, 2001. In 1998, net cash was used in investing activities for purchases of equipment and a loan provided to Ralph Bartel. See "Certain Transactions Between Travelzoo and Its Affiliates" on page 49. In 1999, net cash was used in investing activities for purchases of equipment, partly offset by the repayment of the loan by Ralph Bartel. In 2000, net cash was used in investing activities for equipment purchases and the purchase of an Internet domain name. In the three months ended March 31, 2001, net cash was used in investing activities for equipment purchases.

     Net cash provided by financing activities was $60,000 during 1998, $0 during 1999 and $54,000 during 2000. Net cash used in financing activities in the three months ended March 31, 2001, was $50,000. In 1998, we generated net cash from financing activities from the sale of common stock to Mr. Bartel described above. During 2000, we generated net cash from financing activities by a non-interest-bearing loan received from Mr. Ralph Bartel and exercise of stock options by an employee. In the three months ended March 31, 2001, net cash was used in financing activities for repayment of the loan by Ralph Bartel.

     Our capital requirements will depend on a number of factors, including market acceptance of our products and services, the amount of our resources we devote to www.Travelzoo.com and expansion of our operations and the amount of our resources we devote to promoting awareness of the Travelzoo brand. Consistent with our growth, we have experienced a substantial increase in our sales and marketing expenses and capital expenditures since inception, and we anticipate that these increases will continue for the foreseeable future. In addition, we expect significant expenses to occur in the second and third quarters of 2001 related to the consummation of the merger described herein and the related registration of our shares with the SEC. Our cash requirements will also depend on the number of stockholders, following the merger, who revoke consent to electronic communications from Travelzoo. These revocations will lead to costs relating to either the redemption of shares held by those revoking consent or the production and delivery of paper copies of stockholder communications to such revoking stockholder. We believe cash on hand and generated during those periods will be sufficient to pay such costs. In addition, we will continue to evaluate possible investments in businesses, products and technologies, the consummation of any of which would increase our capital requirements.


     Although we currently believe that we have sufficient capital resources to meet our anticipated working capital and capital expenditure requirements beyond the next 12 months, unanticipated events and opportunities may require us to sell additional equity or debt securities or establish new credit facilities to raise capital in order to meet our capital requirements. If we sell additional equity or convertible debt securities, the sale could dilute the ownership of our existing stockholders. If we issue debt securities or establish a new credit facility, our fixed obligations could increase and result in operating covenants that would restrict our operations. We cannot be sure that any such financing will be available in amounts or on terms acceptable to us.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133, established accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We adopted SFAS No. 133 on January 1, 2001. The adoption did not have an impact on the combined financial statements.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table shows, as of March 31, 2001, information about record and beneficial ownership of our shares by our directors and executive officers and by any persons known to us to be the beneficial owner of more than 5% of our common stock:



                                 Name and Address of          Amount and Nature of
  Title of Class                   Beneficial Owner             Beneficial Owner             Percent of Class
----------------------------------------------------------------------------------------------------------------------
Common Stock                   Ralph Bartel                    5,910,000 shares (1)                  52%
                               800 West El Camino Real,
                               Suite 180
                               Mountain View, CA 94040
Common Stock                   Suzanne L. Durfee                     10,000 (1)                       *
                               59 Alvarado Street
                               San Francisco, CA 94110
Common Stock                   David J. Ehrlich                      10,000 (1)                       *
                               290 Beacon Street
                               San Francisco, CA 94131
Common Stock                   Suzanna Mak                           10,000 (1)                       *
                               1709 Sapphire Court
                               Davis, CA 95616
Common Stock                   Donovan Neale-May                    110,000 (1)                       1%
                               409 Sherman Avenue
                               Palo Alto, CA 94301
Common Stock                   Carol J. S. Roth                      10,000 (1)                       *
                               1643 Johnson Drive, #418
                               Buffalo Grove, IL 60089
Common Stock                   Kelly M. Urso                         10,000 (1)                       *
                               38 Brookwood Drive
                               Newton, CT 06470
Common Stock                   All directors and officers         6,070,000 shares                   54%
                                 as a group


*    Less than one percent.
(1)  Record and beneficial ownership.

                                   MANAGEMENT

     The following table sets forth, as of March 31, 2001, the name, age and position within Travelzoo of each of our directors and executive officers.


                Name                        Age                                 Position
-------------------------------------    -----------     -------------------------------------------------------
Ralph Bartel                                 35          President, Chief Executive Officer, Secretary, and
                                                         Chairman of the Board of Directors
Lisa Su                                      25          Controller
Suzanne L. Durfee                            34          Director
David J. Ehrlich                             38          Director
Suzanna Mak                                  31          Director
Donovan Neale-May                            48          Director
Carol J. S. Roth                             28          Director
Kelly M. Urso                                35          Director

     Ralph Bartel founded Travelzoo in May 1998 and has served as our President, Chief Executive Officer and Chairman of the Board of Directors since inception. Prior to his founding of Travelzoo, from 1996 to 1997, Mr. Bartel served as Managing Assistant at Gruner + Jahr AG, the magazine division of Bertelsmann AG. Mr. Bartel holds a Ph.D. in Communications from the University of Mainz, Germany, an MBA in Finance and Accounting from University of St. Gallen, Switzerland, and a Master's degree in Journalism from University of Eichstaett, Germany.

     Lisa Su joined Travelzoo on October 1, 2000. From April 1999 to September 2000, Ms. Su was a Treasury Accountant for Webvan Group, Inc. Ms. Su holds a bachelor's degree in economics/accounting from Claremont McKenna College.

     Suzanne L. Durfee has served as a director since February 1999. Since 1999, Ms. Durfee has been employed as Director of Sales for BBC, a San Francisco based catering service. From 1996 to 1999, Ms. Durfee worked as a Corporate Sales Manager for Budget Rent-A-Car. From 1990 to 1996, Ms. Durfee worked as a Marketing Director for a regional charter airline. Ms. Durfee holds a bachelor's degree in communications from Southern Connecticut State University.

     David J. Ehrlich has served as a director since February 1999. Since 1998, Mr. Ehrlich has been employed by Visual Networks, Inc., where he currently holds the position of Vice President, Product Management and Strategic Partnering. Mr. Ehrlich holds a bachelor's degree in Sociology and a master's degree in Industrial Engineering from Stanford University and an MBA from Harvard Business School.

     Suzanne Mak has served as a director since February 1999. Since March 2000, she has been employed as a Deputy District Attorney for Yolo County. From 1998 to 1999, Ms. Mak served as a Judicial Officer at Stanford University. Ms. Mak received her bachelor's degree from Stanford University and her Juris Doctor degree from Santa Clara University.

     Donovan Neale-May has served as a director since February 1999. Since 1987, Mr. Neale-May has been President of Neale-May & Partners, a strategic marketing and public relations firm with 80 full-time communications professionals headquartered in Palo Alto, California.

     Carol J. S. Roth has served as a director since February 1999. From 1995 to July 2000, Ms. Roth was an investment banker at Bank of America Securities LLC. In July 2000, Ms. Roth co-founded Roth Advisors, Inc., an investment bank focusing on start-ups and early-stage growth companies. She received her bachelor's degree from The Wharton School of Business at the University of Pennsylvania.

     Kelly M. Urso has served as a director since February 1999. Since 1997, Ms. Urso has been employed by General Electric International, Inc., where she leads the expatriate tax group. Ms. Urso holds a bachelor's degree in business administration from the University of Cincinnati and a Juris Doctor degree from the Thomas M. Cooley Law School in Lansing, Michigan.

Election of Directors

     The current members of our board of directors, other than Ralph Bartel, were initially elected on November 20, 1999, at an online meeting of stockholders. They had been nominated in response to a request sent by Travelzoo to its stockholders requesting nominations to serve on the board.

Director Compensation

     We have not paid any compensation to our directors during 2000. In 1999, each director was granted 5,000 shares (10,000 after the two-for-one split) of our common stock in compensation for their services as a director. We reimburse directors for their reasonable travel expenses incurred in connection with attending board meetings.

Employment Agreements

     Ralph Bartel has entered into an employment agreement with us. His current employment agreement became effective on October 1, 2000, and provides for an annual salary of $192,000. We may terminate the agreement with or without cause by delivering two weeks' advance written notice to Mr. Bartel. He may terminate his employment agreement with or without cause by delivering two weeks' advance written notice to us.

     Mr. Bartel has agreed not to compete with us, solicit our suppliers or employees or reveal our confidential information during the term of his employment agreement and for one year thereafter. In addition, Mr. Bartel is bound by a proprietary inventions agreement which prohibits him from, among other things, disseminating or using confidential information about our business or clients in any way that would be adverse to us.

Executive Compensation

     The  following  table  sets  forth  summary   information   concerning  all
compensation we paid our Chief Executive officer during the year ended December 31, 2000. We did not pay any other executive officer over $100,000 in 2000.

                           Summary Compensation Table
----------------------------------------------------------------------------------------------------------------------
                                                                              Long Term
                                            Annual Compensation             Compensation
                                       -----------------------------------------------------------
                                                                          Shares Underlying           All Other
      Name and Principal Position       Salary ($)(1)   Bonus ($)            Options (#)             Compensation
----------------------------------------------------------------------------------------------------------------------
Ralph Bartel

President, Chief Executive Officer,
   Secretary                             $ 178,000        --                    --                      --

     (1) This compensation was provided by Silicon Channels. Mr. Bartel received no compensation directly from Travelzoo.

Stock Option Plan

     We do not currently have any stock option plan or other equity based compensation plans in effect. Management anticipates that an employee stock option plan may be implemented in the future.


            CERTAIN TRANSACTIONS BETWEEN TRAVELZOO AND ITS AFFILIATES

Silicon Channels Corporation


     Silicon Channels Corporation, formerly an affiliate of Travelzoo Bahamas, was incorporated in California on September 28, 1998 with Ralph Bartel as the sole stockholder. Silicon Channels did business under the name "Travelzoo.com Sales, Inc." On October 10, 1998, Travelzoo.com Corporation and Silicon Channels Corporation entered into a letter agreement under which Silicon Channels agreed to manage the technical platform, marketing, customer support and billing for the classified publishing business of the Travelzoo.com website in return for a 5% commission on the quarterly net income from such business. The October 10, 1998 agreement was subsequently replaced by a Service Agreement dated January 2, 1999. In the January 2, 1999 Agreement, Silicon Channels agreed to perform all operational services with respect to the Travelzoo.com website in return for 50% of the net income before taxes generated from the operation of the Travelzoo.com website. On January 22, 2001, the service agreement was terminated in connection with the contribution transaction described below. All assets, other than the domain name Travelzoo.com, used in the operation of the Travelzoo.com website were owned by Silicon Channels.


Exchange of Shares of Silicon Channels

     On January 22, 2001, Mr. Bartel, formerly the sole stockholder of Silicon Channels, and Travelzoo Delaware entered into an agreement and completed a transaction in which:

     o Mr. Bartel contributed all of the outstanding shares of Silicon Channels to Travelzoo Delaware, a newly-formed subsidiary of Travelzoo Bahamas;

     o Travelzoo Delaware issued an aggregate of 8,129,273 shares of common stock to Mr. Bartel, representing 42% of the outstanding shares; and

     o Travelzoo Delaware issued to Mr. Bartel options to acquire 2,158,349 shares of common stock of Travelzoo Delaware at an exercise price of $1.00 per share, exercisable at any time during the ten-year period following the date of issuance.


     This transaction is described in more detail in "The Merger" on page 18. The fairness opinion issued by The Mentor Group in connection with the transaction is more fully described below under "Opinion of Travelzoo Financial Advisor" on page 49. The shares of Travelzoo Delaware which are now held by Travelzoo Bahamas will be canceled as a result of the merger, as described under "The Merger" on page 18. Silicon Channels is now a wholly-owned subsidiary of Travelzoo Delaware. Travelzoo Bahamas now owns 58% of the outstanding shares of Travelzoo Delaware and Mr. Bartel owns 42% of the outstanding shares. Travelzoo Delaware will be the surviving corporation of the merger described in this proxy statement and prospectus.


     On June 21, 1999, Mr. Bartel filed with the U.S. Patent and Trademark Office to register the trademark "Travelzoo," and it was registered with the PTO on January 23, 2001. On January 22, 2001, Mr. Bartel transferred the ownership of the pending trademark "Travelzoo" to Travelzoo Delaware.

     In 2000, Mr. Bartel loaned Silicon Channels $50,000 on an unsecured basis. The loan did not bear interest and was repayable on or before December 31, 2000. On December 31, 2000, Mr. Bartel agreed to extend the loan until March 31, 2001. The loan was repaid on March 31, 2001.

Opinion of Travelzoo Financial Advisor

     The independent committee of the Travelzoo Bahamas' Board of Directors retained The Mentor Group to provide a fairness opinion in connection with the combination of the business operations of Travelzoo Delaware (a wholly-owned subsidiary of Travelzoo Bahamas) and Silicon Channels. The opinion was to be issued with respect to the fairness, from a financial point of view, to Travelzoo Bahamas and Travelzoo Delaware of the contribution of all the issued and outstanding stock of Silicon Channels (owned by Ralph Bartel, majority stockholder of Travelzoo Bahamas) to Travelzoo Delaware, in anticipation of the merger of Travelzoo Bahamas into Travelzoo Delaware. Additional information about the contribution transaction is under "The Merger" on page 18.


     On November 4, 2000, the independent committee of the Board of Directors of Travelzoo Bahamas received an oral report from The Mentor Group with respect to the valuation of Silicon Channels and Travelzoo Bahamas. Based on the information provided by The Mentor Group, their own judgment, and arms-length negotiations with Ralph Bartel, the independent committee decided to offer Mr. Bartel a combination of shares and stock options in Travelzoo Delaware resulting in Mr. Bartel's ownership of 75% of Travelzoo Delaware on a fully diluted basis. Mr. Bartel accepted the independent committee's offer. On January 18, 2001, The Mentor Group issued a written opinion to the independent committee to the effect that, as of the date of the opinion and based upon and subject to various assumptions and limitations set forth in the opinion, the contribution transaction was fair to Travelzoo Bahamas and Travelzoo Delaware from a financial point of view, in light of the pending merger of Travelzoo Bahamas and Travelzoo Delaware. Although The Mentor Group provided advice to Travelzoo Bahamas from time to time during the course of the negotiations and the independent committee took the opinion of The Mentor Group into consideration, among other factors, in making its determination to approve the contribution transaction, the independent committee did not base its determination regarding the amount and form of the consideration for the contribution transaction on any recommendation of The Mentor Group. The Mentor Group was engaged solely as advisor to Travelzoo Bahamas and did not act as advisor to or agent of any other person.

     The full text of The Mentor Group's opinion which sets forth, among other things, the procedures followed, assumptions made, matters considered and limits on the review undertaken by The Mentor Group in rendering its opinion is attached as Annex F to this proxy statement and prospectus and is incorporated by this reference. References to The Mentor Group's opinion in this proxy statement and prospectus and the summary of The Mentor Group's opinion in this section are qualified in their entirety by reference to Annex F. Stockholders of Travelzoo Bahamas are urged to, and should, read The Mentor Group opinion carefully and in its entirety. The Mentor Group opinion was for the benefit of the independent committee of the Board of Directors of Travelzoo Bahamas in its consideration of the contribution transaction and the pending merger of Travelzoo Bahamas and Travelzoo Delaware. The Mentor Group's opinion addressed only the fairness, from a financial point of view, to the stockholders of Travelzoo Bahamas and Travelzoo Delaware of the contribution transaction in anticipation of the pending merger. The Mentor Group did not express any view on any other aspect of the contribution transaction or any other terms of the anticipated merger. Specifically, the opinion did not address Travelzoo Bahamas' underlying business decision to enter into or to effect the contribution transaction or the merger. The Mentor Group's opinion does not constitute a recommendation to any stockholder of Travelzoo Bahamas as to how such stockholder should vote with respect to the merger, or otherwise act in respect of the merger, and stockholders should not rely upon it as such.

     In arriving at its opinion, The Mentor Group reviewed:


     o    financial statements of Travelzoo Bahamas;

     o    financial statements of Silicon Channels;

     o a draft of the Contribution Agreement between Travelzoo Delaware and Ralph Bartel; and

     o internal information, including financial forecasts and other information and data regarding Travelzoo Bahamas and Silicon Channels, provided to or otherwise discussed with The Mentor Group by the management of Travelzoo Bahamas and Silicon Channels.

     In rendering its opinion, The Mentor Group relied upon and assumed, without independent verification or assumption of responsibility, that the financial information provided to The Mentor Group had been reasonably prepared and reflected the best currently available estimates of the financial results and conditions of Travelzoo Bahamas and Silicon Channels. Further, The Mentor Group assumed, based on management's representation to The Mentor Group, that there had been no material changes in the assets, financial condition, business or prospects of Travelzoo Bahamas and Silicon Channels since the date of the most recent financial statements made available to The Mentor Group.

     The Mentor Group did not make any physical inspection or independent appraisal of any of the properties or assets of Travelzoo Bahamas or Silicon Channels. The Mentor Group's opinion is necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by The Mentor Group at the date of the fairness opinion.


     The opinion of The Mentor Group does not constitute a recommendation to any stockholder or board member as to how the stockholder or board member should vote on the proposed transaction. The Mentor Group did not express an opinion as to the prices at which any security of Travelzoo Bahamas, Travelzoo Delaware or Silicon Channels might trade in the future. The Mentor Group opinion is subject to further assumptions and limiting conditions as set forth in the opinion as attached as Annex F hereto.


     In arriving at its opinion, The Mentor Group performed quantitative analyses and considered a number of factors. The preparation of opinions as to the fairness of a transaction from a financial point of view involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the applications of those methods to the particular circumstances. In arriving at its opinion, The Mentor Group did not attribute any relative weight to any analysis or factor considered but rather made qualitative judgments as to the significance of each analysis and factor.

     The following is a summary of the material financial analyses performed by The Mentor Group in connection with providing its opinion to the independent committee of the Travelzoo Bahamas Board of Directors.

     Comparable Companies Trading Analysis

     The Mentor Group reviewed the stock market trading multiples and certain other financial characteristics for selected companies that The Mentor Group deemed comparable to Travelzoo Bahamas and Silicon Channels, as the case may be, because of factors such as the businesses in which the companies are engaged and the companies' market capitalization.

     Discounted Cash Flow Analysis

     The Mentor Group also used a discounted cash flow analysis to determine the value of Travelzoo Bahamas and Silicon Channels. The Mentor Group's discounted cash flow methodology forecasts the cash flows to invested capital that a typical buyer of Travelzoo Bahamas or Silicon Channels, as the case may be, would anticipate receiving through continued operations of each company over a four year period. Cash flows to invested capital are defined as earnings before interest and taxes, less corporate income tax obligations, plus non-cash expenses, plus or minus changes in working capital, less capital expenditures. These invested capital cash flows are discounted to their present value and are then added to the residual value of the fourth year projected invested capital cash flow. The residual value of the fourth year is calculated by capitalizing the invested capital cash flow projected in the fifth year and discounting that value to present value using the discount rate. The capitalization rate is calculated by subtracting the projected long-term growth rate from the discount rate. The discount rate is the required rate of return for all invested capital.

In calculating the discount rate, The Mentor Group considered the weighted average cost of capital. The weighted average cost of capital is based upon Travelzoo Bahamas' and Silicon Channels', as the case may be, invested capital structure, with a weighting on equity and interest-bearing debt. This analysis results in the fair market value of each enterprise. The fair market value of the equity would be calculated by subtracting the interest bearing debt from the fair market value of the invested capital. The Mentor Group's discounted cash flow methodology was based upon discussions with management and the projections that management created. Factors of significance to the future earnings of Travelzoo Bahamas and Silicon Channels were current management's experience and their ability to successfully meet the demands of the industry to achieve their projections.


     Transaction Analysis

     Based on the analysis described above, the estimated value of Travelzoo Bahamas was $2.52 million, and the combined estimated value of Travelzoo Bahamas and Silicon Channels was $5.21 million. Before the contribution transaction, Mr. Bartel held 100% of the outstanding shares of Silicon Channels and 52.2% of the shares of the outstanding shares of Travelzoo Bahamas. The estimated value of these holdings was $4.005 million, which is calculated by adding the estimated value of Silicon Channels ($2.69 million) to the estimated value of Mr. Bartel's 52.2% interest in Travelzoo Bahamas ($1.315 million). After the merger described in this prospectus and proxy statement, Mr. Bartel will hold approximately 72.2% of the combined entity. The estimated value of this ownership, on the basis of the same values specified above, will be approximately $3.76 million. The estimated value of his options to purchase 2,158,349 shares of Travelzoo
Delaware common stock is $240,000. The total estimated value of his holdings following the merger will be approximately $4.000 million, compared to an estimated total value of $4.005 million prior to the transactions described herein.


     General Information

     The Mentor Group is an investment banking and advisory firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities. As compensation for its services in connection with the contribution transaction, Travelzoo Bahamas has agreed to pay The Mentor Group fees of approximately $46,000 for providing financial advisory services in connection with the contribution transaction, including providing the opinion described above. In addition, Travelzoo Bahamas has agreed, among other things, to reimburse The Mentor Group for the expenses reasonably incurred in connection with its engagement (including counsel fees and expenses) and to indemnify The Mentor Group and certain related parties from certain liabilities that may arise out of its engagement by Travelzoo Bahamas, which may include certain liabilities under federal securities laws.

                     TRAVELZOO DELAWARE CHARTER AND BY-LAWS

     Upon completion of the merger, the articles of incorporation of Travelzoo Delaware will be in substantially the form set forth in Annex B and the by-laws of Travelzoo Delaware will be in substantially in the form set forth on Annex C. For a summary of the material provisions of the articles of incorporation and by-laws of, and the rights of stockholders under these articles of incorporation and by-laws, see "Description of Capital Stock" and "Comparative Rights of Stockholders."

                          DESCRIPTION OF CAPITAL STOCK

     General

     We are authorized to issue 40,000,000 shares of our common stock, $.01 par value, and 5,000,000 shares of undesignated preferred stock, $.01 par value. The following description of our capital stock is subject to and qualified by our certificate of incorporation and by-laws, which are included as Annexes to this proxy statement and prospectus, and by the provisions of applicable Delaware law.

     Common Stock

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights.

     We will have the right to redeem all, but not less than all, of the outstanding common stock held by a stockholder who either revokes consent to electronic notice and communications from us or fails to provide such consent at our request. In that event, the redemption price per share will be equal to:

     o if there is no public market for our common stock, the fair market value per share of our common stock as determined by our Board of Directors, or

     o if our common stock has an established public trading market, the market value per share of the common stock on such then current date or for such then current period as shall be determined by our Board of Directors.

     We must exercise our right to redeem our common stock by providing each holder from whom we will redeem shares of Travelzoo stock written notice by electronic mail, facsimile or overnight courier. Such written notice must indicate the anticipated date on which we will redeem the shares.

     Preferred Stock

     Our board of directors has the authority, without action by the stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include:

     o    restricting dividends on our common stock;

     o    diluting the voting power of our common stock;

     o    impairing the liquidation rights of our common stock; or

     o delaying or preventing a change of control of us without further action by our stockholders.

     At the completion of the merger, no shares of our preferred stock will be outstanding, and we have no present plans to issue any shares of our preferred stock.

Anti-Takeover  Effects of Our  Certificate  of  Incorporation  and  By-laws  and
     Delaware Law

     Some provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

     o    acquisition of us by means of a tender offer;

     o    acquisition of us by means of a proxy contest or otherwise; or

     o    removal of our incumbent officers and directors.

     These provisions are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

     Stockholder Meetings

     Under our by-laws, only our Chairman of the Board, our President or our board of directors may call special meetings of our stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals

     Our by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors.

     Delaware Anti-Takeover Law

     Section 203 of the Delaware General Corporation Law generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. Section 203 may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, and may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     No Cumulative Voting

     Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

     Undesignated Preferred Stock

     The authorization of undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

                           BOOK-ENTRY SHARE OWNERSHIP

     The share register of Travelzoo Bahamas has been maintained electronically, and share certificates have not been issued. Ownership of the shares of Travelzoo Delaware will also be on a book-entry basis initially, and we will encourage our stockholders to continue holding their shares in book-entry form, and effecting any purchases or sales of their shares on a book-entry basis. On exchange of your shares of common stock of Travelzoo Bahamas for shares of common stock of Travelzoo Delaware, your ownership interest will be credited to an account maintained in your name by the firm we designate as our registrar and transfer agent. Stockholders will have the right to request that share certificates be issued to them, but we expect to charge a fee for such issuance.

                    INDEMNIFICATION of Directors and officers

     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     As permitted by Delaware law, the certificate of incorporation of Travelzoo Delaware provides that no director will be personally liable to Travelzoo Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of duty of loyalty to Travelzoo or to its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

     The certificate of incorporation of Travelzoo Delaware further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

     Travelzoo Delaware has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require us to indemnify such directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Travelzoo, arising out of such person's services as a director or officer of Travelzoo, any subsidiary of Travelzoo or any other company or enterprise to which the person provides services at our request.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     As a result of the merger, the stockholders of Travelzoo Bahamas, whose rights are currently governed by the Bahamas International Business Companies Act 2000, and the memorandum and articles of association of Travelzoo, will become stockholders of Travelzoo Delaware, whose rights will be governed by Delaware law, the Travelzoo Delaware certificate of incorporation and the Travelzoo Delaware by-laws. The following discussion identifies the material differences between the rights of corporate stockholders under Bahamian law and Delaware law generally and specifically with respect to stockholders of Travelzoo Bahamas and stockholders of Travelzoo Delaware pursuant to their respective charters and by-laws. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the applicable provisions of the BIBC, the DGCL, the Travelzoo Bahamas memorandum and articles and the Travelzoo Delaware certificate and by-laws.

     Election of Directors

     Under Delaware law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a by-law provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial by-law or a by-law adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the by-laws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director.

     The Travelzoo Delaware board of directors, which will consist of seven members following completion of the merger, will not have staggered terms for directors and will not be divided into classes. Subject to certain restrictions, nominations to the Travelzoo Delaware board of directors may be made by either the board or stockholders. Each share of Travelzoo Delaware common stock is entitled to one vote per share with respect to the election of directors (and each other matter coming before any meeting of the stockholders). Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides. The Travelzoo Delaware certificate does not provide for cumulative voting, so stockholders holding more than 50% of the outstanding shares entitled to vote may be able to elect all members of the board of directors. Ralph Bartel will hold more than 50% of the outstanding shares.

     Under Bahamian law, directors are elected by stockholders for such term as the stockholders may prescribe. The articles of a company may authorize the stockholders to elect directors for such term as they prescribe. Currently, the Travelzoo Bahamas articles of association provide that the number of members of the Travelzoo Bahamas board of directors shall be at least two, but not more than seven. The Travelzoo Bahamas memorandum of association and the Travelzoo Bahamas articles of association do not provide for a staggered board of directors. Under Bahamian law, all shares vote as one class and each whole share has one vote unless the memorandum or articles state otherwise. The Travelzoo Bahamas memorandum and articles do not provide for cumulative voting.

     Removal of Directors

     Under Delaware law, non-classified directors or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the directors.

     Under Bahamian law, a director remains in office until his or her successor takes office, or until his or her death, resignation or removal. If the director is a company then it remains in office until the making of an order for winding up or dissolution or in the event the company becomes defunct. A director can be removed if not less than three directors request his or her resignation in writing unless the memorandum or articles or any unanimous agreement of the stockholders limit this right. A director may resign by giving written notice to the company expressing the intent to resign.

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Action by Written Consent

     Delaware law provides that, unless limited by the certificate of incorporation, any action that could be taken by stockholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Travelzoo Delaware certificate of incorporation does not limit such action by written consent.

     Bahamian law provides that, unless limited by the memorandum, articles or any unanimous stockholder agreement, any action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing, telex, telefax, telegram, cable or other written electronic communication. Bahamian law does not require notice under this provision. Also, unless limited by the memorandum or articles, stockholders may take any action that may be taken by members at a meeting by resolution of all members consented to in writing, telex, telefax, cable or other written electronic communication. As with consents of directors, no notice is required under this provision. The Travelzoo Bahamas memorandum and articles do not limit or prohibit taking action by written consent.

     Amendments to Charter

     Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The Travelzoo Delaware certificate of incorporation does not require a higher vote to amend its terms and provisions.

     Under Bahamian law, unless the memorandum or articles limit amendment, the memorandum may be amended by resolution of the directors or stockholders. A copy of any resolution authorizing the amendment to the memorandum shall be submitted to the Registrar with proper authentication. The amendment will take effect from the time it is registered with the Registrar. Companies and directors that willfully and knowingly do not permit the amendment to be submitted to the Registrar are subject to monetary penalties. The Travelzoo Bahamas memorandum of association provides that the memorandum may be amended by the directors or the stockholders.

     Amendments to By-laws

     Delaware law provides that a corporation's by-laws may be amended by that corporation's stockholders, or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's by-laws also may be conferred on the corporation's directors. The Travelzoo Delaware by-laws provide that the board of directors may amend, repeal or alter the by-laws, but the stockholders may make additional by-laws and may alter or repeal any by-law whether or not adopted by the directors.

     Under Bahamian law, unless the memorandum or articles limit amendment, the articles may be amended by resolution of the directors or stockholders. A copy of any resolution authorizing the amendment to the articles shall be submitted to the Registrar with proper authentication. The amendment will take effect from the time it is registered with the Registrar. Companies and directors that willfully and knowingly do not permit the amendment to be submitted to the Registrar are subject to monetary penalties. The Travelzoo Bahamas articles of association provide that they may be amended by the directors or the stockholders.

     Special Meetings of Stockholders

     Delaware law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of

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incorporation  or by-laws.  The Travelzoo  Delaware by-laws provide that special meetings may only be called by the Travelzoo Delaware board of directors, the Chairman of the Travelzoo Delaware board or the President of Travelzoo Delaware.

     Bahamian law provides that meetings of the stockholders may be called by the directors of the company, unless the memorandum, articles or a unanimous stockholder agreement provide otherwise. In addition, subject to any provision in the memorandum, articles or a unanimous stockholder agreement, stockholders comprising more than 50% of the votes of outstanding shares may, by written request, compel the directors to convene a meeting of the stockholders. The Travelzoo Bahamas articles provide that a special meeting may be called by the Travelzoo Bahamas board of directors or two or more stockholders.

     Vote on Extraordinary Corporate Transactions

     Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Delaware law relating to "business combinations" discussed below are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a the holders of a majority of the outstanding stock entitled to vote thereon. The foregoing provisions apply to Travelzoo Delaware and its stockholders.

     Bahamian law provides that any sale, transfer, lease, exchange or other disposition of more than 50%, by value, of the company must first be approved by the directors. Second, the directors must submit the proposal to the stockholders for authorization by a resolution of the stockholders. If a stockholders meeting is to be called, the company must provide stockholders notice of the meeting with an outline of the transaction, whether or not they are entitled to vote. If it is proposed to obtain written consent, then an outline of the transaction must be given to every stockholder whether or not such stockholder is entitled to vote on the transaction.

     Rights of Inspection

     Delaware law allows any stockholder of a Delaware corporation, upon written demand under oath stating the purpose thereof, to have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.

     Bahamian law allows any stockholder, or his or her representative, of a Bahamas corporation, upon written request specifying a proper purpose, the right to inspect the books, records, minutes and consents kept by the company and to make copies or extracts thereof. The purpose must be reasonably related to the stockholder's interest. If, by resolution of the directors, the company determines that the request is not in the best interest of the company, it may deny the request. A stockholder has the right to pursue a judicial remedy within 90 days of receiving notice of a company's refusal to provide access to the records.

     Dividends

     Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of a surplus (defined as the excess, if any, of net assets over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of

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all classes having a preference upon the  distribution of assets.  The Travelzoo
Delaware certificate of incorporation contains no additional restrictions on the declaration or payment of dividends.

     Under Bahamian law, subject to any limitations in the memorandum or articles of a company incorporated under Bahamian law, directors may declare and pay dividends in money, shares or property. The declaration will be made by a resolution of the directors. The directors may only make the declaration if immediately after paying the dividend the company will be able to meet all of its liabilities in the ordinary course of business and the realizable value of its assets will be equal to or greater than its total liabilities (excluding deferred taxes) and its issued and outstanding share capital. The realizable value of the assets as determined by the directors is conclusive unless a question of law is involved. The Travelzoo Bahamas articles contain substantially similar provisions as the BIBC, and also provide that dividends may be paid to one class of stockholder to the exclusion of other classes or paid in unequal amounts.

     Indemnification and Limitation of Liability of Directors and Officers

     Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The Travelzoo Delaware certificate of incorporation limits the personal liability of Travelzoo Delaware's directors for monetary damages to the fullest extent permissible under applicable law.

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because such person is or was an officer, director, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him or her who successfully defends a proceeding to which such person was a party because he or she was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be

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granted by the  by-laws,  a vote of  stockholders  or  disinterested  directors, agreement or otherwise. As described under "Indemnification of Directors and Officers" on page 53, the Travelzoo Delaware by-laws provide for indemnification to the fullest extent not prohibited by law.

     Under Bahamian law, subject to any limitations in the memorandum, articles or in any unanimous stockholder agreement, a company incorporated in the Bahamas may indemnify certain parties against all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings in certain situations. Specifically, any person who is or was a party, or is threatened to be made a party to a threatened, pending, or completed civil, criminal, administrative or investigative proceeding by reason of the fact that such person is or was a director, officer or liquidator may be indemnified. Also any person who serves or was serving as a director officer or liquidator of another company at the request of the indemnifying company may be indemnified. Persons will only be indemnified if they acted honestly and in good faith with a view to the best interest of the company, and with respect to criminal proceedings, they had no reasonable cause to believe that the conduct was unlawful. Absent fraud, the decision of the directors as to the nature of the conduct of the party seeking indemnification is conclusive unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the refusal of the plaintiff or prosecutor to continue the case will not, by itself, preclude indemnification. The successful defense of any proceedings necessarily lead to the company's indemnification of all reasonable expenses associated with the judgment, fines, and amounts paid in settlement in connection with the proceedings. The Travelzoo Bahamas articles authorize indemnification of its officers and directors to the fullest extent permitted by Bahamian law.


     Appraisal Rights of Dissenting Stockholders

     Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand appraisal and obtain payment of the fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he or she holds, is a party. The corporation must notify its stockholders at least 20 days prior to the stockholders meeting at which the merger will be voted upon that such appraisal rights are available. In order to exercise the stockholder's right to dissent, the stockholder must provide the company with a written demand for appraisal before the vote on the merger.

     Within 10 days after the effective date of the merger, the surviving corporation shall notify each dissenting stockholder who did not vote in favor of the merger. Within 20 days after the mailing of such notice any stockholder entitled to appraisal rights may make a written demand to the surviving corporation for appraisal.

     Within 120 days after the effective date of the merger, the surviving corporation or any stockholder entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of such stockholder. Also within 120 days after the effective date of the merger, any stockholder entitled to appraisal rights is entitled to a statement from the surviving corporation of the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     At a hearing on any petition filed with the court, the court will determine which stockholders have complied with the appraisal rights process and are entitled to appraisal rights. After determining the stockholders entitled to appraisal, the court will appraise the shares and determine their fair value and the surviving company shall pay such fair value immediately for those stockholders without certificates and upon surrender of the certificates for those stockholders with certificates.

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

     Under Bahamian law, a stockholder of a Bahamian corporation is generally entitled to demand appraisal and obtain payment of the fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation or the shares of which he or she holds, is a party. In addition, under Bahamian law, with permission of the court, stockholders have the right to dissent in the event of a sale, transfer, lease, exchange or other disposition of more than 50% of the assets of the company, certain redemptions of minority stockholders and certain reorganizations. In order to exercise the stockholder's right to dissent, the stockholder must give written notice to the company at or before the stockholders meeting at which the merger will be voted upon. Such written notice shall include a statement that the stockholder proposes to demand payment for his shares if the action is taken.

     Within 20 days after the date on which the vote of stockholders authorizing the merger is taken, the company shall give written notice of the authorization or consent to each stockholder who has given written objection. Within 20 days after the date on which the copy of the plan of merger or an outline thereof was given to the stockholder, a dissenting stockholder must give written notice to the company of his or her decision to elect to dissent, provided that a stockholder who dissents must dissent with respect to all shares that he or she holds in the company. Such notice must state:

     o    the stockholder's name and address;

     o the number and classes or series of shares in respect of which he or she dissents; and

     o    a demand for payment of the fair value of the shares.

     Upon the giving of a notice of election to dissent, the stockholder who gave the notice will no longer have any of the rights of a stockholder of the company except the right to be paid the fair value of his or her shares. Within seven days immediately following the date of the expiration of the period within which stockholders may give their notices of election to dissent, or within seven days immediately following the date on which the proposed merger becomes effective, whichever is later, the surviving company of the merger shall make a written offer to each dissenting stockholder to purchase his or her shares at a specified price that the company determines to be their fair value. Unlike under Delaware law, the parties may mutually agree on the value of the shares. If, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting stockholder agree upon the price to be paid for his or her shares, the company shall pay to the stockholder the amount in money upon the surrender of the certificates representing such shares.

     If the company and a dissenting stockholder fail within such 30 day period to agree on the price to be paid for the shares owned by the stockholder, within 20 days immediately following the date on which the 30 day period expires, the following shall apply:

     o the company and the dissenting stockholder shall each designate an appraiser;

     o the two designated appraisers together shall designate a third appraiser;

     o the three appraisers shall fix the fair value of the shares owned by the dissenting stockholder as of the close of business on the day prior to the date on which the vote of stockholders authorizing the merger was taken, and that value is binding on the company and the dissenting stockholder for all purposes; and

     o the company shall pay to the stockholder the amount in money upon the surrender by him or her of the certificates representing the shares.

     Preemptive Rights

     Neither Delaware nor Bahamian law provides for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the stockholders in a corporation's certificate of incorporation or articles of

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association. Neither the Travelzoo Delaware certificate of incorporation nor the
Travelzoo Bahamas articles of association provide for preemptive rights.

Stockholder Suits

     Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his or her own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself or herself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met. As noted above, Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit, and the Travelzoo Delaware certificate of incorporation eliminates, the personal liability of a director to the corporation and its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Bahamian law does not provide for stockholder suit causes of actions or methods of commencing suit.

Business Combination Restrictions

     In general, Delaware law prevents an "interested stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder. The term "business combination" includes mergers or consolidations with an interested stockholder and certain other transactions with an interested stockholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a stockholder of such corporation) to or with the interested stockholder of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or of certain subsidiaries thereof determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the interested stockholder, except pursuant to certain transfers in a conversion or exchange or a pro rata distribution to all stockholders of the corporation or certain other transactions, none of which increases the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into stock of the corporation or any subsidiary, which is owned by the interested stockholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused directly or indirectly by the interested stockholder); or (iv) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

     The three-year moratorium may be avoided if: (i) before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder,  the  stockholder  owned at least  85% of the  voting  stock of the

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corporation  outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of the stockholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.


     The business combination restrictions described above do not apply if, among other things: (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (ii) the corporation by action by the holders of a majority of the voting stock of the corporation approves an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the statute (effective twelve
(12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an interested stockholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on NASDAQ or a similar quotation system; or (c) held of record by more than 2,000 stockholders. The statute also does not apply to certain business combinations with an interested stockholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with board approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an interested stockholder during the previous three years. Travelzoo Delaware is subject to the business combination restrictions described above.


     Under Bahamian law there are no restrictions on business combinations of International Business Companies other than as described above under "Vote on Extraordinary Corporate Transactions."

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on form S-4 to register the shares of common stock of Travelzoo Delaware which will be issued in the merger. This proxy statement and prospectus is a part of that registration statement. As allowed by the SEC rules, this proxy statement and prospectus does not contain all the information you can find in the registration statement or the exhibits to that registration statement. For further information with respect to us, reference is made to the registration statement and the exhibits to that registration statement. Statements in this proxy statement and prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this proxy statement and prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibits. You can obtain a copy of the registration statement and the exhibits through the SEC, at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and applicable copy charges.

                                  LEGAL OPINION

     Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the common stock of Travelzoo Delaware to be issued in the merger.

                                     EXPERTS

     The combined balance sheets of Travelzoo.com Corporation and affiliate as of December 31, 1999 and 2000, and the related combined statements of operations, stockholders' equity, and cash flows for the period from May 21, 1998 (inception) to December 31, 1998 and for each of the years in the two-year period ended December 31, 2000 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                          TRAVELZOO.COM CORPORATION
                                  AND AFFILIATE


                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                            Page


      Independent Auditors' Report..........................................F-2


      Combined Balance Sheets...............................................F-3

      Combined Statements of Operations.....................................F-4

      Combined Statements of Stockholders' Equity...........................F-5

      Combined Statements of Cash Flows.....................................F-6

      Notes to Combined Financial Statements................................F-7

                          Independent Auditors' Report

The Board of Directors and Stockholders
Travelzoo.com Corporation:


We have audited the accompanying combined balance sheets of Travelzoo.com Corporation and affiliate (collectively, the Companies) as of December 31, 1999 and 2000, and the related combined statements of operations, stockholders' equity, and cash flows for the period from May 21, 1998 (inception) to December 31, 1998 and for each of the years in the two-year period ended December 31, 2000. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements include the accounts of Travelzoo.com Corporation and affiliate, as defined in Note 1(a). The combined financial statements present the combined accounts of entities majority-owned by a principal stockholder engaged in the operation of the www.Travelzoo.com website.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Travelzoo.com Corporation and affiliate as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the period from May 21, 1998 (inception) to December 31, 1998 and for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                                   /s/ KPMG LLP

Mountain View, California
March 22, 2001

                            TRAVELZOO.COM CORPORATION
                                  AND AFFILIATE

                             Combined Balance Sheets


                                                                                         December 31,                March 31,
                                                                                ----------------------------     --------------
                                    Assets                                         1999             2000               2001
                                                                                ----------------------------     --------------
                                                                                                                    (unaudited)
Current assets:
     Cash                                                                       $   11,130           45,586            493,004
     Accounts receivable, less allowance for doubtful accounts
        of $10,000, $145,144 and $15,475 as of December 31, 1999,
        December 31, 2000 and March 31, 2001, respectively                         327,542          783,960            647,537
     Deposits                                                                        8,186          110,752             21,562
     Prepaid expenses and other current assets                                      18,233          110,998             27,137
     Deferred income taxes                                                          14,676          111,113            111,113
                                                                                ----------------------------     --------------

                 Total current assets                                              379,767        1,162,409          1,300,353

Deferred income taxes                                                                2,510            2,115              2,115
Property and equipment, net                                                         22,519          194,315            177,277
Intangible asset, net                                                                   --          196,667            186,667
                                                                                ----------------------------     --------------

                 Total assets                                                   $  404,796        1,555,506          1,666,412
                                                                                ============================     ==============

                     Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable                                                           $   63,806          176,892            100,769
     Accrued expenses                                                               22,700          166,653            126,540
     Deferred revenue                                                                5,800            2,500              6,316
     Income tax payable                                                             43,923          523,804            519,031
     Payroll taxes payable                                                          54,709           47,210             68,702
     Payable to employee                                                            16,500            9,400             47,895
     Payable to principal stockholder                                                1,047           50,216                 90
                                                                                ----------------------------     --------------

                 Total current liabilities                                         208,485          976,675            869,343

Deferred income taxes                                                                2,022            4,683              4,683
                                                                                ----------------------------     --------------

                 Total liabilities                                                 210,507          981,358            874,026
                                                                                ----------------------------     --------------

Commitments and contingency

Stockholders' equity:
     Common stock                                                                   60,000           78,173             78,173
     Retained earnings                                                             134,289          495,975            714,213
                                                                                ----------------------------     --------------

                 Total stockholders' equity                                        194,289          574,148            792,386
                                                                                ----------------------------     --------------

                 Total liabilities and stockholders'
                    equity                                                      $  404,796        1,555,506          1,666,412
                                                                                ============================     ==============


See accompanying notes to combined financial statements

                            TRAVELZOO.COM CORPORATION
                                  AND AFFILIATE

                        Combined Statements of Operations



                                                            Period from May
                                                               21, 1998                                  Three months ended March
                                                            (inception) to  Years ended December 31,                31,
                                                             December 31,  ---------------------------   ------------------------
                                                                 1998            1999         2000           2000          2001
                                                           --------------  ---------------------------   -----------  -----------
   Revenues:
     Advertising                                           $     57,327         893,244    3,852,066        728,818     1,308,134
     Commissions                                                 26,774          61,015       97,451         18,570         2.709
                                                           --------------  ---------------------------  -------------------------
       Total revenues                                            84,101         954,259    3,949,517        747,388     1,310,843
   Cost of revenues                                              25,362         132,803      282,195         54,756        76,619
                                                           --------------  ---------------------------  -------------------------
       Gross profit                                              58,739         821,456    3,667,322        692,632     1,234,224
                                                           --------------  ---------------------------  -------------------------
   Operating expenses:
     Sales and marketing                                          1,595         350,720    1,484,495        309,805       450,156
     General and administrative                                  22,046         326,686    1,201,982        147,120       196,681
     Merger expenses                                                 --              --      231,303             --       128,320
                                                           --------------  ---------------------------  -------------------------
       Total operating expenses                                  23,641         677,406    2,917,780        456,925       775,157
                                                           --------------  ---------------------------  -------------------------
       Income before income taxes                                35,098         144,050      749,542        235,707       459,067
   Income taxes                                                   6,213          38,646      387,856         97,932       240,829
                                                           --------------  ---------------------------  -------------------------
       Net income                                          $     28,885         105,404      361,686        137,775       218,238
                                                           ==============  ===========================  =========================
   Pro forma net income per share (Note 1(b))
       (unaudited):
     Pro forma basic and diluted net income per share
                                                           $         --            0.01         0.02           0.01          0.01
                                                           ==============  ===========================  =========================
     Shares  used in  computing  pro  forma  basic  net
       income per share                                       9,431,741      19,323,064   19,372,791     19,355,147    19,425,147
                                                           ==============  ===========================  =========================

     Shares  used in  computing  pro forma  diluted net
       income per share                                       9,431,741      19,355,147   19,466,810     19,459,388    19,425,147
                                                           ==============  ===========================  =========================


See accompanying notes to combined financial statements

                            TRAVELZOO.COM CORPORATION
                                  AND AFFILIATE


                   Combined Statements of Stockholders' Equity
             Period from May 21, 1998 (inception) to March 31, 2001


                                                            Common Stock
                                    --------------------------------------------------------------------------------------------
                                             Travelzoo.com
                                              Corporation                  Travelzoo Inc.                     Total
                                    -------------------------------- -----------------------------   Retained    stockholders'
                                        Shares            Amount        Shares          Amount       earnings        equity
                                    ----------------   ------------- -------------   ------------- ------------- ---------------
Issuance of common stock                11,155,874       $  10,000     8,129,273     $    50,000            --          60,000
Net income                                      --              --            --              --        28,885          28,885
                                    ----------------   ------------- -------------   ------------- ------------- ---------------
Balances, December 31, 1998             11,155,874          10,000     8,129,273          50,000        28,885          88,885
Net income                                      --              --            --              --       105,404         105,404
                                    ----------------   ------------- -------------   ------------- ------------- ---------------
Balances, December 31, 1999             11,155,874          10,000     8,129,273          50,000       134,289         194,289
Issuance of common stock upon
  exercise of options                       70,000           3,500            --              --            --           3,500
Stock-based compensation expense
                                                --           9,221            --              --            --           9,221
Issuance of common stock to
  directors                                 70,000           5,452            --              --            --           5,452
Net income                                      --              --            --              --       361,686         361,686
                                    ----------------   ------------- -------------   ------------- ------------- ---------------
Balances, December 31, 2000             11,295,874       $  28,173     8,129,273     $    50,000       495,975         574,148
Issuance of common stock to
  Travelzoo.com Corporation                     --              --    11,295,874              --            --              --
  (unaudited)
Net income (unaudited)                          --              --            --              --       218,238         218,238
                                    ----------------   ------------- -------------   ------------- ------------- ---------------
Balances, March 31, 2001
   (unaudited)                          11,295,874       $  28,173    19,425,147     $    50,000       714,213         792,386
                                    ================   ============= =============   ============= ============= ===============

See accompanying notes to combined financial statements

                            TRAVELZOO.COM CORPORATION

                                  AND AFFILIATE

                        Combined Statements of Cash Flows

                                                       Period from May 21,                                 Three months ended
                                                       1998 (inception) to    Years ended December 31,           March 31,
                                                          December 31,       --------------------------  -------------------------
                                                              1998            1999         2000             2000           2001
                                                      --------------------   --------------------------  -------------------------
 Cash flows from operating activities:
  Net income                                               $ 28,885           105,404         361,686      137,775         218,238
     Adjustments to reconcile net income to net
       cash (used in) provided by operating
       activities:
    Depreciation and amortization                               974             5,795          54,914        2,528          30,872
    Deferred income taxes                                    (4,294)          (10,870)        (93,381)          --              --
    Provision for losses on accounts receivable                --              10,000         135,144       17,654        (128,263)
    Loss on disposal of property and equipment                 --                --             4,212        2,361              --
    Stock-based compensation expense                           --                --             9,221        3,674              --
    Changes in operating assets and liabilities:
      Accounts receivable                                   (56,736)         (280,806)       (591,562)    (206,155)        264,686
      Deposits                                               (3,131)           (5,055)       (102,566)     (18,909)         89,190
      Prepaid expenses and other current assets              (7,699)          (10,534)        (92,765)       4,296          83,861
      Accounts payable                                        8,476            55,330         113,086       12,941         (76,123)
      Accrued expenses                                         --              22,700         149,405       28,302         (40,113)
      Deferred revenue                                         --               5,800          (3,300)      (5,800)          3,816
      Income tax payable                                      9,457            34,466         479,881      100,492          (4,773)
      Payroll taxes payable                                    --              54,709          (7,499)     (30,212)         21,492
      Payable to employee                                      --              16,500          (7,100)     (16,500)         38,495
      Payable to principal stockholder                         --               1,047            (831)          --            (126)
                                                           --------          --------        --------     --------        --------
        Net cash (used in) provided by operating
         activities                                         (24,068)            4,486         408,545       32,447         501,252
                                                           --------          --------        --------     --------        --------
Cash flows from investing activities:
  Purchases of property and equipment                       (11,687)          (17,601)       (227,589)     (11,360)         (3,834)
  Purchase of intangible asset                                 --                --          (200,000)        --              --
  Loan receivable from principal stockholder                (12,000)           12,000            --           --              --
                                                           --------          --------        --------     --------        --------
      Net cash used in investing activities                 (23,687)           (5,601)       (427,589)     (11,360)         (3,834)
                                                           --------          --------        --------     --------        --------
Cash flows from financing activities:
  Proceeds from issuance of common stock                     60,000              --             3,500         --               --
  Loans from principal stockholder                             --                --            50,000         --               --
  Repayment of loans from principal stockholder                --                --               --          --           (50,000)
                                                           --------          --------        --------     --------        --------
      Cash provided by (used in) financing activities        60,000              --            53,500         --           (50,000)
                                                           --------          --------        --------     --------        --------
Net increase (decrease) in cash                              12,245            (1,115)         34,456      (21,087)        447,418
Cash at beginning of period/year                               --              12,245          11,130       11,130          45,586
                                                           --------          --------        --------     --------        --------
Cash at end of period/year                                 $ 12,245            11,130          45,586       32,217         493,004
                                                           ========          ========        ========     ========        =========
Supplemental disclosure of cash flow information:
  Cash paid during period/year for income taxes
                                                           $  1,050            15,050           1,356          900         245,602
                                                           ========          ========        ========     ========        =========

See accompanying notes to combined financial statements

                            TRAVELZOO.COM CORPORATION
                                  AND AFFILIATE

                     Notes to Combined Financial Statements
                           December 31, 1999 and 2000
                           and March 31, 2000 and 2001

      (All information as of and for the three months ended March 31, 2000 and 2001 is unaudited)


1)   Summary of Significant Accounting Policies

     (a)  Description of Business and Basis of Presentation

          The accompanying combined financial statements include the accounts of Travelzoo.com Corporation and its majority owned subsidiary, Travelzoo Inc. consolidated with its subsidiaries (collectively, the Companies). The combined financial statements present the Companies on a combined basis because of their common ownership by Mr. Ralph Bartel (the Principal Stockholder), and because these entities combined represent the historical operations of the www.Travelzoo.com website business. Travelzoo.com was incorporated in the Bahamas on May 21, 1998. Travelzoo Inc. was incorporated in Delaware as a wholly owned subsidiary of Travelzoo.com Corporation on January 18, 2001. The Companies operate the www.Travelzoo.com website, which provides an online advertising medium for the travel industry. All intercompany transactions have been eliminated in combination.

          Prior to January 22, 2001, Travelzoo.com Corporation operated the website through service agreements with Silicon Channels Corporation. Silicon Channels Corporation was also founded by the Principal Stockholder and incorporated in California on September 28, 1998. Under the latest service agreement dated January 2, 1999 and in effect for the period from January 2, 1999 to January 22, 2001, Silicon Channels Corporation operated the website, produced and distributed a newsletter and sold advertising in return for 50% of the income before income taxes generated from the website. Prior to January 2, 1999, Silicon Channels Corporation received 5% of the net income generated by the website under a service agreement with Travelzoo.com Corporation dated October 10, 1998. The January 2, 1999 service agreement was terminated on January 22, 2001 in connection with the merger of Silicon Channels Corporation and Travelzoo Inc. described below.

          On January 22, 2001, the Principal Stockholder contributed all the outstanding shares of common stock of Silicon Channels Corporation to Travelzoo Inc. in exchange for 8,129,273 shares of common stock of Travelzoo Inc. and options to acquire 2,158,349 shares of common stock of Travelzoo Inc. at $1.00 per share. Silicon Channels Corporation became a wholly owned subsidiary of Travelzoo Inc. as a result of the contribution. The transaction was accounted for as a combination of entities under common control using "as-if pooling-of-interests" accounting. Under this method of accounting, the assets and liabilities of Silicon Channels Corporation and Travelzoo Inc. were carried forward to the combined company at their historical costs. In addition, all prior period financial statements of Travelzoo Inc. have been restated to include the combined results of operations, financial position and cash flows of Silicon Channels Corporation.

          As of March 31, 2001, the Principal Stockholder owned approximately 52% of the outstanding common stock of Travelzoo.com Corporation. The 48% of Travelzoo.com Corporation not owned by the Principal Stockholder was owned by approximately 700,000 individual stockholders. As of March 31, 2001, Travelzoo.com Corporation owned 58% of the outstanding common stock of Travelzoo Inc. and the Principal Stockholder owned the remaining 42%. Through his holdings in the common stock of Travelzoo.com Corporation and Travelzoo Inc., the Principal Stockholder owns 72% of the total ownership interests of the www.Travelzoo.com website business.

          During January 2001, the Board of Directors of Travelzoo.com Corporation proposed that Travelzoo.com Corporation be merged with Travelzoo Inc. whereby Travelzoo Inc. will be the surviving entity. Each share of Travelzoo.com Corporation outstanding at the consummation of the proposed merger will be exchanged for one share of Travelzoo Inc. The proposed merger will be consummated upon approval of the holders of a majority of the outstanding common stock of Travelzoo.com Corporation and the registration of the common stock of Travelzoo Inc. with the U.S. Securities and Exchange Commission. The proposed merger will be accounted for as a combination of entities under common control using "as-if pooling-of-interests" accounting. Under this method of accounting, the assets and liabilities of Travelzoo.com Corporation and Travelzoo Inc. will be carried forward to the combined company at their historical costs. In addition, all prior period financial statements of Travelzoo Inc. will be restated to include the combined results of operations, financial position and cash flows of Travelzoo.com Corporation.

          If all stockholders elect to receive shares in Travelzoo Inc., the Principal Stockholder will continue to own 72% of the ownership interests of the www.Travelzoo.com website business represented by holdings in the common stock of Travelzoo Inc.

          The following unaudited pro forma financial information for the period from inception to March 31, 2001 is presented to give effect to the proposed merger between Travelzoo.com Corporation and Travelzoo Inc. on the accompanying historical combined statement of stockholders' equity as if the merger had been consummated on May 21, 1998 using the proposed exchange ratio. The pro forma presentation assumes all stockholders elect to exchange their shares.





                                                Common Stock
                                        ------------------------------
                                               Travelzoo Inc.             Additional                       Total
                                        ------------------------------     paid-in        Retained     stockholders'
                                            Shares          Amount         capital        earnings        equity
                                        ---------------  -------------  ---------------  ------------ ---------------
Issuance of common stock                   19,285,147     $  192,851         (132,851)           --          60,000
Net income                                         --             --               --        28,885          28,885
                                        ---------------  -------------  ---------------  ------------ ---------------
Balances, December 31, 1998                19,285,147        192,851         (132,851)       28,885          88,885
Net income                                         --             --               --       105,404         105,404
                                        ---------------  -------------  ---------------  ------------ ---------------
Balances, December 31, 1999                19,285,147        192,851         (132,851)      134,289         194,289
Issuance of common stock upon
   exercise of options                         70,000            700            2,800            --           3,500
Stock-based compensation expense                   --             --            9,221            --           9,221
Issuance of common stock to directors          70,000            700            4,752            --           5,452
Net income                                         --             --               --       361,686         361,686
                                        ---------------  -------------  ---------------  ------------ ---------------
Balances, December 31, 2000                19,425,147        194,251         (116,078)      495,975         574,148
Net Income                                         --             --               --       218,238         218,238
                                        ---------------  -------------  ---------------  ------------ ---------------
Balances, March 31, 2001                   19,425,147     $  194,251         (116,078)      714,213         792,386
                                        ===============  =============  ===============  ============ ===============


     (b)  Pro Forma Net Income Per Share (Unaudited)

          Pro forma net income per share gives effect to the proposed merger between Travelzoo.com Corporation and Travelzoo Inc. described in Note 1(a) as if the merger had been consummated on May 21, 1998 using the proposed exchange ratio. The pro forma presentation assumes all stockholders elect to exchange their shares.

          Pro forma basic net income per share is computed using the weighted-average number of outstanding shares of common stock and shares vested under the board of directors' share program (see Note
          6). Pro forma diluted net income per share is computed using the weighted-average number of outstanding shares of common stock described above and dilutive potential common stock from options to purchase common stock using the treasury method and unvested shares issuable under the directors' program. A reconciliation of the weighted-average basic number of shares and the weighted-average diluted number of shares used in the calculations follows:





                                           Period from May
                                               21, 1998
                                            (inception) to          Years ended                Three months ended
                                             December 31,           December 31,                   March 31,
                                           ----------------- --------------- -------------- -------------- --------------
                                                 1998            1999           2000           2000             2001
                                           ----------------- --------------- -------------- -------------- --------------
Weighted-average basic number of shares        9,431,741       19,323,064      19,372,791     19,355,147      19,425,147
Effect of directors shares vesting                    --           32,083              --             --              --
Effect of employee stock options                      --               --          94,019        104,241              --
                                           ----------------- --------------- -------------- -------------- --------------
Weighted-average diluted number of shares      9,431,741       19,355,147      19,466,810     19,459,388      19,425,147
                                           ================= =============== ============== ============== ==============

          For all periods presented, 2,158,349 options to purchase shares of common stock at $1.00 per share were not included in the calculation of pro forma diluted income per share because their effect was antidilutive.


     (c)  Use of Estimates

          Management of the Companies have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

     (d)  Property and Equipment

          Property and equipment is stated at cost, net of accumulated depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets of three years.

     (e)  Intangible Assets

          In December 2000, the Companies purchased the Internet domain name Weekend.com for cash of $200,000. The intangible asset is stated at cost, net of accumulated amortization and is being amortized on a straight-line basis over the estimated useful life of five years.


          On January 22, 2001, the Principal Stockholder transferred ownership of the Travelzoo trademark to the Companies. The transfer was recorded at the historical cost basis of the Principal Stockholder of $-0-.


     (f)  Revenue Recognition

          In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB Nos. 101A and 101B, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides interpretations regarding the application of generally accepted accounting principles to revenue recognition where there is an absence of authoritative literature addressing a specific arrangement or a specific industry. The Companies adopted SAB No. 101 in the fourth quarter of 2000. The adoption did not impact the
          Companies' combined financial statements or revenue recognition policies.

          Revenue consists of advertising and commissions from e-commerce transactions. Advertising revenues are derived principally from the sale of display advertising, classified advertising, and banner advertising on the www.Travelzoo.com website. Commissions are derived from bookings of travel services through customer advertising on the www.Travelzoo.com website.

          Advertising revenues are recognized in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, the fees are fixed and determinable, no significant obligations remain at the end of the period, and collection of the resulting receivable is reasonably assured. If advertising is displayed within one month, revenues are recognized at the end of the display period. If advertising is displayed over two or more months, revenues are recognized ratably over the period. To the extent that the minimum guaranteed impressions are not met during the contract period, the Companies defer recognition of the corresponding revenues until the guaranteed impressions are achieved. Fees for banner advertising are recognized based on the number of impressions displayed or clickthroughs delivered during the period.


          The Companies have outsourced part of their advertising sales and production activities to DoubleClick, Inc. (DoubleClick). Under the terms of the agreement with DoubleClick, the Companies receive a portion of the revenue received by DoubleClick from customers for the display of advertising on the www.Travelzoo.com website. The Companies record these revenues on a net basis. The gross revenue received by DoubleClick from advertising on the www.Travelzoo.com website was $95,170, $137,159, $430,130, $61,809, and $204,192 for the period from
          May 21, 1998 (inception) to December 31, 1998, the years ended December 31, 1999 and 2000 and the three months ended March 31, 2000 and 2001, respectively. The Companies' share of this income, which has been recorded as revenue, was $47,144, $66,691, $231,885, $29,977 and
          $113,990 for the period from May 21, 1998 (inception) to December 31, 1998, the years ended December 31, 1999 and 2000 and the three months ended March 31, 2000 and 2001, respectively.


          Commissions are recorded as the net amount received by the Companies and are recognized in the period in which the commissions earned are reported to the Companies by the e-commerce partner.


          Revenues from advertising barter transactions are recognized in the period during which the advertisements are displayed on the www.Travelzoo.com website. Expenses from barter transactions are recognized in the period during which the advertisements are displayed on the barter partner's website. Barter transactions are recorded at the fair value of the advertising provided based on cash received by the Companies for transactions involving similar types of advertising during the six months preceding the transaction in accordance with Emerging Issues Task Force (EITF) Issue No. 99-17, Accounting for Advertising Barter Transactions. The amounts included in advertising revenues and sales and marketing expenses for barter transactions were $-0-, $83,000, $37,000, $30,000, and $-0- for the period from May 21,
          1998 (inception) to December 31, 1998, the years ended December 31, 1999 and 2000 and the three months ended March 31, 2000 and 2001, respectively.


     (g)  Advertising Costs


          Advertising costs are expensed as incurred. Advertising costs (including barter advertising) amounted to $1,595, $169,374, $1,161,800, $246,125, and $260,631 for the period from May 21, 1998
          (inception) to December 31, 1998, the years ended December 31, 1999 and 2000 and the three months ended March 31, 2000 and 2001, respectively.


     (h)  Income Taxes

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (i)  Impairment of Long-Lived  Assets and Long-Lived  Assets to Be Disposed
          Of

          The Companies account for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     (j)  Stock-Based Compensation

          As allowed under SFAS No. 123, Accounting for Stock-Based Compensation, the Companies have elected to follow Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for fixed plan stock awards to employees. Deferred stock-based compensation for options granted to employees is determined as the excess of the deemed fair market value of the Companies' common stock over the exercise price on the date options were granted. Expense associated with stock-based compensation is amortized over the vesting period of the individual award.

     (k)  Website Development Costs

          Prior to June 30, 2000, website development costs were expensed as incurred. The Companies adopted EITF Issue No. 00-02, Accounting for Website Development Costs, on June 30, 2000. The adoption of EITF Issue No. 00-02 did not have a significant impact on the combined financial statements. Subsequent to the adoption of EITF No. 00-02, no website development costs that qualify for capitalization have been incurred.

     (l)  Recent Accounting Pronouncements


          In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133, establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Companies adopted SFAS No. 133 on January 1, 2001. The adoption did not have an impact on the combined financial statements.


(2)  Allowance for Doubtful Accounts

     The details of changes to the Companies' allowance for doubtful accounts are as follows:

Balance at May 21, 1998 (inception)                    $                --
    Additions - charged to costs and expenses                           --
    Deductions                                                          --
                                                          --------------------
Balance at December 31, 1998                                            --
    Additions - charged to costs and expenses                       10,000
    Deductions                                                          --
                                                          --------------------
Balance at December 31, 1999                                        10,000
    Additions - charged to costs and expenses                      135,144
    Deductions                                                          --
                                                          --------------------


Balance at December 31, 2000                                       145,144
                                                          --------------------
    Deductions - credited to costs and expenses                   (128,263)
    Deductions - write-offs                                         (1,406)
                                                          --------------------
Balance at March 31, 2001                              $            15,475
                                                          ====================

(3)  Property and Equipment

     Property and equipment consisted of the following:


                                             December 31,         March 31,
                                        -----------------------  -------------
                                          1999         2000           2001
                                        --------- ------------- --------------
Computer hardware and software        $  12,214        182,461        182,461
Office equipment                         17,074         65,407         69,241
                                        --------- ------------- --------------
                                         29,288        247,868        251,702
Less accumulated depreciation             6,769         53,553         74,425
                                        --------- ------------- --------------
Total                                 $  22,519        194,315        177,277
                                        ========= ============= ==============


(4)  Payable to Employees

     Payable  to  employees   represents  expense   reimbursements   payable  to
     employees.


(5)  Payable to Principal Stockholder


     Payable to principal stockholder includes unsecured loans payable of $-0-, $50,000, and $-0- and expense reimbursements payable of $1,047, $216 and $90 as of December 31, 1999, December 31, 2000, and March 31, 2001, respectively. The loans did not bear interest and were repaid on March 31, 2001.


(6)  Common Stock

     (a)  Travelzoo.com Corporation


          As of December 31, 1999, December, 31, 2000 and March 31, 2001, authorized common stock of Travelzoo.com Corporation comprises 2,000,000 shares of series $0.01 par value common stock and 18,000,000 shares of series $-0- par value common stock. Issued and outstanding common stock comprises 2,000,000 shares of series $0.01 par value common stock as of December 31, 1999, December 31, 2000 and March 31, 2001 and 9,155,874, 9,295,874 and 9,295,874 shares of series $-0- par value  common  stock as of December  31,  1999,  December 31, 2000 and
          March 31, 2001, respectively. All series of common stock in Travelzoo.com Corporation have identical rights.

          On September 2, 1998, Travelzoo.com Corporation issued 2,000,000 shares of series $0.01 par value and 4,000,000 shares of series $-0-par value common stock to the Principal Stockholder for cash proceeds of $10,000. On the same date, Travelzoo.com Corporation also issued for $-0- cash consideration, 5,155,874 shares of series $-0- par value common stock to approximately 700,000 individuals who had applied for shares during the period from May to July 1998 via the www.Travelzoo.com website.

          On February 20, 1999, a stock program for directors was adopted providing that each director of Travelzoo.com Corporation will receive 10,000 shares of Travelzoo.com Corporation's common stock as compensation for their services provided in 1999, and that if a director vacated his office prior to year-end, the number of shares of common stock earned will be prorated for the period served. Under this program, the directors earned a total of 70,000 shares of common stock for services provided in 1999. Compensation expense based on the fair value of the stock on the date of grant of $5,452 was accrued in the combined statement of operations for the year ended December 31, 1999, and the shares of common stock were issued in December 2000. No grant of stock to directors was made in 2000 or three months ended March 31, 2001.


          In March 2000, the Board of Directors of Travelzoo.com Corporation authorized a 2-for-1 stock split of Travelzoo.com Corporation's common stock. This stock split was effective as of December 1, 2000. All affected share amounts in the accompanying combined financial statements and notes have been presented to reflect retroactively this stock split.


          During 2000, Travelzoo.com Corporation granted to an employee of Silicon Channels Corporation options to purchase 334,676 shares of common stock with an exercise price of $0.05. Compensation expense measured using the intrinsic-value method and recognized on a straight-line basis over the two-year vesting period of $9,221 is included in the combined statement of operations for the year ended December 31, 2000. In September 2000, upon the termination of the employee, 70,000 options were fully vested under the original terms of the grant and the remaining unvested options were forfeited. The 70,000 vested options were exercised in September 2000. There are no outstanding stock options as of March 31, 2001.

     (b)  Travelzoo Inc.

          As of March 31, 2001, the authorized capital stock of Travelzoo Inc. comprised 40,000,000 shares of $.01 par value common stock and 5,000,000 shares of $.01 par value preferred stock. As of March 31, 2001, 19,425,147 shares of common stock and no shares of preferred stock were issued and outstanding. In January 2001, Travelzoo Inc. issued 11,295,874 shares of common stock to Travelzoo.com Corporation and 8,129,273 shares of common stock to the Principal Stockholder for all outstanding shares of common stock of Silicon Channels
          Corporation. The shares of common stock of Silicon Channels Corporation were originally issued to the Principal Stockholder in 1998 for cash proceeds of $50,000.

          As part of the consideration issued for the outstanding shares of Silicon Channels Corporation, Travelzoo Inc. also issued to the Principal Stockholder in January 2001 fully vested and exercisable options to acquire 2,158,349 shares of common stock. The options have an exercise price of $1.00 and expire in January 2011.


(7)  Income Taxes

     Income tax expense for the period from May 21, 1998 (inception) to December 31, 1998 and years ended December 31, 1999 and 2000, consisted of the following:

                            Current            Deferred             Total
                       ------------------  -----------------  ------------------
1998:
     Federal           $          6,430              (3,630)             2,800
     State                        3,827                (664)             3,163
     Foreign                        250                  --                250
                       ------------------  -----------------  ------------------
                       $         10,507              (4,294)             6,213
                       ==================  =================  ==================
1999:
     Federal           $         35,013              (9,473)            25,540
     State                       14,253              (1,397)            12,856
     Foreign                        250                  --                250
                       ------------------  -----------------  ------------------
                       $         49,516             (10,870)            38,646
                       ==================  =================  ==================
2000:
     Federal           $        380,265             (79,706)           300,559
     State                      100,722             (13,675)            87,047
     Foreign                        250                  --                250
                       ------------------  -----------------  ------------------
                       $        481,237             (93,381)           387,856
                       ==================  =================  ==================

       Income tax expense for the period from May 21, 1998 (inception) to December 31, 1998 and the years ended December 31, 1999 and 2000, differed from the amounts computed by applying the U.S. federal statutory tax rate applicable to the Companies' level of pretax income as a result of the following:

                                                             1998              1999              2000
                                                         --------------   ----------------   --------------
Federal tax at statutory rates                         $        3,875             26,195          254,844
State taxes, net of federal income tax benefit                  2,088             10,713           57,451
Foreign taxes                                                     250                250              250
Non-deductible merger expenses and other                           --              1,488           75,311
                                                         --------------   ----------------   --------------
Total income tax expense                               $        6,213             38,646          387,856
                                                         ==============   ================   ==============


     The types of temporary differences that give rise to significant portions of the Companies' deferred tax assets and liabilities as of December 31, 1999 and 2000, are as follows:


                                                 1999               2000
                                           -----------------  ------------------
Deferred tax assets:
  Accruals and allowances                  $          6,630             80,018
  State income taxes                                  8,046             31,095
  Capitalized start-up costs                          2,510              2,115
                                           -----------------  ------------------
        Gross deferred tax assets                    17,186            113,228
Deferred tax liabilities:
  Property and equipment                             (2,022)            (4,683)
                                           -----------------  ------------------
        Net deferred tax assets        $             15,164            108,545
                                           =================  ==================

     No valuation allowance has been recorded for the deferred tax assets because management believes that the Companies are more likely than not to generate sufficient future taxable income to realize the related tax benefits.

(8)  Significant Customer Information and Segment Reporting

     SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes standards for the reporting by business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within a company for making operational decisions and assessing performance.


     The Companies' chief operating decision-maker, as defined in SFAS No. 131, is considered to be the Principal Stockholder. The Principal Stockholder reviews separate financial information for Travelzoo.com Corporation and Travelzoo Inc. Reportable segment information for each company is as follows:



                                                   Period from May 21, 1998 (inception) to December 31, 1998
                                       ----------------------------------------------------------------------------------
                                          Travelzoo.com
                                           Corporation         Travelzoo Inc.        Eliminations           Combined
                                       ------------------   ------------------   ------------------   -------------------
Revenue from external customers       $                --               84,101                   --               84,101
Revenue from income sharing
  arrangements                                     41,823                   --              (41,823)                  --
                                       ------------------   ------------------   ------------------   -------------------
Total revenues                        $            41,823               84,101              (41,823)              84,101
                                       ==================   ==================   ==================   ===================
Segment income before income taxes
                                      $            33,987                1,111                   --               35,098
                                       ==================   ==================   ==================   ===================
Depreciation                          $                --                  974                   --                  974
                                       ==================   ==================   ==================   ===================
                                                                  Year ended December 31, 1999
                                       ----------------------------------------------------------------------------------
                                          Travelzoo.com
                                           Corporation         Travelzoo Inc.        Eliminations           Combined
                                       ------------------   ------------------   ------------------   -------------------
Revenue from external customers       $                --              954,259                   --              954,259
Revenue from income sharing
  arrangements                                     89,430                   --              (89,430)                  --
                                       ------------------   ------------------   ------------------   -------------------
Total revenues                        $            89,430              954,259              (89,430)             954,259
                                       ==================   ==================   ==================   ===================
Segment income before income taxes
                                      $            78,969               65,081                   --              144,050
                                       ==================   ==================   ==================   ===================
Depreciation                          $                --                5,795                   --                5,795
                                       ==================   ==================   ==================   ===================
Total assets as of
December 31, 1999                     $           119,647              397,253             (112,104)             404,796
                                       ==================   ==================   ==================   ===================
                                                                  Year ended December 31, 2000
                                       ----------------------------------------------------------------------------------
                                          Travelzoo.com
                                           Corporation         Travelzoo Inc.        Eliminations           Combined
                                       ------------------   ------------------   ------------------   -------------------
Revenue from external customers                        --            3,949,517                   --            3,949,517
Revenue from income sharing
  arrangements                       $            434,468                   --             (434,468)                  --
                                       ------------------   ------------------   ------------------   -------------------
Total revenues                                    434,468            3,949,517             (434,468)           3,949,517
                                       ==================   ==================   ==================   ===================
Segment income before income taxes   $            218,582              530,960                   --              749,542
                                       ==================   ==================   ==================   ===================
Depreciation and amortization        $                 --               54,914                   --               54,914
                                       ==================   ==================   ==================   ===================
Total assets as of
December 31, 2000                    $            599,715            1,766,397             (810,606)           1,555,506
                                       ==================   ==================   ==================   ===================

                                                                Three months ended March 31, 2000
                                       ----------------------------------------------------------------------------------
                                          Travelzoo.com
                                           Corporation         Travelzoo Inc.        Eliminations           Combined
                                       ------------------   ------------------   ------------------   -------------------
Revenue from external customers      $                 --              747,388                   --              747,388
Revenue from income sharing
  arrangements                                    127,870                   --             (127,870)                  --
                                       ------------------   ------------------   ------------------   -------------------
Total revenues                       $            127,870              747,388             (127,870)             747,388
                                       ==================   ==================   ==================   ===================
Segment income before income taxes   $            111,406              124,301                   --              235,707
                                       ==================   ==================   ==================   ===================
Depreciation                                           --                2,528                   --                2,528
                                       ==================   ==================   ==================   ===================
Total assets as of
March 31, 2000                       $            264,025              648,875             (257,633)             655,267
                                       ==================   ==================   ==================   ===================


                                                               Three months ended March 31, 2001
                                       ----------------------------------------------------------------------------------
                                          Travelzoo.com       Travelzoo Inc.        Eliminations           Combined
                                           Corporation
                                       ------------------   ------------------   ------------------   -------------------
Revenue from external customers      $                 --            1,310,843                   --            1,310,843
Revenue from income sharing
  arrangements                                     59,333                   --              (59,333)                  --
                                       ------------------   ------------------   -------------------  -------------------
Total revenues                       $             59,333            1,310,843              (59,333)           1,310,843
                                       ==================   ==================   ==================   ===================
Segment income before income taxes   $             52,223              406,844                   --              459,067
                                       ==================   ==================   ==================   ===================
Depreciation and amortization                          --               30,872                   --               30,872
                                       ==================   ==================   ==================   ===================
Total assets as of
   March 31, 2001                                 853,796            2,021,539           (1,208,923)           1,666,412
                                       ==================   ==================   ==================   ===================


To date, substantially all assets and customers of the Companies have been located in the United States of America.

     Significant customer information is as follows:


                                                                                            Percentage of Accounts
                                       Percent of Total Revenue                                   Receivable
                  -------------------------------------------------------------------    ------------------------------
                    Period from May
                       21, 1998
                    (inception) to          Years Ended         Three Months Ended
                     December 31,          December 31,             March 31,              December 31,     March 31,
                  -------------------- ---------------------- -----------------------    ------------------ -----------



Customer                  1998               1999       2000        2000        2001        1999      2000        2001
--------                  ----               ----       ----        ----        ----        ----      ----        ----
        A                  54%                 7%         6%          4%          9%         10%       16%         24%
        B                  25%                 4%         --          --          --          --        --          --
        C                   --                10%         3%          6%          4%          --        4%          6%
        D                   --                23%        22%         35%         18%         39%       16%         13%
        E                   --                10%        11%         20%          --         22%        --          --
        F                   --                 1%         4%          4%          --          3%       11%          4%
        G                   --                 --         8%          2%         13%          --        9%         18%
        H                   --                 --         4%          --         12%          --       19%          9%




(9)  Commitments and Contingency

     The Companies lease office space in Mountain View, California, under an operating lease which expires on December 31, 2001. The future minimum rental payments under this operating lease as of March 31, 2001, was $63,382.

     Rent  expense was $-0-,  $75,000,  $154,498,  $30,286,  and $59,306 for the
     period from May 21, 1998 (inception) to December 31, 1998 for the years ended December 31, 1999 and 2000 and the three months ended March 31, 2000 and 2001, respectively.

     The Companies' offering of "free shares" over the Internet in 1998 was not registered with the United States Securities and Exchange Commission (SEC). The SEC has not asserted any violation of law by the Companies; however, the SEC has indicated that programs for issuing shares such as the Companies' "free share" offering should be registered with the SEC or qualify for an exemption from such a registration. Federal and state laws provide remedies for persons who acquire securities in an offering that was not registered with the SEC and did not qualify for any exemption from registration. Remedies include rescission, which means that the stockholders would return the securities to the seller and the seller would be required to return the purchase price, and damages for losses incurred in cases where the purchaser no longer holds the securities. The Companies believe that no significant liability exists for potential remedies available under securities laws to recipients of "free shares" primarily since no cash consideration was received for the shares.

                                                                         Annex A





                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           TRAVELZOO.COM CORPORATION,
             a corporation organized under the Bahamas International
                          Business Companies Act 1989,

                                       and

                                 TRAVELZOO INC.,
                        a corporation organized under the
                General and Business Corporations Law of Delaware


                                   DATED AS OF

                                January 19, 2001








--------------------------------------------------------------------------------

                                Table of Contents
                                                                            Page
                                                                            ----
ARTICLE I. THE MERGER; CLOSING.................................................1
         1.1. The Merger.......................................................1
         1.2. Directors and Officers...........................................2
         1.3. Certificate of Incorporation and Bylaws..........................2
ARTICLE II. EFFECT OF THE MERGERS ON SECURITIES OF TRAVELZOO DELAWARE
            AND TRAVELZOO BAHAMAS..............................................2
         2.1. Conversion of Common Stock.......................................2
         2.2. Surrender and Payment............................................3
         2.3. Withholding Rights...............................................4
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF TRAVELZOO DELAWARE..............4
         3.1. Organization and Good Standing...................................4
         3.2. Capitalization...................................................4
         3.3. Authorization; Binding Agreement.................................4
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TRAVELZOO BAHAMAS................5
         4.1. Organization and Good Standing...................................5
         4.2. Capitalization...................................................5
         4.3. Authorization; Binding Agreement.................................5
ARTICLE V.  ADDITIONAL COVENANTS OF TRAVELZOO BAHAMAS..........................6
         5.1. Shareholder Approval.............................................6
         5.2. Reasonable Best Efforts..........................................6
         5.3. Compliance.......................................................6
ARTICLE VI. ADDITIONAL COVENANTS OF TRAVELZOO DELAWARE AND TRAVELZOO
             BAHAMAS...........................................................6
         6.1. Director and Officer Liability...................................6
         6.2. Registration Statement; Prospectus/Proxy Statement...............7
         6.3. Tax Treatment....................................................8
ARTICLE VII. CONDITIONS........................................................8
         7.1. Conditions to Each Party's Obligations...........................8
              7.1.1. Shareholder Approvals.....................................8
              7.1.2. No Injunction or Action...................................8
              7.1.3. Governmental Approvals....................................8
              7.1.4. Registration Statement....................................9
         7.2. Conditions to Obligations of Travelzoo Delaware..................9
              7.2.1. Travelzoo Bahamas Representations and Warranties..........9
              7.2.2. Performance by Travelzoo Bahamas..........................9
         7.3. Conditions to Obligations of Travelzoo Bahamas...................9
              7.3.1. Travelzoo Delaware Representations and Warranties.........9
              7.3.2. Performance by Travelzoo Delaware.........................9
ARTICLE VIII. TERMINATION AND ABANDONMENT......................................9
         8.1. Termination......................................................9
         8.2. Effect of Termination...........................................10
ARTICLE IX. MISCELLANEOUS.....................................................11
         9.1. Amendment and Modification......................................11
         9.2. Waiver of Compliance; Consents..................................11
         9.3. Survival of Representations and Warranties......................11
         9.4. Notices.........................................................11
         9.5. Binding Effect; Assignment......................................12
         9.6. Expenses........................................................12
         9.7. Governing Law...................................................13
         9.8. Counterparts....................................................13
         9.9. Entire Agreement................................................13
         9.10. Third Parties..................................................13

                            GLOSSARY OF DEFINED TERMS
                            -------------------------

                                                                    Page Where
                                                                    Term Defined



Agreement......................................................................1
Articles of Merger.............................................................2
Closing........................................................................1
Closing Date...................................................................1
Code...........................................................................1
DGCL...........................................................................1
Dissenting Shares..............................................................2
Effective Time.................................................................2
Exchange Agent.................................................................3
Form S-4.......................................................................7
IBCA...........................................................................2
Indemnified Losses.............................................................6
Indemnified Person.............................................................6
Merger.........................................................................1
Merger Consideration...........................................................2
Plan of Merger.................................................................1
Proxy Statement/Prospectus.....................................................7
Surviving Corporation..........................................................1
Travelzoo Bahamas..............................................................1
Travelzoo Bahamas Common Stock.................................................2
Travelzoo Bahamas Shareholders Meeting.........................................6
Travelzoo Delaware.............................................................1
Travelzoo Delaware Common Stock................................................2
Travelzoo Delaware Shareholders Meeting........................................7

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is made and entered into as of January 19, 2001, by and between Travelzoo.com Corporation, a corporation organized under the Bahamas International Business Companies Act 1989 ("Travelzoo Bahamas"), and its subsidiary, Travelzoo Inc., a corporation organized under the General and Business Corporations Law of the State of Delaware, United States of America ("Travelzoo Delaware").

                                    Recitals

     A. The respective Boards of Directors of Travelzoo Bahamas and Travelzoo Delaware have approved and deem it advisable and in the best interests of their respective companies and shareholders to consummate the merger (the "Merger") provided for herein, pursuant to which Travelzoo Bahamas will be merged into Travelzoo Delaware. Upon consummation of the Merger, the current shareholders of Travelzoo Bahamas will become shareholders of Travelzoo Delaware.

     B. For federal income tax purposes, it is intended that the Merger qualify as a reorganization described in Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

     C. Travelzoo Delaware and Travelzoo Bahamas desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW,   THEREFORE,   in   consideration   of  the  foregoing,   and  of  the
representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I.
                               THE MERGER; CLOSING

     1.1. The Merger.Pursuant to the plan of merger, in substantially the form attached hereto as Exhibit A (the "Plan of Merger"), upon the terms and subject to the conditions set forth in this Agreement and in the Plan of Merger:

     (a) Travelzoo Bahamas shall be merged with and into Travelzoo Delaware in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"). Travelzoo Delaware shall be the surviving corporation (the "Surviving Corporation") in the Merger and shall continue its corporate existence under the laws of the State of Delaware. The effects and consequences of the Merger shall be as set forth in the Plan of Merger.

     (b) Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Travelzoo Bahamas, at 800 West El Camino Real, Suite 180, Mountain View, California 94040, at 10:00 a.m. local time, on the fifth Business Day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (excluding conditions that, by their terms cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Travelzoo Delaware and Travelzoo Bahamas may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     (c) As soon as practicable following the Closing, the parties shall (i) file articles of merger with respect to each of the Merger (the "Articles of Merger") in such form as is required by and executed in accordance with the DGCL and (ii) make all other filings or recordings required under the laws of the Commonwealth of the Bahamas. The Merger shall become effective at such time and date (the "Effective Time") which is the date and time of the filing of the Articles of Merger with respect to the Merger in the office of the Secretary of State of Delaware (or such other date and time as may be specified in such certificate as may be permitted by the DGCL).

     1.2. Directors and Officers. The directors and officers of Travelzoo Delaware immediately prior to the Effective Time shall remain the directors and officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with the laws of Delaware or until their earlier death, resignation or removal.

     1.3. Certificate of Incorporation and Bylaws. The articles of incorporation and bylaws of Travelzoo Delaware immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the surviving corporation of the Merger as of the Effective Time.

                                   ARTICLE II.
          EFFECT OF THE MERGERS ON SECURITIES OF TRAVELZOO DELAWARE AND
                               TRAVELZOO BAHAMAS

     2.1. Conversion of Common Stock.

     (a) Subject to the provisions of this Agreement, at the Effective Time each issued and outstanding share of common stock, par value U.S.$.01 per share, and each outstanding share of common stock, no par value per share, of Travelzoo Bahamas (the "Travelzoo Bahamas Common Stock"), shall be converted into the right to receive one (1) share of common stock, par value U.S.$.01 per share, of Travelzoo Delaware (the "Travelzoo Delaware Common Stock"), subject to the terms and conditions set forth herein (the "Merger Consideration").

     (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Travelzoo Bahamas Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Travelzoo Bahamas Common Stock shall thereafter cease to have any rights with respect to such shares of Travelzoo Bahamas Common Stock, except the right to receive, without interest, the applicable Merger Consideration upon the delivery to Travelzoo Delaware of the information required pursuant to Section 2.2 hereof. To the extent that dissenting shareholders' rights are available under Section 81 of The Bahamas International Business Companies Act 1989 (the "IBCA"), and the shareholders of Travelzoo Bahamas properly take all actions necessary under the IBCA to exercise and perfect such rights in respect of their shares (the "Dissenting Shares"), such Dissenting Shares shall not be converted into the right to receive Merger Consideration at or after the Effective Time unless and until the holder of such shares subsequently fails to or becomes ineligible to exercise such rights. Travelzoo Bahamas shall give prompt notice to Travelzoo Delaware of any demand received by Travelzoo Bahamas from a dissenting shareholder pursuant to the IBCA.

     (c) Notwithstanding anything contained in this Section to the contrary, any shares of Travelzoo Bahamas Common Stock issued and held in Travelzoo Bahamas' treasury immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and will not be deemed outstanding for purposes of
Section 2.2.

     2.2. Surrender and Payment.

     (a) Prior to the Effective Time, Travelzoo Delaware and Travelzoo Bahamas shall appoint an agent (the "Exchange Agent") for the purpose of issuing the Merger Consideration in exchange for the outstanding shares of Common Stock of Travelzoo Bahamas. Prior to or promptly after the Effective Time, Travelzoo Bahamas will send, or will cause the Exchange Agent to send, to each record holder of shares of Travelzoo Bahamas Common Stock instructions for exercising such holder's right to receive the Merger Consideration, which shall include a requirement that the shareholder send a communication to Travelzoo Delaware, by electronic mail, Internet communication, written communication or other method to be specified in such instructions, which shall (i) include the name and country of residence of the shareholder, the shareholder's registered email address and the shareholder's password (ii) provide a mailing address for the shareholder and (iii) indicate whether such shareholder consents to receive communications from Travelzoo Delaware, including notices, reports and other communications required under the DGCL and under the rules and regulations of the United States Securities and Exchange Commission, by electronic transmission. If the shareholder no longer has access to his or her registered email address, such shareholder will be required to update his or her registered email address by making a written request to Travelzoo Delaware, by electronic mail, Internet communication, written communication or other method to be specified in the exercise instructions, which shall include (x) the shareholder's name, (y) a copy of the shareholder's passport or other photo identification, and (z) either the shareholder's current registered email address or the serial numbers of the shareholder's Travelzoo Bahamas Common Stock issued to the shareholder when he or she received the Travelzoo Bahamas Common Stock.

     (b) Upon delivery to the Exchange Agent of a notice substantially in accordance with the instructions to be provided in accordance with paragraph (a) above, the Exchange Agent shall cause to be issued to the applicable shareholders, by book entry, the shares of Common Stock of Travelzoo Delaware representing the Merger Consideration which they shall be entitled hereunder, and shall advise the shareholder of such issuance by electronic communication or other method approved by Travelzoo Delaware.

     (c) Any holder of Common Stock of Travelzoo Bahamas who has not exchanged such holder's shares for the Merger Consideration in accordance with this
Section 2.2 within six months after the Effective Time shall thereafter look only to Travelzoo Delaware for issuance of the Merger Consideration, and shall not be entitled to any dividends or distributions, or any other rights of a holder of the Common Stock of Travelzoo Delaware, for any period prior to such issuance, and shall in any event not be entitled to any interest or other consideration in respect of the delay in issuance to such shareholder of the Merger Consideration. Travelzoo Delaware shall not be liable to any Travelzoo Bahamas Holder for any amounts paid or shares transferred to any public official pursuant to applicable abandoned property, escheat or similar laws. Any rights to receive the Merger Consideration remaining unclaimed by the former holders of the Common Stock of Travelzoo Bahamas two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable law, be cancelled.

     2.3. Withholding Rights. Travelzoo Delaware shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this
Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If Travelzoo Delaware so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Travelzoo Bahamas Holder in respect of which Travelzoo Delaware made such deduction and withholding.


                                  ARTICLE III.
              REPRESENTATIONS AND WARRANTIES OF TRAVELZOO DELAWARE

     Travelzoo Delaware represents and warrants to Travelzoo Bahamas that the statements contained in this Article III are true and correct except as otherwise expressly contemplated by this Agreement.

     3.1. Organization and Good Standing. Travelzoo Delaware is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     3.2. Capitalization. As of the date hereof, the authorized capital stock of Travelzoo Delaware consists of 40,000,000 shares of Travelzoo Delaware Common Stock, par value $.01 per share and 5,000,000 shares of Travelzoo Delaware preferred stock, par value $.01 per share. Of such authorized shares, as of the date hereof, there are 100 shares of Travelzoo Delaware Common Stock issued and outstanding, and no shares of Travelzoo Delaware Common Stock are issued and held in the treasury of Travelzoo Delaware, and no shares of Travelzoo Delaware preferred stock are issued or outstanding. As of the date hereof there are no options to purchase Travelzoo Delaware Common Stock outstanding. There are no other outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the authorized but not issued or unauthorized shares of the capital stock or any other security of Travelzoo Delaware, and there is no other authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security.

     3.3. Authorization; Binding Agreement. Travelzoo Delaware has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Travelzoo Delaware's Board of Directors, and the Merger has been approved by the holder of all outstanding shares of Common Stock of Travelzoo Delaware in accordance with the requirements of the DGCL, and no other corporate proceedings on the part of Travelzoo Delaware are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Travelzoo Delaware and constitutes the legal, valid and binding obligation of Travelzoo Delaware, enforceable against Travelzoo Delaware in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity.

                                   ARTICLE IV.
               REPRESENTATIONS AND WARRANTIES OF TRAVELZOO BAHAMAS

     Travelzoo Bahamas represents and warrants to Travelzoo Delaware that the statements contained in this Article IV are true and correct.

     4.1. Organization and Good Standing. Travelzoo Bahamas is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of the Bahamas.

     4.2. Capitalization. As of the date hereof, the authorized capital stock of Travelzoo Bahamas consists of 20,000,000 shares of Travelzoo Bahamas Common Stock. Of such authorized shares, as of the date hereof, there are issued and outstanding no shares of Travelzoo Bahamas Common Stock, 11,295,874 shares of Travelzoo Bahamas Common Stock are issued and held in the treasury of Travelzoo Bahamas, and no other capital stock of Travelzoo Bahamas is issued or outstanding. All issued and outstanding shares of Travelzoo Bahamas Common Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable. There are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the authorized but not issued or unauthorized shares of the capital stock or any other security of Travelzoo Bahamas, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security.

     4.3. Authorization; Binding Agreement. Travelzoo Bahamas has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Travelzoo Bahamas' Board of Directors, and no other corporate proceedings on the part of Travelzoo Bahamas are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the approval and adoption of this Agreement, the Plan of Merger and the transactions contemplated hereby by the shareholders of Travelzoo Bahamas in accordance with the IBCA and the Memorandum of Association and Articles of Association of Travelzoo Bahamas). This Agreement has been duly and validly executed and delivered by Travelzoo Bahamas and constitutes the legal, valid and binding obligation of Travelzoo Bahamas, enforceable against Travelzoo Bahamas in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity.


                                   ARTICLE V.
                    ADDITIONAL COVENANTS OF TRAVELZOO BAHAMAS

     Travelzoo Bahamas covenants and agrees as follows:

     5.1. Shareholder Approval. As soon as practicable, Travelzoo Bahamas will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Travelzoo Bahamas Shareholders Meeting") for the purpose of approving this Agreement and the Merger and the transactions contemplated hereby. Except as otherwise contemplated by this Agreement and subject to the exercise of their fiduciary duties, the Board of Directors of Travelzoo Bahamas will recommend to the shareholders of Travelzoo Bahamas that they approve the Merger.

     5.2. Reasonable Best Efforts.Subject to the terms and conditions herein provided, Travelzoo Bahamas agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, Travelzoo Bahamas agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

     5.3.   Compliance.   In  consummating   the  Merger  and  the  transactions
contemplated hereby, Travelzoo Bahamas shall comply, in all material respects, with all applicable Laws.

                                   ARTICLE VI.
        ADDITIONAL COVENANTS OF TRAVELZOO DELAWARE AND TRAVELZOO BAHAMAS

     Travelzoo Delaware and Travelzoo Bahamas covenant and agree that they will take the necessary actions prior to the Effective Time to cause Travelzoo Delaware to do the following:

     6.1. Director and Officer Liability.

     (a) The Surviving Corporation shall indemnify and hold harmless and advance expenses to the present and former officers and directors of Travelzoo Delaware and Travelzoo Bahamas, and each person who prior to the Effective Time becomes an officer or director of Travelzoo Delaware or Travelzoo Bahamas (each an "Indemnified Person"), in respect of acts or omissions by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, for acts or omissions occurring in connection with this Agreement and the consummation of the Merger) to the fullest extent permissible under applicable law (collectively, the "Indemnified Losses"). Without limiting the generality of the foregoing, the Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section. The Surviving Corporation shall periodically advance or reimburse each Indemnified Person for all reasonable fees and expenses of counsel constituting Indemnified Losses as such fees and expenses are incurred; provided that such Indemnified Person shall agree to promptly repay to the Surviving Corporation the amount of any such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such Indemnified Person is not entitled to be indemnified by the Surviving Corporation in connection with such matter.

     (b) For at least three years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time (including, without limitation, for acts or omissions occurring in connection with this Agreement and the consummation of the Merger) covering each such Indemnified Person currently covered by Travelzoo Delaware's officers' and directors' liability insurance policy (with respect to officers and directors of Travelzoo Delaware) or by Travelzoo Bahamas' officers' and directors' liability insurance policy (with respect to officers and directors of Travelzoo Bahamas) on terms with respect to coverage and amount (including with respect to the payment of attorney's fees) no less favorable than those of such policy in effect on the date hereof.

     (c) The rights of each Indemnified Person and his or her heirs and legal representatives under this Section 7.1 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of Travelzoo Delaware (with respect to the Travelzoo Delaware officers and directors) or the Memorandum of Association or Articles of Association of Travelzoo Bahamas (with respect to the Travelzoo Bahamas officers and directors), any agreement providing for indemnification, or under the laws of the State of Delaware, the IBCA or any other applicable Laws. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     6.2. Registration Statement; Prospectus/Proxy Statement.

     Travelzoo Delaware and Travelzoo Bahamas shall cooperate and promptly prepare and Travelzoo Delaware shall file with the SEC as soon as practicable a Registration Statement on Form S-4 or other applicable form (the "Form S-4") under the Securities Act, with respect to Travelzoo Delaware Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meeting of the Travelzoo Delaware shareholders held for the purpose of approving this Agreement and the Merger and the transactions contemplated hereby (the "Travelzoo Delaware Shareholders Meeting") and Travelzoo Bahamas Shareholders Meeting (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Travelzoo Delaware and Travelzoo Bahamas will cooperate to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Travelzoo Delaware shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Travelzoo Delaware shall ensure that the Proxy Statement/Prospectus and each amendment or supplement thereto will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Travelzoo Delaware in reliance upon and in conformity with written information concerning Travelzoo Bahamas furnished to Travelzoo Delaware by Travelzoo Bahamas specifically for use in the Proxy Statement/Prospectus. Travelzoo Delaware and Travelzoo Bahamas agree that the written information provided by them for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.3. Tax Treatment. The Surviving Corporation shall use its reasonable best efforts to cause the Merger to qualify as either, and will not take any action which to its knowledge could reasonably be expected to prevent the Merger from qualifying as either, a reorganization under Section 368(a) of the Code.

                                  ARTICLE VII.
                                   CONDITIONS

     7.1.Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver on or prior to the Closing Date of the following conditions:

                 7.1.1. Shareholder Approvals. The Merger shall have been approved at or prior to the Effective Time by the requisite vote of the shareholders of Travelzoo Bahamas in accordance with the IBCA and Travelzoo Bahamas' Memorandum of Association.

                  7.1.2. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Effective Time. Travelzoo Delaware and Travelzoo Bahamas shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn on or prior to the Effective Time.

                  7.1.3. Governmental Approvals. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained.

                  7.1.4. Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any Governmental Authority.

     7.2. Conditions to Obligations of Travelzoo Delaware. The obligation of Travelzoo Delaware to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, which may be waived by Travelzoo Delaware:

                  7.2.1. Travelzoo Bahamas Representations and Warranties. As of the Closing Date, none of the representations or warranties of Travelzoo Bahamas contained in this Agreement shall be untrue or incorrect in any material respect as of the Closing Date.

                  7.2.2. Performance by Travelzoo Bahamas. Travelzoo Bahamas shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by Travelzoo Bahamas on or prior to the Closing Date.

     7.3. Conditions to Obligations of Travelzoo Bahamas. The obligations of Travelzoo Bahamas to effect the Travelzoo Bahamas Merger shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, which may be waived by Travelzoo Bahamas:

                  7.3.1.  Travelzoo  Delaware  Representations  and  Warranties.
         As of the Closing Date, none of the representations or warranties of Travelzoo Delaware contained in this Agreement shall be untrue or incorrect in any material respect as of the Closing Date.

                  7.3.2. Performance by Travelzoo Delaware. Travelzoo Delaware shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Travelzoo Delaware on or prior to the Closing Date.


                                  ARTICLE VIII.
                           TERMINATION AND ABANDONMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of Travelzoo Delaware and the shareholders of Travelzoo Bahamas:

     (a)  by mutual consent of Travelzoo Delaware and Travelzoo Bahamas;

     (b) (1) by Travelzoo Delaware (provided that Travelzoo Delaware is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Travelzoo Bahamas of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, and such breach or condition has not been cured within 30 days following receipt by Travelzoo Bahamas of written notice of such breach; (2) by Travelzoo Bahamas (provided that Travelzoo Bahamas is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a breach by Travelzoo Delaware of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, and such breach or condition has not been cured within 30 days following receipt by Travelzoo Delaware of written notice of such breach;

     (c) by either Travelzoo Bahamas or Travelzoo Delaware if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction, any arbitrator or any Governmental Authority preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

     (d) by either Travelzoo Bahamas or Travelzoo Delaware if the Merger shall not have been consummated before May 1, 2001 unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein;

     (e) by either Travelzoo Bahamas or Travelzoo Delaware if the transactions contemplated by this Agreement shall fail to receive the requisite vote for approval and adoption (1) by the shareholders of Travelzoo Delaware at the Travelzoo Delaware Shareholders Meeting or any adjournment or postponement thereof or (2) by the shareholders of Travelzoo Bahamas at the Travelzoo Bahamas Shareholders Meeting or any adjournment or postponement thereof; provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of such approval to have been obtained;

     (f) By either Travelzoo Delaware or Travelzoo Bahamas, if the Board of Directors of the other shall have withdrawn, or modified or changed in a manner adverse to the terminating party its approval or recommendation of the Merger and/or the Travelzoo Delaware or Travelzoo Bahamas Proposals, each as the case may be; or

     (g) by either Travelzoo Bahamas or Travelzoo Delaware if the Board of Directors of either company determines, in its discretion, that the number of shareholders requesting paper delivery (as opposed or in addition to electronic delivery) of the Proxy Statement/Prospectus impairs the feasibility of the consummation of the Merger.

     8.2. Effect of Termination. In the event of the termination of this Agreement by either Travelzoo Delaware or Travelzoo Bahamas pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Travelzoo Bahamas or Travelzoo Delaware.

                                   ARTICLE IX.
                                  MISCELLANEOUS

     9.1. Amendment and Modification. To the extent permitted by applicable Law, this Agreement may be amended, modified or supplemented only by a written agreement among Travelzoo Delaware and Travelzoo Bahamas, whether before or after approval of this Agreement and the Plan of Merger by the shareholders of Travelzoo Delaware and Travelzoo Bahamas, except that following approval by the shareholders of either Travelzoo Delaware or Travelzoo Bahamas, there shall be no amendment or change to the provisions hereof with respect to the Merger
Consideration without further approval by such approving shareholders, and no other amendment shall be made which by law requires further approval by such shareholders without such further approval.

     9.2. Waiver of Compliance; Consents. Any failure of Travelzoo Delaware on the one hand, or Travelzoo Bahamas on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Travelzoo Bahamas on the one hand, or Travelzoo Delaware on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

     9.3. Survival of Representations and Warranties. The respective representations and warranties of Travelzoo Delaware and Travelzoo Bahamas contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time.

     9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (i)  if to Travelzoo Delaware,  to:

                     Travelzoo Inc.
                     800 West El Camino Real,  Suite 180
                     Mountain View,  CA 94040
                     Attention: Chairman of the Board, Chief Executive
                                Officer and President
                     Fax  650-943-2433

                with a copy to:

                     Bryan Cave LLP
                     211 North Broadway, Suite 3600
                     St. Louis, Missouri 63102-2750
                     Attention: Denis P. McCusker, Esq.
                     Telecopy:  (314) 259-2020

                and

                (ii) if to Travelzoo Bahamas, to:

                     Travelzoo.com Corporation
                     800 West El Camino Real, Suite 180
                     Mountain View, CA 94040
                     Attention:  Chairman of the Board, Chief Executive
                                 Officer and President
                     Fax 650-943-2433

                with a copy to:

                     Bryan Cave LLP
                     211 North Broadway, Suite 3600
                     St. Louis, Missouri 63102-2750
                     Attention:  Denis P. McCusker, Esq.
                     Telecopy:   (314) 259-2020


     9.5. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto.

     9.6. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, provided, however, that each of Travelzoo Bahamas and Travelzoo Delaware shall pay one-half of the expenses related to printing, filing and mailing the registration statement and related prosy statement for the Merger, the fees and expenses of Bryan Cave LLP and all filing fees incurred in connection with the Merger or the issuance of the Travelzoo Delaware Common Stock.

     9.7. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware, and the parties hereto consent to the jurisdiction of the courts of or in the State of Delaware in connection with any dispute or controversy relating to or arising out of this Agreement and the transactions contemplated hereby.

     9.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.9. Entire Agreement. This Agreement and the other agreements, documents or instruments referred to herein or executed in connection herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     9.10. Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto, or, a successor or permitted assign of such a party; provided, however, that the parties hereto specifically acknowledge that the provisions of Section 6.1 above, are intended to be for the benefit of, and shall enforceable by, the officers and directors of Travelzoo Delaware and of Travelzoo Bahamas and/or the Travelzoo Bahamas Subsidiaries affected thereby and their heirs and representatives.

                  [Remainder of Page Intentionally Left Blank]


     IN WITNESS WHEREOF, Travelzoo Delaware and Travelzoo Bahamas have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                             TRAVELZOO.COM CORPORATION

                                             By: /s/ Ralph Bartel
                                                --------------------------------
                                                 Name:  Ralph Bartel
                                                 Title:  Chief Executive Officer


                                             TRAVELZOO INC.

                                             By: /s/ Ralph Bartel
                                                --------------------------------
                                                 Name:  Ralph Bartel
                                                 Title:  Chief Executive Officer

                                                                         Annex B
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 TRAVELZOO INC.

         FIRST:   The name of the Corporation is TRAVELZOO INC.

         SECOND: Its registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name and address of its registered agent is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

         FOURTH:

         A.   Classes and Number of Shares.

         The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000 shares of common stock of the par value of $0.01 each, amounting in the aggregate to Four Hundred Thousand Dollars ($400,000) ("Common Stock"), and 5,000,000 shares of preferred stock of the par value of $0.01 each, amounting in the aggregate to $50,000 ("Preferred Stock").

         B.   Preemptive Rights.

         Except as may otherwise be provided by agreement among stockholders of the Corporation, no stockholder of any class of stock of the Corporation shall have any preemptive right to acquire any additional shares of stock of the Corporation of any class or series or any security convertible into, or exercisable or exchangeable for, such stock.

         C.   Terms of Common Stock.

         The voting powers and relative, participating, optional and other special rights of the Common Stock, and the qualifications, limitations and restrictions thereof, are as follows:

              1. Voting Rights and Powers. Except as provided in the GCL, the holders of shares of the Common Stock shall vote together as a single class (with the holders of all series of Preferred Stock entitled to vote together with the holders of the shares of Common Stock) on all matters as to which such holders are entitled to vote.

              2. Dividend Rights. No cash dividends may be declared and paid upon the Common Stock so long as any Preferred Stock is outstanding. Thereafter, cash dividends may be declared and paid upon the Common Stock in such amounts and at such times as the Board of Directors may determine. Funds otherwise legally available for the payment of dividends on the Common Stock shall not be restricted or reduced by reason of there being any excess of the aggregate preferential amount of any series of Preferred Stock outstanding over the aggregate par value thereof.

              3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for payment of holders of any outstanding shares of Preferred Stock the full preferential amounts to which they are entitled, the entire remaining assets and funds of the Corporation legally available for distribution, if any, to its shareholders shall be distributed ratably among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

              4.  Redemption.

                  (a) Redemption at the Corporation's Election Upon Triggering Event. At any time or times on or after a Triggering Event (as defined below), the Corporation shall have the right in its sole discretion, to require that all, but not less than all, of the outstanding Common Stock held by a Triggering Holder (as defined below) (the "Redemption Shares") be redeemed ("Redemption Election") at a price per share of Common Stock equal to (A) if there is no public market for the Common Stock, the fair market value per share of the Common Stock as determined by the Board of Directors of the Corporation, or (B) if the Common Stock has an established public trading market, the market value per share of the Common Stock (the " Redemption Price"). The Corporation shall exercise its right to make a Redemption Election by providing each Triggering Holder written notice ("Notice of Redemption") by electronic mail, facsimile or overnight courier, after the occurrence of a Triggering Event. The Notice of Redemption shall indicate the anticipated date on which the Corporation shall redeem the Redemption Shares ("Redemption Date"). If the Corporation has exercised its right of Redemption Election and the conditions to such Redemption Election have been satisfied then all such Redemption Shares outstanding shall be redeemed as of the Redemption Date by payment by or on behalf of the Corporation to each Triggering Holder of Redemption Shares of the Redemption Price. If the Corporation fails to pay the full Redemption Price with respect to any Redemption Shares on the Redemption Date, the Redemption Election shall be null and void with respect to such Redemption Shares and the Holder of such Redemption Shares shall be entitled to all the rights of a Holder of outstanding Common Stock set forth in this Certificate of Incorporation.

                  (b) "Triggering Event". A "Triggering Event" shall be deemed to have occurred at such time as the occurrence of the revocation by any holder of Common Stock of consent to electronic notice and communications from the Corporation. A "Triggering Holder" shall be any holder of Common Stock who takes action resulting in a Triggering Event.

     D.  Preferred Stock.

         Subject to the requirements of the GCL and the provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized to cause any number of the authorized and undesignated shares of Preferred Stock to be issued from time to time in one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, if any, as the Board of Directors may fix by resolution or resolutions, prior to the issuance of any shares of such series of Preferred Stock, each of which series may differ from any and all other series, including, without limiting the generality of the foregoing, the following:

              (i) The number of shares constituting such series of Preferred Stock and the designation thereof;

              (ii) The dividend rate, if any, on the shares of such series of Preferred Stock, whether and the extent to which any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payments of any dividends, and the times at which, and the terms and conditions on which, any dividends shall be paid;

              (iii) The right, if any, of the holders of shares of such series of Preferred Stock to vote and the manner of voting, except as may otherwise be provided by the GCL;

              (iv) The right, if any, of the holders of shares of such series of Preferred Stock to convert the same into, or the right, if any, of the Corporation to exchange the same for, another class or series of stock of the Corporation and the terms and conditions, including any provision for future adjustment in the conversion or exchange rate, under which said shares may be converted or exchanged;

              (v) The redemption or purchase price or prices of the shares of such series of Preferred Stock, if any, and the times at which, and the terms and conditions on which, the shares of such series of Preferred Stock may be redeemed or purchased;

              (vi) The terms of the sinking fund, if any, to be provided for such series of Preferred Stock, and the terms and amount of such sinking fund;

              (vii) The rights of the holders of shares of such series of Preferred Stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of such holders with respect thereto; and

              (viii) Any other relative powers,  preferences and rights, and any
         qualifications,   limitations  or  restrictions,   of  such  series  of
         Preferred Stock.

         FIFTH: The name and mailing address of the incorporator is Elizabeth A. Creamer, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102.

         SIXTH: All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized:

                  (i) to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal By-laws made by the Board of Directors; and

                  (ii) from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder; and no stockholder shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the By-laws of the Corporation or as authorized by resolution of the stockholders or Board of Directors of the Corporation.

         SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that the foregoing shall not be deemed to eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors of the Corporation. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         EIGHTH:

         A. Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the General Corporation Law of the State of Delaware, as amended from time to time, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably paid or incurred by such person in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall include the right to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

         B. The Board of Directors may adopt By-laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, against any expense, liability or loss asserted against or incurred by any such person in any such capacity or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss.

         NINTH: To the maximum extent permitted by law, in the event that either the Corporation or any stockholder of the Corporation acquires knowledge of any potential transaction, agreement, arrangement or other matter which may be an opportunity for both the Corporation and such stockholder, neither the Corporation nor such stockholder will have any duty to communicate or offer such opportunity to the other and such stockholder will not be liable to the Corporation for breach of any fiduciary or other duty, as a stockholder or otherwise, and the Corporation will not be liable to such stockholder, by reason of the fact that the Corporation or such stockholder, as the case may be, pursues or acquires such opportunity for itself or does not communicate such opportunity or information regarding such opportunity to such stockholder or the Corporation, as the case may be.

         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

                                                                         Annex C


                                     BY-LAWS
                                       OF
                                 TRAVELZOO INC.

                                    ARTICLE I

                                  Stockholders

          Section 1.1. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware as may be designated by the Board of Directors from time to time. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Any other proper business may be transacted at the annual meeting.

          Section 1.2. Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or the Board of Directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

          Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date, hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

          Section 1.4. Remote Communication. The Board of Directors may authorize, subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders to, by means of remote communication, participate in a meeting of stockholders and be deemed present in person. Stockholders and proxyholders may vote by means of remote communication at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication.

          Section 1.5. Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof and means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

          Section 1.6. Quorum. At each meeting of stockholders, except where otherwise provided by law or the certificate of incorporation or these by-laws, the holders of a majority of the outstanding shares of each class of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided by Section 1.5 of these by-laws until a quorum shall attend. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

          Section 1.7. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

          Section 1.8. Voting; Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law or by the certificate of incorporation or these by-laws, be decided by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting, provided that (except as otherwise required by law or by the certificate of incorporation) the Board of Directors may require a larger vote upon any election or question.

          Section 1.9. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

          Section 1.10. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this
Section 1.10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either (i) on a reasonably accessible electronic network, which the information required to gain access to such list is provided in the notice of the meeting, or (ii) at the principal place of business of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

          Section 1.11. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the certificate of incorporation, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                   ARTICLE II

                               Board of Directors

          Section 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by the Board of Directors, except as may be otherwise provided by law or in the certificate of incorporation. The Board shall consist of one or more members, the number thereof to be determined from time to time by the Board. Directors need not be stockholders.

          Section 2.2. Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the annual meeting of stockholders next succeeding his election and until his successor is elected and qualified or until his earlier resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Unless otherwise provided in the certificate of incorporation or these by-laws, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

          Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined, notice thereof need not be given.

          Section  2.4.  Special  Meetings.  Special  meetings  of the  Board of
Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, by the Vice
Chairman of the Board, if any, by the President or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

          Section 2.5. Telephonic Meetings Permitted. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

          Section 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors one-third of the entire Board shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the certificate of incorporation or these by-laws shall require a vote of a greater number. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall attend.

          Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

          Section 2.8. Informal Action by Directors. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

                                   ARTICLE III

                                   Committees

          Section 3.1. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matter: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by these by-laws to be submitted to stockholders for approval or (ii) adopting, amending or repealing any by-law of the Corporation.

          Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to
Article II of these by-laws.

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

                                   ARTICLE IV

                                    Officers

          Section 4.1. Officers; Election; Qualification; Term of Office; Resignation; Removal; Vacancies. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and may give any of them such further designations or alternate titles as it considers desirable. Each such officer shall hold office until the first meeting of the Board after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election or appointment of an officer shall not of itself create contractual rights. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting.

          Section 4.2. Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

                                    ARTICLE V

                                      Stock

          Section 5.1. Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by him in the Corporation. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

          Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

                                   ARTICLE VI

                                  Miscellaneous

          Section 6.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

          Section 6.2. Seal. The Corporation may have a corporate seal which shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

          Section 6.3. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these by-laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these by-laws.

          Section 6.4. Indemnification of Directors, Officers and Employees. The Corporation shall have power to indemnify to the full extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or

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

employee of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation.

          Section 6.5. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

          Section 6.6. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

          Section 6.7. Amendment of By-Laws. These by-laws may be altered or repealed, and new by-laws made, by the Board of Directors, but the stockholders may make additional by-laws and may alter or repeal any by-law whether or not adopted by them.

                                                                         Annex D

                Proxy For The Special Meeting Of Stockholders Of
                            Travelzoo.com Corporation
                      To Be Held _____________ _____, 2001


     I am a holder of shares of common stock of Travelzoo.com Corporation, a Bahamas corporation ("Travelzoo"). I hereby appoint Ralph Bartel as my proxy, with full power of substitution, to represent me at the special meeting of stockholders of Travelzoo to be held at _________________, _______________, on __________ , 2001 at _______ a.m. local time, and at any adjournments or postponements thereof, to consider and approve the Agreement and Plan of Merger, dated January 19, 2001, under which Travelzoo will be merged into a newly-formed Delaware corporation, Travelzoo Inc. ("Travelzoo Delaware"), as follows:


                    [ ] FOR         [ ] AGAINST     [ ] ABSTAIN

     I understand that, if I don't check any of the boxes above, this proxy will be voted for the merger. The Board of Directors of Travelzoo has unanimously recommended a vote for the merger.


     Please check the appropriate box below:


     I consent to receiving by electronic transmission any notices to be given by Travelzoo Delaware to its stockholders, in accordance with Section 323 of the Delaware General Corporation Law. My consent will be effective until revoked.
                                         [ ] Yes        [ ] No


     I consent to receiving by electronic transmission (including email transmission and postings on Travelzoo Delaware's website with notice of such posting via email transmission) Travelzoo Delaware's proxy statements, annual reports and other information to be provided to me in accordance with the requirements of the U.S. Securities and Exchange Commission.* My consent will be
effective until revoked.                 [ ] Yes        [ ] No


     This Proxy is solicited on behalf of the Board of Directors.

Name(s):
                                                         -------------------------------------------------------------

                                                         -------------------------------------------------------------

Registered email address (as you previously
  provided to Travelzoo**)                               -------------------------------------------------------------

Voter Control Number (which Travelzoo previously
  provided to you by email)                              -------------------------------------------------------------

Mailing address:                                         -------------------------------------------------------------

                                                         -------------------------------------------------------------

                                                         -------------------------------------------------------------

Signature(s)                                             -------------------------------------------------------------

                                                         -------------------------------------------------------------
                                                            Please sign exactly as your name appears above. Joint
                                                              owners should each sign. When signing as attorney,
                                                           executor, trustee or guardian, please give full title in
                                                                                that capacity.


                             Date:                 , 2001

* If you give your consent to electronic delivery, you may incur certain costs in receiving information electronically, such as the cost of an Internet access subscription.

**   Travelzoo       has       provided      an      online       form,       at
     http://www.corporate.travelzoo.com/shareholders, for stockholders who wish to change their original registered email addresses, which includes information to allow Travelzoo to verify the identity of the stockholder. Changes are effective only if properly made through the online form; email or other informal notice is not effective.

Note that stockholders may vote on the Internet at http://www.travelzoo.com/proxy. Travelzoo encourages stockholders to use Internet voting, which will help minimize the cost of the voting process for Travelzoo and its stockholders. If you wish to use a paper proxy, please print this page, mark, sign and date it, complete the information required and return it to Travelzoo by mail to 800 West El Camino Real, Suite 180, Mountain View, CA 94040.

                                                                         Annex E

               BAHAMAS INTERNATIONAL BUSINESS COMPANIES ACT, 1989

                               (as amended, 1998)

Rights of dissenters.

81.(1) A member of a company incorporated under this Act shall be entitled to payment of the fair value of his shares upon dissenting from -

          (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

          (b)  a consolidation, if the company is a constituent company;

          (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including -

               (i) a disposition pursuant to an order of the court, having jurisdiction in the matter,

               (ii) a   disposition   for  money  on  terms   requiring  all  or
                    substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

               (iii) a transfer pursuant to the power described in section 9(2);

          (d) a redemption of his shares by the company pursuant to section 79; and

          (e)  an arrangement, if permitted by the court.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorized by written consent of members without a meeting.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

(4) Within 20 days immediately following the date on which the vote of members authorizing the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorization or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented to in writing, the proposed action.

(5) A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating -

          (a)  his name and address;

          (b) the number and classes or series of shares in respect of which he dissents; and

          (c)  a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 74 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 74.

(6) A member who dissents shall do so in respect of all shares that he holds in the company.

(7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

(8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company, shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9) If the company and a dissenting member fail within the period of 30 days referred to in subsection (8) to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply -

          (a) the company and the dissenting member shall each designate an appraiser;

          (b) the 2 designated appraisers together shall designate a third appraiser;

          (c) the 3 appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorizing the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

          (d) the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10) Shares acquired by the company pursuant to subsection (8) or (9) shall be canceled but if the shares are shares of a surviving company, they shall be available for re-issue.

(11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

                                                                         Annex F

                     [Letterhead of The Mentor Group, Inc.]


June 30, 2001


Board of Directors of Travelzoo.com Corporation
Travelzoo.com Corporation
800 W. El Camino Real, Suite 180
Mountain View, CA 94040
Attn: Independent Committee

Independent Committee Members:


     The Mentor Group, Inc. ("TMG") has been retained by the Independent Committee of the Board of Directors (the "Independent Committee") of Travelzoo.com Corporation, a corporation organized under the International Business Companies Act, 1989, of the Bahamas ("Travelzoo Bahamas"), to advise the Independent Committee with respect to the fairness from a financial point of view of the Contribution (as herein defined) by Ralph Bartel, the Chief Executive Officer of Travelzoo ("Ralph Bartel"), of all of the issued and outstanding shares of capital stock of Silicon Channels Corporation, a California corporation ("Silicon"), to Travelzoo Inc., a Delaware corporation ("Travelzoo Delaware"), a subsidiary of Travelzoo Bahamas, in exchange for shares of common stock, and warrants to purchase common stock of Travelzoo Delaware (the "Contribution"). Immediately following the consummation of the Contribution, Silicon will be the wholly-owned subsidiary of Travelzoo Delaware. Pursuant to that certain Agreement and Plan of Merger dated January 19, 2001, by and between Travelzoo Bahamas and Travelzoo Delaware, Travelzoo Bahamas will be merged into Travelzoo Delaware (the "Merger"). Upon consummation of the Merger, each share of Travelzoo Bahamas will be exchanged for one share of Travelzoo Delaware. We are acting as the non-exclusive financial advisor to the Independent Committee in connection with the Contribution (although, in so acting, we are not entering into an agency or other fiduciary relationship with the Independent Committee, Travelzoo Bahamas, Travelzoo Delaware, either of their Boards or stockholders, or any other person) and will receive a fee from Travelzoo Bahamas for our services. In addition, Travelzoo Bahamas has agreed to indemnify us for certain liabilities arising out of our engagement. This fairness opinion is issued to explain whether, in contemplation of the Merger, the proposed Contribution is fair to the stockholders of Travelzoo Bahamas and Travelzoo Delaware from a financial point of view.

     Subject to the terms and conditions set forth in the Contribution Agreement between Travelzoo Delaware and Ralph Bartel, dated as of January 22, 2001, (the "Contribution Agreement"), all of the issued and outstanding capital stock of Silicon will be contributed by Ralph Bartel to Travelzoo. The Contribution is intended to be a tax-free contribution pursuant to Section 351 of the Internal Revenue Code of 1986, as amended. Ralph Bartel is the owner of 1,000 shares of the common stock of Silicon that has an estimated value of $2.69 million, which shares represent all of the issued and outstanding shares of capital stock of Silicon. Subject to the terms and conditions of the Contribution Agreement, Ralph Bartel will contribute, assign, transfer and convey to Travelzoo Delaware, and Travelzoo Delaware will receive from Ralph Bartel all of Mr. Bartel's right, title and interest in and to the Silicon shares in consideration for 8,129,273 shares of Travelzoo Delaware Common Stock, plus an option to purchase 2,158,349 shares of Travelzoo Delaware Common Stock, at an exercise price of $1.00 per share, subject to the terms and conditions set forth in the Stock Option Agreement, dated January 22, 2001. This option is not intended to be and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended. The estimated value of Travelzoo Bahamas is $2.52 million. The combined estimated value of Travelzoo Bahamas, Silicon, and Travelzoo Delaware is $5.21 million. Before the Contribution, Mr. Bartel holds 100% of the outstanding shares of Silicon and 52.2% of the shares of the outstanding shares of Travelzoo Bahamas. Before the Contribution, the estimated value of Mr. Bartel's holdings is $4.005 million, which is calculated by adding the value of Silicon ($2.69 million) to the value of the 52.2% interest in Travelzoo Bahamas ($1.315 million). After the Contribution and Merger, Mr Bartel will hold approximately 72.2% of the combined entity. After the Contribution and Merger, the estimated value of Mr. Bartel's ownership, excluding stock options will be approximately $3.76 million. The estimated value of the option to purchase 2,158,349 shares of Travelzoo Delaware Common Stock is $240,000.

     The analysis considered Travelocity.com, Inc., Cheap Tickets, Inc., and Expedia, Inc. as guideline companies. The analysis considered the price-to-sales multiple, the price-to-EBITDA multiple, and the price-to-pretax multiple. The valuation multiples of Silicon were lower than the multiples of the guideline companies. The valuation multiples of Travelzoo Bahamas were in the middle range of the price-to EBITDA multiples and in the upper range of the price-to sales multiples because Travelzoo Bahamas did not have historical cost of goods sold and the EBITDA, as a percentage of sales, was much greater than the guideline company's EBITDA to sales ratio.

     The analysis also considered an income approach to value. For Silicon, a 127% annual growth rate in earnings was used over the four-year projection period. Thereafter, a long-term growth rate of 4% was used. For Travelzoo Bahamas, a 142% annual growth rate in earnings was used over the four-year projection period. Thereafter, a long-term growth rate of 4% was used. The guideline companies had historical growth rates that ranged from 133% to 248%. The estimated cost of capital for Silicon was 38% and for Travelzoo Bahamas was 31%. It was assumed that the cost of capital would be higher than the cost of capital for the guideline companies. The capital structure, used in the income approach for both Silicon and Travelzoo Bahamas, was assumed to be 100% equity.


     You  requested  that  TMG  render  an  opinion  (the  "Opinion")  as to the
Contribution. The Opinion does not address Travelzoo Bahamas' (as sole shareholder of Travelzoo Delaware) underlying business decisions to effect the Contribution. The Opinion does not address any related party or Travelzoo Bahamas' transactions. TMG has not been requested to, and did not, solicit third party indications of interest in acquiring all or any of the shares or assets of Silicon. Furthermore, at your request, we have not negotiated the Contribution or advised you with respect to alternatives to it.

     In connection with this Opinion, TMG made such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. The scope of TMG work included the following:

1. A reading of the financial statements of Travelzoo Bahamas for the fiscal years ending December 31, 1997 through December 31, 1999, and the interim financial statements through September 30, 2000 which Travelzoo has identified as being the most current financial statements available.

2. A reading of the financial statements of Silicon for the fiscal years ending December 31, 1997 through December 31, 1999, and the interim financial statements through September 30, 2000 which Silicon has identified as being the most current financial statements available.

3.   Visit to the business office of Travelzoo Bahamas.

4.   Visit to the business office of Silicon.

5. Meetings with certain members of senior management of Travelzoo Bahamas and Silicon to discuss operations, financial conditions, future prospects and projected operations and performance of each company.

6.   Review of the Contribution Agreement.

7. Review of and discussions about the forecasts and projections prepared by Travelzoo Bahamas with respect to Travelzoo Bahamas' outlook for future success and likelihood for continued operations.

8. Review of and discussions about the forecasts and projections prepared by Silicon with respect to Silicon's outlook for future success and likelihood for continued operations.

9. Review of certain other publicly available financial data for certain companies that TMG deems comparable to Travelzoo Bahamas and Silicon, and publicly available prices and premiums paid in other transactions that TMG considers similar to the Contribution.

     We have relied upon and assumed, without independent verification or assumption of responsibility, that the financial information provided to TMG has been reasonably prepared and reflects the best currently available estimates of the financial results and conditions of Travelzoo Bahamas and Silicon. Further, we have assumed, based on management's representation to TMG, that there have been no material changes in the assets, financial condition, business or prospects of Travelzoo Bahamas and Silicon since the date of the most recent financial statements made available to TMG.

     TMG has not made any physical inspection or independent appraisal of any of the properties or assets of Travelzoo Bahamas or Silicon. Our opinion is necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by TMG at the date of this letter.

     Our opinion does not constitute a recommendation to any shareholder or board member as to how the shareholder or board member should vote on the proposed Contribution. TMG has not expressed an opinion as to the prices at which any security of Travelzoo Bahamas, Travelzoo Delaware or Silicon might trade in the future. The material in this Opinion may not be reprinted in whole or in part without the prior expressed written consent of TMG. Any use of the Opinion by a third party, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Opinion is subject to the attached Statement of Assumptions and Limited Conditions.

     Based on the foregoing, and in reliance thereon, it is The Mentor Group's opinion that the Contribution is fair, from a financial point of view, to the shareholders of Travelzoo Bahamas and Travelzoo Delaware assuming the Merger is consummated.

Respectfully submitted,


/s/The Mentor Group, Inc.


THE MENTOR GROUP, INC.

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

     The analyses and opinions concluded by The Mentor Group (TMG) and set forth in this fairness opinion report are subject to the following assumptions and limiting conditions:

     We have no present or contemplated material interest in the business or assets that are the subject of this report.

     We have no personal interest or bias with respect to the subject matter of this report or the parties involved.

     To the best of our knowledge and belief, the statements of fact contained in this report, upon which the analyses, opinions and conclusions expressed herein are based, are true and correct.

     TMG has made personal visits to the premises of the business and conducted interviews with management.

     The fee for this engagement is not contingent upon any particular outcome reported.

     No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances that may be in place against the business or assets, except as specifically stated in this report.

     All conclusions are presented as the considered opinion of TMG based on the facts noted with this report. We assume no responsibility for changes in values or market conditions nor for the inability of the owner to locate a purchaser. The conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is a fairness opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

     Client agrees to preserve the confidential format and content of our reports. Our reports and the TMG name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your legal counsel. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that TMG does not, either by entering into this contract or by performing the services rendered, assume, abridge, abrogate or undertake to discharge any duty of Client to any other person.

     All financial statements and other pertinent data relating to the income and expense attributed to the entity have been provided either by management or its representatives and accepted without further verification, except as may be noted in the report. Therefore, to the extent that such information may be found at a latter date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our conclusion or the use of our conclusion in actions taken by our client.

     While we accept as correct the information furnished us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of liquidating any material assets other than in the normal course of business.

     Neither all nor any part of the contents of this report shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of TMG.

     We assume that the terms of any leases currently in effect will not be altered by any lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed to TMG.

     We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise that would materially and adversely affect value.

     We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes.

     No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this report does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the report.

     Unless express written notice of noncompliance is delivered and brought to the attention of TMG, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

     TMG has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

     The analyses may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses will vary from our estimates, and the variations may be material.

     This report contains prospective financial estimates or opinions that represent the appraiser's view of expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

     No consideration has been given in this opinion to the underlying market value of real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this report.

     TMG assumes no responsibility for economic or physical factors that may effect the opinions herein stated which occur at some date after the date of the opinion. Forecasts of future events that influence the fairness opinion are predicated on the continuation of historic and current trends in the market.

     TMG reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available. We assume no responsibility for any financial reporting judgments which are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this opinion.

     Any dispute of claim made with respect to this report shall be submitted to resolution in accordance with the rules of the American Arbitration Association for arbitration, and the decision of the Association shall be binding. All services, pursuant to this report, shall be deemed to be contracted for and rendered in the county of The Mentor Group office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.

     With regard to any intangible assets (patents, trademarks, service marks, trade names, copy rights, trade secrets, etc.) either valued separately and distinctly from the business or which may contribute to the value for the shareholders, but not be separately valued as a part of this engagement, TMG expresses no opinion regarding, nor shall it have any responsibility in connection with, any of the following matters:

a.   verifying the ownership of the property;

b. determining whether the owner of the property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;

c. the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;

d. whether property identified as a trade secret is, in fact a legally enforceable trade secret, and the scope of protection offered;

e. the scope of patent claims; that is, the range and types of products or processes covered by any patent;

f. whether the inventor(s) identified in any patent is (are) the true inventor(s), and whether all inventors have been named;

g.   the scope of rights in trademarks, service marks or trade names;

h.   the correct authorship of any copyrighted works;

i. whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

     The liability of TMG and its employees and independent contractors is limited to the client only and to the amount of the fee actually received by TMG. There is no accountability, obligation, or liability to any third party. If the report or any part thereof is disseminated to anyone other than the client, the client shall make such parties aware of all limiting conditions and assumptions affecting the appraisal assignment. Neither the TMG nor it's independent contractors is in any way responsible for any costs incurred to discover or correct any physical, financial, and/or legal deficiencies of any type present in the subject company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and officers.

     The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

     As permitted by Delaware law, the Registrant's certificate of incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of duty of loyalty to the Registrant or to its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

     The Registrant's certificate of incorporation further provides that the Registrant must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Registrant believes that indemnification under its certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

     The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require the Registrant to indemnify such directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statements.

     See Exhibit Index and Financial Statements schedule.

Item 22.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to:

     1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          i. Include any prospectus/consent solicitation required by section 10(a)(3) of the Securities Act;

          ii. Reflect in the prospectus/consent solicitation any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          iii. Include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4. Respond to requests for information that is incorporated by reference into the prospectus/consent solicitation pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     5. Supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on July 16, 2001.


                           TRAVELZOO INC.

                           By:                /S/ RALPH BARTEL
                               -------------------------------------------------
                                                 Ralph Bartel
                                       Chairman of the Board and Chief
                                              Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                Signature                                   Title                                Date
                ---------                                   -----                                ----
                                              Chairman of the Board and Chief
              /S/ RALPH BARTEL                  Executive Officer                         July 16, 2001
---------------------------------------
                Ralph Bartel

                 /S/ LISA SU                  Controller (Chief Accounting
---------------------------------------         Officer)                                  July 16, 2001
                  Lisa Su

             SUZANNE L. DURFEE*               Director                                    July 16, 2001
---------------------------------------
             Suzanne L. Durfee


              DAVID J. EHRLICH*               Director                                    July 16, 2001
---------------------------------------
              David J. Ehrlich


                SUZANNA MAK*                  Director                                    July 16, 2001
---------------------------------------
                Suzanna Mak

             DONOVAN NEALE MAY*               Director                                    July 16, 2001
---------------------------------------
             Donovan Neale-May

              CAROL J. S. ROTH*               Director                                    July 16, 2001
---------------------------------------
              Carol J. S. Roth

               KELLY M. URSO*                 Director                                    July 16, 2001
---------------------------------------
               Kelly M. Urso



                                       *BY:           /S/ RALPH BARTEL
                                            ------------------------------------
                                                         Ralph Bartel
                                                      Attorney-in-fact

                                  EXHIBIT INDEX

      Exhibit
      Number                      Description

        2.1 Merger Agreement, dated January 19, 2001, between Travelzoo.com Corporation and Travelzoo Inc. (Incorporated by reference to Annex A to the Proxy Statement and Prospectus included in this Registration Statement)

        3.1 Certificate of Incorporation of Travelzoo Inc. (Incorporated by reference to Annex B to the Proxy Statement and Prospectus included in this Registration Statement)

        3.2     By-laws of Travelzoo Inc.  (Incorporated by reference to Annex C
                to  the  Proxy   Statement  and  Prospectus   included  in  this
                Registration Statement)


        5.1     Opinion of Bryan Cave LLP, counsel to Travelzoo Inc.

        8.1     Opinion of Bryan Cave LLP regarding tax matters


        10.1 Employment Agreement, dated as of April 1, 2000, between Travelzoo Bahamas and Ralph Bartel+

        10.2 Stock Option Agreement dated January 22, 2001, between Ralph Bartel and Travelzoo Inc.+


        10.3 Letter Agreement, dated October 10, 1998, between Travelzoo.com Corporation and Silicon Channels Corporation+

        10.4 Service Agreement, dated January 2, 1999, between Travelzoo.com Corporation and Silicon Channels Corporation+

        10.5    Form of Director and Officer Indemnification Agreement+


        21.1    List of Subsidiaries of Travelzoo.com Corporation+

        21.2    List of Subsidiaries of Travelzoo Inc.+

        23.1    Consent of KPMG LLP

        23.2    Consent of The Mentor Group


        23.3    Consent of Bryan Cave LLP (included in Exhibit 5.1)


        24.1    Power of Attorney (included on signature page)+

     --------------
     + Previously filed.